As filed with the Securities and Exchange
Commission on October 28, 2005                       Registration No. 333-125428
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ADVANCE NANOTECH, INC.
                 (Name of small business issuer in its charter)


          Colorado                                            6799
 (State or jurisdiction of                              (Primary Standard
incorporation or organization)                       Classification Code Number)

                                   82-0379959
                        (IRS Employer Identification No.)

                        600 Lexington Avenue, 29th Floor
                            New York, New York 10022
                                 (212) 583-0080
          (Address and telephone number of principal executive offices and principal place of business)

                                 Magnus Gittins
                        600 Lexington Avenue, 29th Floor
                            New York, New York 10022
                                 (212) 583-0080
           (Name, address, and telephone number of agent for service)

                          Copies of communications to:
                            L. STEPHEN ALBRIGHT, ESQ.
                       17337 Ventura Boulevard, Suite 208
                            Encino, California 91316
                                 (818) 789-0779

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                  PROPOSED MAXIMUM       PROPOSED
            TITLE OF SECURITIES                  AMOUNT TO BE      OFFERING PRICE    MAXIMUM AGGREGATE      AMOUNT OF
              TO BE REGISTERED                    REGISTERED        PER SHARE (1)     OFFERING PRICE     REGISTRATION FEE
-------------------------------------------      ------------     ----------------   -----------------   ----------------
Common Stock issued pursuant to the first
private placement..........................        9,960,250            $5.98         $ 59,562,295.00       $  7,010.50
-------------------------------------------      ------------     ----------------   -----------------   ----------------
Common Stock underlying warrants issued in         5,875,902            $5.98         $ 35,137,893.96       $  4,135.70
conjunction with the first private
placement of common stock..................
-------------------------------------------      ------------     ----------------   -----------------   ----------------
Common Stock issued pursuant to the second
private placement..........................        1,818,400            $5.98         $ 10,874,032.00       $  1,280.00
-------------------------------------------      ------------     ----------------   -----------------   ----------------
Common Stock underlying warrants issued in
conjunction with the second private
placement of common stock..................          998,290            $5.98         $  5,969,774.20       $    702.60
-------------------------------------------      ------------     ----------------   -----------------   ----------------
Additional Common Stock to be registered...        7,652,532            $5.98         $ 45,762,141.36       $  5,386.20
-------------------------------------------      ------------     ----------------   -----------------   ----------------
    TOTAL                                         26,305,374                          $157,306,136.52       $ 18,515.00*
                                                 ============                        =================   ================
----------

*Previously paid.

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on May 16, 2005. Total Filing Fee is $18,515.00.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                  Dated: October 28, 2005 Subject to Completion

                        26,305,374 SHARES OF COMMON STOCK
                             ADVANCE NANOTECH, INC.

We have prepared this prospectus to allow certain of our current stockholders to sell up to 26,305,374 shares of our common stock. We are not selling any shares of common stock under this prospectus. The shares of common stock that we are registering for resale include: (i) 9,960,250 shares of common stock which were issued to investors in a first private placement offering which closed on January 20, January 26, and February 2, 2005 (collectively the "First Private Placement"): (ii) warrants to purchase one additional share of common stock for every two shares of common stock purchased in the Private Placement for a total of 4,980,126 warrants to purchase up to 4,980,126 shares of common stock (the "First Warrants"): and, (iii) 895,776 warrants issued to the placement agents who facilitated the Private Placement to purchase up to 895,776 shares of common stock (the "First Placement Warrants"). Additionally, shares of common stock that we are registering for resale include: (i) 1,818,400 shares of common stock which were issued to investors in a second private placement offering which closed on February 28 and March 24, 2005 (collectively the "Second Private Placement"): (ii) warrants to purchase one additional share of common stock for every two shares of common stock purchased in the Private Placement for a total of 909,200 warrants to purchase up to 909,200 shares of common stock (the "Second Warrants"): and, (iii) 89,090 warrants issued to the placement agents who facilitated the Private Placement to purchase up to 89,090 shares of common stock (the "Second Placement Warrants"). Lastly, shares of common stock that we are registering for resale include: (i) 7,652,532 shares of common stock owned by shareholders with "piggy back" registration rights. The Selling Shareholders listed on page 35 may sell these shares from time to time after this Registration Statement is declared effective by the Securities & Exchange Commission.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling stockholders.

We will not receive any proceeds from the sale of the shares by the Selling Shareholders. However, the exercise price for the First and Second Warrants is $3.00 per share, subject to adjustment, and the exercise price for the First and Second Placement Warrants is $2.00 per share. Accordingly, assuming the exercise of all outstanding First and Second Warrants, absent any adjustment, we would receive $17,667,978 and assuming the exercise of all outstanding First and Second Placement Warrants, absent any adjustment, we would receive $1,969,732 for an aggregate total of $19,637,710. Adjustments in the Warrants and Placement Warrants will be made in the event of: (i) stock dividends or distributions;
(ii) subdivision, reclassification or reorganization of outstanding shares into a great number of shares; (iii) combination, reclassification or reorganization of outstanding shares into a smaller number of shares; (iv) or, issuance, by reclassification of our common stock or other reorganization of our common stock. Notwithstanding these adjustments, the gross amount of proceeds generated from the exercise of the Warrants and Placement Warrants will not change.

We cannot know how many warrants the selling shareholders will exercise their warrants or, if so exercised, that they will sell them to the public. Depending upon the amount of proceeds generated by this offering, we plan to use most of the proceeds for general working capital to pay administrative and general expenses. We estimate the expenses of this offering, such as printing, legal, and accounting will be approximately $100,000.

Our common stock is quoted on the OTC Bulletin Board under the symbol "AVNA.OB." On October 24, 2005 the last reported sales price of our common stock as reported by the OTC Bulletin Board was $6.05 per share.

We urge you to read carefully the "Risk Factors" section beginning on page 25 where we describe specific risks associated with an investment in Advance Nanotech, Inc. and these securities before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2005.

                                TABLE OF CONTENTS

PART I                                                                      PAGE
                                                                            ----

Prospectus Summary  .........................................................  5
Risk Factors  ............................................................... 25
Disclosure Regarding Forward Looking Statements  ............................ 33
Use of Proceeds  ............................................................ 34
Determination of Offering Price  ............................................ 34
Dilution  ................................................................... 34
Selling Stockholders  ....................................................... 34
Plan of Distribution  ....................................................... 68
Legal Proceedings  .......................................................... 70
Management  ................................................................. 70
Security Ownership of Certain Beneficial Owners & Management ................ 71
Description of Securities  .................................................. 72
Experts  .................................................................... 73
Disclosure of Commission Position on Indemnification for Securities
   Act Liabilities  ......................................................... 73
Description of Business  .................................................... 74
Management's Discussion and Analysis or Plan of Operation  .................. 88
Description of Property  .................................................... 90
Certain Relationships and Related Transactions .............................. 90
Market for Common Equity and Related Stockholder Matters  ................... 90
Executive Compensation ...................................................... 91
Changes and Disagreements with Accountants on Accounting and Financial
   Disclosures .............................................................. 91
Financial Information ......................................... F-1 through F-27

PART II

Indemnification of Directors and Officers  ..................................  i
Other Expenses of Issuance and Distribution .................................  i
Recent Sales of Unregistered Securities ..................................... ii
Exhibits  ................................................................... ii
Undertakings ................................................................iii

Back Cover of Prospectus .......................................(no page number)



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

CORPORATE INFORMATION/BACKGROUND

Our principal executive offices are located at 600 Lexington Avenue, 29th Floor New York, New York 10022 and our phone number, including area code is (212) 583-0080.

Advance Nanotech Inc. ("ANI"), a Delaware corporation formed on August 17, 2004, merged with Artwork and Beyond, Inc. ("Artwork"), a Colorado corporation, effective October 1, 2004 in a transaction accounted for as a reverse merger, which resulted in the operations of ANI continuing in the capital structure of Artwork and the operations of Artwork being transferred to its previous owners. ANI's shareholders exchanged all their 20,000,000 shares of common stock outstanding for 70,000,000 shares of newly issued Artwork common stock and a further 1,910,000,000 shares. Immediately prior to the merger, Artwork had 17,344,568 shares of its common stock outstanding; accordingly, after the merger, there were 87,344,568 shares of common stock outstanding owned 80% by ANI's shareholders and 20% by Artwork's shareholders. On October 5, 2004, the new Board of Directors approved (1) the issuance of 1,910,000 shares of common stock to ANI's shareholders (2) the change of the issuer's name to Advance Nanotech, Inc. and (3) a one for 100 reverse stock split that resulted in an aggregate of 19,552,778 post split shares outstanding, owned 99% by ANI's previous shareholders and 1% by Artwork's previous shareholders. The acquisition resulted in ANI's management and Board of Directors assuming operational control of the Company. ANI owns all the issued and outstanding shares of Advance Nanotech Limited ("ANL"), a UK company, which in turn owns 55% of Bio-Nano
Sensium Technologies, Ltd (formerly Imperial Nanotech Ltd), 75% of Nano Solutions Limited, , and all the outstanding shares of the following inactive UK companies: Nano Devices Limited, Nano Solutions Limited, Intelligent Materials Limited, Biostorage Limited, Nano Electronics Limited, Nanolabs Limited, Nano Biosystems Limited, Cambridge Nanotechnology Limited, Nano Photonics Limited, NanoFED Limited, Inovus Materials Limited, Advance Proteomics Limited, Nano Diagnostics Limited, Exiguus Technologies Limited, Visus Nanotech Limited,
Intelligent Biosensors Limited, Econanotech Limited, Nanocomposites Limited, Nanovindex Limited, NanoOptics Limited. Advance Nanotech, Inc., owns 63.6% of the outstanding shares of Owlstone Nanotech, Inc., a research and development company which has conducted all of the operations for the period reported on and 90% of Advance Nanotech (Singapore) Pte. Ltd., which in turn owns 10.83% of Singular ID Pte Limited, a company incorporated in Singapore

DESCRIPTION OF BUSINESS.

Unless otherwise noted, (1) the term "Advance" refers to Advance Nanotech, Inc., a Colorado corporation formerly known as Artwork & Beyond, Inc., (2) the terms "Advance," the "Company," "we," "us," and "our," refer to the ongoing business operations of Advance Nanotech and its subsidiaries, whether conducted through Advance Nanotech or a subsidiary of the company, (3) the terms "Common Stock" and "stockholder(s)" refer to Advance Nanotech's common stock and the holders of that stock, respectively, and (4) the term "Warrant" refers to warrants to purchase Company Common Stock.

FORWARD LOOKING STATEMENTS

Some of the statements in this report constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievements to be significantly different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by the use of the words "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this report to conform them to actual results.

OVERVIEW

Advance Nanotech Inc. ("Advance") is a company that specializes in the acquisition and commercialization of nanotechnologies, which have the potential for substantial commercial value. We hold majority equity interests in each of our subsidiaries. We focus on three nanotechnology sectors, namely: electronics, biopharma and materials, sectors the US National Science Foundation calculate to have an $850bn value within 10 years. Our strategy utilizes a network of resources to accelerate the development of multiple early-stage University research programs to marketable products for potentially valuable markets. We believe that this creates a lower-risk business model since our network enables a timely and cost-effective passage from proof of concept to commercialization, at which point the products developed may be licensed to industrial partners.

The Company's principal executive offices are located at 600 Lexington Avenue, 29th Floor New York, New York 10022 and its telephone number is (212) 583-0080.

NATURE OF BUSINESS

The Company specializes in the research and development of nanotechnology through acquisitions of and collaborations with others. Nanotechnology is science, at the atomic or molecular level that is expected to make most products lighter, stronger, less expensive and more precise. The Company's interests are focused in three nanotechnology areas, namely: electronics, biopharma and materials. The Company's development network creates an opportunity to advance the development of University research-programs. The Company's business strategy is to develop its existing nanotechnology product candidates, acquire additional early-mid stage product candidates in the electronics, biopharma, and materials sectors, selectively license its technology and establish strategic collaborations to advance its product pipeline.

Leading Universities, across the world, are generating pioneering research in the nanotechnology area. This research is typically funded by government grants or under contract by large industrial businesses. There are many research projects which offer the potential for commercialization, in valuable markets, and yet are under resourced due to a lack of funding. We have identified an opportunity to fund multiple, early-stage nanotechnology research programs within leading universities, as the first and crucial step in developing and commercializing new products. This commitment to invest, bridges the gap between leading, patented innovation and the capital markets.

We possess formal collaborations with globally respected academic institutions such as the Universities of Cambridge and Bristol, and Imperial College London, who provide the critical mass of expertise necessary to undertake pioneering nanotechnology research that may lead to successful product development.
Additionally, we are a strategic partner in the new Centre for Advanced Photonics and Electronics at the University of Cambridge along-side large industrial businesses such as Dow Corning, ALPS, and Marconi.

Every research program that we invest in must be developing product for a market worth at least $200 million, must have a credible path to commercialization, not exceeding five years, and must have a protection strategy for intellectual property. The final technology must also promise significant cost and feature benefits over existing technologies.

Advance has put in place partnerships with mass production and fabrication sources, enabling technology partners and leading experts in the field of nanotechnology, so that promising research can be accelerated to the marketplace as quickly as possible.

Advance Nanotech's business model is to form businesses around each technology research program. This provides us with a structured business entity into which we can apply additional resources to commercialize the technology being developed, whilst retaining the flexibility to commercialize in the most value-generating way for our shareholders. We provide our subsidiaries with financial, administrative, corporate and strategic resources. We believe that this business model will enable each research team at each University to maintain focus on the specific technology that they are developing and each management team to focus on specific markets, increasing the likelihood of successful technological development and commercialization.

Advance Nanotech's mission is to introduce new products into new markets, creating new expectations.

WHAT IS NANOTECHNOLOGY?

Not limited to any one discipline of science, nanotechnology is simply defined as the design, characterization, production and application of structures, devices, and systems measuring between 1 and 100 nanometers. A nanometer is a billionth of a meter, approximately 80,000 times smaller than the width of a human hair. At the nanoscale, the ratio between surface area and volume rises, causing materials to defy their conventional properties, instead exhibiting unique and often unparalleled characteristics. It is the application of nanotechnology that is reshaping our approach to science and industry and is becoming increasingly important to business. Existing micro technology, a scale larger than nanotechnology, is rapidly approaching a technological "ceiling." With unrelenting demands from businesses and consumers, micro technology will soon be incapable of meeting industry needs. Nanotechnology promises to maintain the pace of technological advancement, and, in turn, facilitate the creation of new structures with unrivalled properties and functions. The development of nanotechnology-enabled products requires cross-disciplinary expertise. This presents challenges to traditional research and development, particularly within corporations. As a result, there has been an increasing commercial interest in the broad nature of university research.

COMMERCIALIZING INNOVATION

Advance Nanotech provides a product-focused, fast-track commercialization path for innovative nanotechnology. We bridge the gap between pioneering research and marketable products through unique partnerships with leading Universities throughout the World.

Nanotech-scale products have been in use for several decades, largely in materials applications. Recent developments in power and communications technologies have "shrunken" and made cost-effective the enabling technologies required to produce "high-value" products in the form of complete nanotech devices.

The technological ceiling of micro-scale technologies, evidenced by "Moore's Law" for example, has distracted business research efforts away from newer technologies, such as nanotech. This has created an innovation opportunity for universities for which their well structured and infrastructure rich facilities are best suited.

With additional enabling technologies now available, a "where next?" opportunity exists to replenish the product pipelines of big industry via licensing or co-developing leading nanotechnology. We believe that we are well positioned to take advantage of the increasing interest in nanotechnology, and are developing a portfolio of nanotechnologies that is sufficiently broad to mitigate investor risk and provide multiple opportunities for success.

COST EFFECTIVE PRODUCT DEVELOPMENT

Our technology development within the University environment ensures a cost advantage as it guarantees predictability of development costs, minimal equipment expense, and access to intellectual capital. With the University working on developing the technology, we, in parallel, begin the process of commercializing the results. We use our network of financial resources and management expertise to begin discussions with future industrial partners that would be interested in licensing later-stage technologies.

BRIDGING THE INNOVATION GAP

There is increased interest, from industrial businesses and financial communities, for later-stage products which can be readily incorporated into existing product lines. This has created an "Innovation Gap" between nanotech research and licensable product. We have developed a process for facilitating the development of new technologies and "bridging" this gap in a low-cost, low-risk, expedited manner. As part of the assessment process we employ for new technologies, all projects must meet the following criteria:

o Development of technologies for markets with a value of at least $200 million

o        A credible path to commercialization not exceeding five years

o An intellectual property strategy grounded in one or more patent applications

o        Multiple cost-benefits over current technologies

DEVELOPMENT NETWORK

We have a strong scientific and commercial network. Our network provides a framework of supportive services which we use to advance the commercialization of our investments. We have partnerships with intellectual property experts, mass production and fabrication sources, enabling technology partners, leading Universities and an active scientific advisory board, comprising leading experts in the field. Our network assists in attuning individual research programs to our development model of accelerated product commercialization.

DEVELOPMENT STRATEGY

Our  subsidiaries  are  grouped  into  three   nanotechnology   areas,   namely:
electronics, biopharma and materials.

Each research program that we invest in must be developing product for a market with a minimum market value of $200 million, a credible path to commercialization, which must not exceed five years, and have a protection strategy for intellectual property.

Our University research programs are directed towards new product creation. Our relationships with Universities are formalized within a subsidiary company, incorporated for this specific purpose. As the Universities take the first steps in new product development, we, in parallel, begin the task of commercializing the results.

Each subsidiary is developing a technology, where the development of that technology has been outsourced to a university. Hence, while the University is developing the product within the low cost environment that it provides, we apply additional resources to the subsidiary to commercialize the results. We have created a model which minimizes risk. We take a cautious approach to applying additional capital to only those technologies which mature within the university environment. Once they are sufficiently proven we apply additional resources to the subsidiary, as in the case of Owlstone Limited, to execute the commercialization in the most productive manner. In doing so we minimize our investors risk by not "staking the company" on any particular technology. Rather, we aim to offer a broad, low-cost portfolio of technologies. That is the most cost-effective and low-risk model to engage with an emerging industry such as nanotechnology.

Once a subsidiary company's product pipeline is sufficiently developed, it is then at the stage where further funding from capital markets can be sourced.

The financial community is predominantly interested in "later-stage" products. We utilize our infrastructure and expertise to accelerate the development of multiple early stage research programs to "pre-commercialization/ready for market status." This process results in substantial value being created at each stage of development. Extensive relationships with academic institutions and industry provide multiple opportunities. At any time we are assessing over thirty individual research programs for investment consideration.

Currently, operations conducted by Advance Nanotech and its subsidiaries consist of primarily technological research and development. It could take a long time to bring products to market, and success is uncertain. We can give no assurances that research and development being conducted by Advance Nanotech or any of its subsidiaries will generate any revenue or profits. See "Risk Factors" for additional information on the risks and uncertainties associated with Advance Nanotech's business.

As of October 24, 2005, Advance Nanotech had 9 employees, all of whom were full time.

THE NANOTECHNOLOGY OPPORTUNITY

MARKET ESTIMATES

The National Science Foundation (NSF) estimates the worldwide impact of nanotechnologies and products to total $1 trillion per by 2015. The NSF breaks the estimate down by sector as follows: $340 billion/year in materials beyond chemistry; $300 billion/year in electronics; $180 billion/year in pharmaceuticals; $100 billion/year in chemicals (including catalysts); $70 billion/year in aerospace applications; and $22 billion/year in nanotech tools. The NSF also estimates the nanotechnology industry will require up to 2 million employees worldwide.

GOVERNMENTAL SUPPORT

Governments have made research and development of nanotechnology a priority. Lux Research reports in its Nanotech Report 2004 that governments worldwide will invest more than $4.6 billion in nanotechnology research and development in 2004. It estimates that North America will contribute $1.6 billion, Asia $1.6 billion, Europe $1.3 billion, and the rest of the world the remaining $133 million.

The National Nanotechnology Initiative, begun under President Clinton's administration with an allocation of $422 million, was awarded $3.7 billion to be allocated over four years in December 2003 when the United States government adopted the 21st Century Nanotechnology Research Act. The Act/Initiative will now be a line item in each year's federal budget.

The Nanotech Report details that the U.S. governments awards over 2,500 grants within 300 academic organizations. Additionally, governments on the state level are lending support. The state of New York allocated $200 million on nanotechnology research and development in 2004. This amount is greater than that spent by China, India and Israel combined.

CORPORATE & START-UP ACTIVITY

It is estimated that corporations will spend more than $3.8 billion globally on nanotechnology research and development. Lux Research allocates this spending as follows: North America companies $1.7 billion; Asian companies $1.4 billion; and European companies $650 million.

With 63% of the 30 companies that comprise the Dow Jones Industrial Average currently funding nanotechnology research and development, it is difficult to ignore the shift towards giving attention to the nanoscale. Examples of corporate nanotechnology efforts include: Chevron's subsidiary Molecular Diamond Technologies, Volkswagen's partnership with ApNano, Elan's licensing of NanoCrystal to Roche, and DuPont's licensing of Nanomix's nonmaterial technology for display use.

Nanotechnology-geared start-ups numbered near 1,200. More than half of these operate from within the United States. Lux Research reports that 109 nanotech startups have received venture capital funding since 1998, with a total of $1.1 billion in financing. With obvious market leaders, 22% of nanotechology's venture capital funding has been received by five nanotech startups. These include: Catalytic Solutions, Nanosys, Quantum Dot, Molecular Imprints, and Frontier Carbon.

NANOTECHNOLOGY AT MARKET

A total of 88,546 nanotechnology patents were registered with the U.S. Patent and Trademark Office between 1976 and 2002. Of this total, the countries receiving the most patent assignments were the United States with 64%, Japan with 9% and France with 2%. It is openly acknowledged by industry analysts that patent protection and overlap issues may plague nanotechnology.

Several nano-enabled products have made their market debut, including, Babolat tennis rackets that have been lightened and strengthened by nanotubes, bandages from NuCryst that utilize nanocrystalline silver to kill microbes, and sunscreen marketed by Nanophase that has been enhanced with titanium dioxide nanoparticles. Other nanoproducts include: Nano-tex fabrics, nanostructured ceramic coatings, and organic LED screens.

UNIVERSITY RESEARCH

The development of nanotechnology-enabled products requires cross-disciplinary expertise. This presents challenges to traditional research and development - particularly within corporations, and has resulted in an increasing commercial interest in the broad research interests of Universities.

Universities are independently, or through joined forces and resources with government, industry and other universities, opening nanotechnology centers or divisions. Examples include Columbia University's Center for Nanostructured Materials, Cornell University's Nanobiotechnology Center, Northwestern University's Institute for Nanotechnology and Rice University's Center for Nanoscale Science and Technology. Recent university commitments to nanotechnology research include, the University of Virginia's ground breaking on a $28 million nanotech center and Georgia Tech's receipt of a $36 million pledge for a nanotechnology research center.

There are more than 200 academic programs in nanotechnology in the United States and at least another 100 internationally. Lux Research estimates that nearly 100% of U.S. based university engineering programs have instituted a nanoscience-related curriculum. More than 7,000 advanced degrees in a nanoscience discipline have been awarded since 2000.

Increasingly we see cross-disciplinary institutes being formed that cut across traditional scientific disciplines. The scientific driver behind this is typically that the old way of distinguishing physics from chemistry from biology etcetera no longer fits the increasingly integrated nature of university research - nanotechnology is just one such example of this new convergence in practice. The commercial reason behind this change is that Universities are re-evaluating their position in the "supply-chain" of new technologies. Universities are investing large sums of money in state of the art facilities which rival those offered in the private sector. Having invested large amounts of resources in understanding the science behind nanotechnology, universities are increasingly interested in generating value from its commercialization. For example, the Institute for Biomedical Engineering (Imperial College, London) has a set of commercial criteria by which new projects are assessed before they are accepted for continued development. In addition this facility draws on a network of commercial partners which it uses to direct its efforts to introduce, not science, but technologies with real commercial value and purpose. The same is true across the world - MIT has its own MEMS Laboratory for instance and the University of California is developing its own CNSI (California NanoSystems Institute). We can draw on the existing strengths of universities, namely scale, infrastructure, personnel, support services, and the new change in approach towards developing real technologies that impact peoples lives.

SUBSIDIARIES & INVESTMENTS

As of October 24, 2005, we possessed controlling interests in the following companies. All of these companies are incorporated in the UK and which we operate as majority-owned subsidiaries, and are held by Advance Nanotech
Limited, a UK company, wholly owned by Advance Nanotech, Inc., with the exception of Owlstone Nanotech, Inc., a company incorporated in the state of Delaware in which our 63.60% interest is held by Advance Nanotech, Inc., and Advance Nanotech (Singapore) Pte. Ltd., in which our 90% interest is held by Advance Nanotech, Inc. Advance Nanotech (Singapore) Pte. Ltd. in turn owns 10.83% of Singular ID Pte Limited, a company incorporated in Singapore.


SUBSIDIARY                             %OWNERSHIP      TECHNOLOGY FOCUS
----------                             ----------      ----------------

ADVANCE NANOTECH LIMITED                   100%        PARENT COMPANY OF
                                                       ELECTRONICS

Owlstone Nanotech, Inc.                  63.60%        Chemical sensors
Nano Electronics Limited                   100%        Micro-fluidics
Cambridge Nanotechnology Limited           100%        Flexible displays

NanoOptics Limited                         100%        Optical electronics
Nano Photonics Limited                     100%        Liquid crystal displays
Nano Devices Limited                       100%        Optical electronics

BIOPHARMA

Bio-Nano Sensium Technologies Limited       55%        Medical sensors
Advanced Proteomics Limited                 75%*       Drug discovery
Intelligent Biosensors Limited              75%*       Neurological sensing
NanoVindex Limited                          75%*       Drug delivery
Nano Diagnostics Limited                    75%*       Stroke detection
Visus Nanotech Limited                      75%*       Retinal prosthesis

MATERIALS

NanoFED Limited                            100%        Field emission displays
Econanotech Limited                         75%*       Biodegradable composites
Nanocomposites Limited                      75%*       Titania nanocomposites
Intelligent Materials Limited              100%        Molecular sieves
Inovus Materials Limited                   100%        Holographic technologies
Exiguus Technologies Limited               100%        Plastic conductors

OTHER

Nano Solutions Limited                      75%*       Contracting party with
                                                       Imperial College, per
                                                       collaboration agreement
                                                       of October 22, 2004
Nano Biosystems Limited                    100%        DORMANT
BioStorage Limited                         100%        DORMANT
NanoLabs Limited                           100%        DORMANT
Singular ID Pte Limited                  10.83%        Tagging and asset control
Advance Nanotech (Singapore) Pte Ltd.       90%        Asian operations of
                                                       Advance Nanotech

----------
* On October 22, 2004 Advance Nanotech, Inc., subsidiary Nano Solutions Limited, entered into a research collaboration agreement with Imperial College, London, to provide $6.25 million for the development of bio-nanotechnologies, predominantly in the healthcare devices sector over the course of the next three years. This collaboration comprises seven technologies. Nano Solutions Limited possesses the right to re-assign its technology rights for each project to any subsidiary within the Company's control. As part of its on-going efforts to work to commercialize the outputs of these programs, the Company has re-assigned each program to a subsidiary company, newly incorporated for the purposes of the continued development of that particular technology. As part of the transaction, Imperial Innovations Limited, a subsidiary of Imperial College, received 25% of the equity in Nano Solutions Limited. The equity ownership of Advance Nanotech Inc., in those subsidiaries to which the technology rights have been assigned has been adjusted to reflect Imperial Innovations Limited 25% ownership of those entities. Advance Nanotech possesses an exclusive world-wide license for all intellectual property generated as result of this effort.

With the exception of Owlstone Nanotech, Inc. and Bio-Nano Sensium Technologies Limited, each subsidiary has been specifically incorporated with the purpose of commercializing a particular University collaborative program. The collaborative agreements which Advance Nanotech strikes with a particular University will often include multiple research programs around a particular theme. Advance Nanotech has the right to re-assign those research programs to any of its subsidiaries. This allows Advance Nanotech to apply additional resources to assist in the development and commercialization of the technology, whilst retaining flexibility as to the most value-generating route for commercialization. Additionally, the incorporation of these entities allows Advance Nanotech to build out management teams for each subsidiary as the development of the technology proves successful within the University environment.

ADVANCE NANOTECH LIMITED ("ANL")

ANL is the UK operating Company of the group. ANL identifies nanotechnology products and technologies for acquisition and subsequent commercialization.

BIO-NANO SENSIUM TECHNOLOGIES LIMITED

Bio-Nano Sensium Technologies is a joint venture company established by Advance Nanotech and Toumaz Technology Limited, a leading developer of silicon devices that operate at power levels up to one hundred times less than other state-of-the-art components. Originally formed in 2000 as a spinout from Imperial College, London, by Professor Chris Toumazou and Keith Errey, Toumaz is located in Oxfordshire, UK and employs over 20 researchers. The Sensium is an enabling technology which provides an ultra low power sensor and information processor. The Sensium is an ideal platform for the next generation of implantable bio monitors which use nanotechnology and wireless communications to monitor and report on medical conditions, such as vital signs, on a continuous basis from within the body itself.

Such monitors will take healthcare to the next level of preventative medicine, where systems diagnose and treat medical conditions. This joint venture company has the exclusive rights to exploit the Sensium in all bio-nano markets and for every company within the Advance Nanotech portfolio. Not only does the Sensium offer immediate competitive advantage to Advance Nanotech companies as a valuable differentiator, but it provides a platform technology which will enable safe bio-nanostructured devices such as cardiac monitoring within an overall sensing market projected to be worth $50.6 billion in 2008.

TECHNOLOGY

The Sensium is a generic wireless sensor and information processor combining a programmable sensor interface with local intelligence using the proprietary ultra-low power nano-CMOS based systems technology of Toumaz Technology Ltd. The Sensium has an ultra-low power transceiver platform that can be programmed to operate in different frequency bands and under various standard wireless platforms. The Sensium offers a nano-powered computing and, communication device, sensor, and power source in a single silicon package. This technology is ideal for integration with bio-nanosystems, where final product devices must be small, low power, possess on-board processing capability and incorporate wireless communications.

Digital processing devices and architectures are widespread and are used throughout the communications and computing industries. However, the computational complexity and low power consumption demanded by many proposed new products, such as hand held computers (PDA's), ultra low power radio devices, body worn or implanted monitors and so on, cannot be achieved by simply making bigger and faster digital chips. In contrast, analogue processing can achieve high levels of computational complexity at significantly reduced power levels. However, the multi-dimensional nature and perceived difficulty of analogue integrated circuit design has generally inhibited the development of analogue processors and architectures. Toumaz Technology is focused on the development and exploitation of advanced mixed signal (AMxTM) semiconductors that use digital elements to dynamically reconfigure, control, monitor and calibrate functional analogue processing blocks. This structure allows these processing blocks to be re-useable design elements or IP blocks in signal processing and low power radio systems. The wider use of analogue processing techniques has been hindered by the lack of such building blocks.

While there is no assertion that this new low power mixed signal technology will replace digital processing in general, it will be applicable to a wide range of situations wherever low power is an essential design concern. Target markets include portable or autonomous battery operated devices. Example products include mobile communications devices, multi-standard wireless transceivers, MP3 players, security tags, smart cards and sensors and monitoring devices, particularly those used for medical/health and military/aerospace applications.

Sensium Technologies is integrating the ultra-low power AMx(TM) processing with low power wireless systems for bionanotechnology products. Low power AMx baseband solutions will enable Sensium Technologies to offer complete chip sets to customers with unprecedented low power consumption while maintaining consumer level pricing. The integration of Toumaz nanopower-low power wireless, ultra-low power signal processing, sensors and power source into a single silicon package will be the first true example of "ubiquitous silicon" and will play a central role in the developing concept of "ubiquitous computing". Healthcare related applications are everywhere, and the Sensium will be a vital platform technology for each one.

MARKET OPPORTUNITY

Intechno Consulting of Basle Switzerland forecasts that the worldwide non-military sensor market will be $50.6 billion in 2008 with highest demand and growth in motor vehicles, process industries and at the right price points, in consumer applications. The report then goes on to say: "Sensors based on MEMS technologies and smart sensors are at the focus of current sensor development. MEMS technologies allow to miniaturize sensors and, at the same time, to integrate their sensor elements with microelectronic functions in minimal space. Only MEMS technologies make it possible to mass produce sensors more and more cost-effectively while improving their functionality and miniaturizing them. The greatest progress in innovation will happen when MEMS technologies overlap with smart technologies. The main goal of smart sensor development is to improve the reliability and durability of these sensors and make them more easily adaptable to new functions and conditions during the operating phase. In addition to self-diagnostic capabilities, smart sensors can have the functions of self-calibration and self-adaptation." This is an excellent outline of the functions of the "Sensium" as a smart MEMS based, adaptable (or reconfigurable) sensor. The "Sensium" however has even greater functionality as a result of its inherent wireless connectivity.

The strategy of Sensium Technologies is to apply the Sensium to the burgeoning nanotechnology market in particular to the bio-nanotechnology segment where nano-power driven electronic systems with wireless communication capability will be ultra-important. The Sensium bionano application will provide the bridge for integrating bio-nano systems with existing microsystems and other technologies for technically and commercially feasible products. The resulting applications would multiply with the expected growth of the bionanotechnology in the pharmaceutical and medical devices industries.

SCIENTIFIC MANAGEMENT

Professor Chris Toumazou - Chris Toumazou, PhD, FIEEE is a Professor of Circuit Design in the Department of Electrical and Electronic Engineering, and Director of the Institute of Biomedical Engineering at Imperial College, London, U.K. His research interests include high frequency analogue integrated circuit design in bipolar, CMOS and SiGe technology for RF electronics and low-power electronics for biomedical applications. He has authored or co-authored some 300 publications in the field of analogue electronics and is a member of many professional committees. Dr. Toumazou has seven patents in the field of RF and low power electronics. Dr. Toumazou was the youngest Professor ever to be appointed at Imperial College at the age of 33. He is co-winner of the IEE 1991 Rayleigh Best Book Award for Analog IC Design: the Current-Mode Approach. He is also a recipient of the 1992 IEEE CAS Outstanding Young Author Award for his work on High Speed GaAs Op-amp Design. The IEEE is the main USA Electrical and Electronic Engineering Society. In January 2000 Dr. Toumazou was elected to the fellowship of the IEEE for contributions to current-mode analogue design. In 2003 Dr. Toumazou was invited to deliver the 2003 Royal Society Clifford Patterson Prize Lecture entitled "The Bionic man" for which he received a 2003 Royal Society Medal.

OWLSTONE NANOTECH, INC.

Owlstone was founded to commercialize miniaturized chemical detection technology developed at the University of Cambridge. Using micro and nanotechnology Owlstone will bring about a paradigm shift in the way chemical and explosive threats are detected both at home and abroad. The technology will drive down the cost and size of point detection systems and improve performance. Owlstone's vision is to have detection systems in every train, financial institution, government building, airport, stadium and any target at risk from chemical or explosive attack.

TECHNOLOGY

Owlstone is shrinking the full functionality of chemical warfare agent detectors using emerging nanofabrication techniques. Owlstone has adapted and extended these techniques to overcome the theoretical limitations and practical considerations that prevent conventional chemical detection products from being made smaller. By first quarter 2006, Owlstone anticipate that they will be generating production level volumes of miniature chemical sensors that can quickly and accurately carry out trace analysis of chemical warfare agents. The device is the size of a dime and costs 100 times less than the current commercially successful products. It is a "black box" system that can be directly embedded into current systems to extend their range of capabilities. It is small and inexpensive enough to be used in entirely new deployment scenarios. It has the capability to be flexibly updated with emerging chemical threats. Its generic detection capability will allow it to be used in a wide range of additional detection applications such as a diagnostic breath analyzer or an exhaust emissions controller.

MARKET OPPORTUNITY

Homeland Security is a major focus for governments across the globe. Recent atrocities have highlighted a critical need to protect government and business infrastructures, physical assets and the lives of millions against increasingly unconventional acts of terrorism. There is a current and growing demand for sensors to detect and hence protect against chemical and explosive threats. With systems costing upwards of several thousand dollars each, it is not viable to secure every government building and every train carriage. Nanotechnology is the enabling technology that will allow us to drive down the cost and size of integrated detection systems for widespread deployment. The chemical detection market is large and diverse both in terms of applications and competitors. Revenue forecasts for chemical warfare agent detectors have been upwardly revised several times over the last few years to reflect the current geopolitical climate and the emerging threat against unconventional targets. Owlstone technology is inherently suited to the application as it builds upon the most widely deployed detection technology in use by today's fighting forces. The physical basis of operation is already embedded into commercially successful products. The innovation lies in the combination of proven technology and the exploitation of emerging nanofabrication techniques. Owlstone's devices will act to displace existing systems as new deployment capabilities are exploited. It will become possible to put an Owlstone sensor on the lapel of a soldier, in the air vent of a government building or inside the carriage of a train. In-Stat MDR and Frost and Sullivan report the market for next generation chemical and biological sensors, including non-defense applications, will rise from $2.3bn in 2002 to nearly $4bn in 2007. Smiths Detection produces threat detection systems for military and domestic security applications. They reported revenues of (pound) 150m in fiscal year 2003. An analysis that assumes Smiths maintain a similar market share during the growth phase of the entire chemical detection market yields an estimated market size of $635m in point detection. This is based on the assumption that systems will be deployed in a conventional sense. Owlstone sensors greatly expand the application opportunity horizon and the associated possibilities will lead to new markets and revenues.

SCIENTIFIC MANAGEMENT

ANDREW KOEHL, CO-FOUNDER AND PRESIDENT, PRODUCTS

Mr. Koehl was Owlstone's founding CEO before moving into his role as President, Products in September 2005. He continues to share responsibility for Owlstone's day-to-day operations. Mr. Koehl is the inventor of the microchip spectrometer technology on which Owlstone has based its business, which he developed while a postgraduate at the University of Cambridge. He holds a B.S. in Electrical Engineering from the California Institute of Technology. He is currently on leave from the Ph.D. program at the University of Cambridge.

DAVID RUIZ-ALONSO, CO-FOUNDER AND PRESIDENT, TECHNOLOGY

Mr. Ruiz-Alonso put his PhD in superconductor modeling at Cambridge University on hold when he became one of the co-founders of Owlstone. He oversees, integrates and manages the various development threads of the Owlstone detection technology. Additionally he develops and assesses new ideas, which improve upon the core technology and broaden the product base. Mr. Ruiz-Alonso earned his bachelors and master's degree in engineering at the University of Valencia, where he took a double major in electronics and communications. He then spent a year as a graduate student at University of California, Berkeley, where he completed his Msc thesis.

BILLY BOYLE, CO-FOUNDER AND PRESIDENT, OPERATIONS

Since co-founding Owlstone, Mr. Boyle has been overseeing the development and implementation of the detection technology with nanotechnology foundry partners. He is also active in business development, demonstrating to partners how the Owlstone technology can used to realize a paradigm shift in detection applications and deployment scenarios. Mr. Boyle is heavily involved in the creation and realization of new technologies and IP. Prior to joining Owlstone Billy was a Research Associate in the Microsystems and Nanotech group at the University of Cambridge. In an academic / industry consortium he designed and developed silicon-opto hybrid devices for next generation telecoms systems. Mr. Boyle earned both a bachelor and master's degrees in engineering from the University of Cambridge.

DR. ASHLEY WILKS, RESEARCH AND DEVELOPMENT

Prior to joining Owlstone Dr. Wilks worked in research and development for Smiths Detection, the world's leading provider of X-ray and trace detection equipment. At Smiths, he worked with a team of scientists and engineers developing and testing systems for the detection of volatile organic compounds and toxic gases. Before Smiths, Dr. Wilks spent time at the UMIST Department of Instrumentation and Analytical Science teaching practical courses in instrumental techniques for chemical and biochemical analysis. Dr Wilks also worked with APS/Berk Pharmaceuticals where he played a principal role in analytical method development, having initially trained as a pharmaceutical analyst with Rhone-Poulenc Rorer. He holds a PhD and MSc from UMIST, Manchester and a BSc from the University of Surrey.

NANOFED LIMITED

Field Emission Displays ("FED") are new flat panel displays which offer a replacement to bulky Cathode Ray Tube ("CRT") displays. They operate in a similar way to CRTs with phosphors excited by electrons traveling in a vacuum. The difference is in the electron emitters. Instead of one gun spraying electrons, FEDs use millions of microscopically small electron-emitting cathodes which are matrix-addressed.

FED features:

o        high brightness

o        high efficiency

o        a wide viewing angle

o        fast response time for video viewing

o        perfect color quality

FEDs capitalize on the well-established cathode-anode-phosphor technology built into full-sized CRTs and use this in combination with the dot matrix cellular construction of LCDs. Instead of using a single bulky tube, FEDs use tiny "mini tubes" for each pixel. This allows it to be approximately the same size as an LCD screen. Since FEDs produce light only from the "on" pixels, power consumption is dependent on the display content. This is an improvement over LCDs, where all light is created by a backlight which is always on, regardless of the actual image on the screen. The LCD's backlight itself is a problem the FED doesn't have. Light from the backlight of an LCD passes through to the front of the display, through the liquid crystal matrix. It's transmissive, and the distance of the backlight to the front contributes to the narrow viewing angle. By contrast, an FED generates light from the front of the pixel, so the viewing angle is excellent, 160 degrees both vertically and horizontally.

TECHNOLOGY

Next generation semiconductor devices will become increasingly dependent upon nanoparticle systems, in addition to new methods for their fabrication that depart from conventional foundry-based waferstyle and thin film processing. Techniques such as electrodeposition, inkjet printing and fluidic assembly have already been identified as tools for assembling nanostructured materials. The advantages of nanoparticle-based device structures as compared with existing semiconductors are not only the reduced material and fabrication costs but also the ability to assemble them onto a much wider range of substrate materials. Single crystal diamond materials are now available commercially as nano-powders and are used extensively as abrasives and to reinforce polymers. However, these materials have not hitherto been considered as a possible starting material for forming semiconducting diamond thin films for use in FEDs.

NanoFED is producing an FED containing n-type nanodiamond. The lower fabrication cost and greatly increased performance of these devices will have a very significant impact upon the cost and performance of the next generation of electronic and opto electronic devices.

NanoFED's research efforts were expanded to include Nanolight, a new program to develop enhanced high-efficiency, low voltage FEDs. The first phase of the Nanolight program will evaluate the feasility of generating new low voltage phosphor coatings being developed by NanoFED. In the program's second stage, researchers will explore the potential of low-cost backlighting or large panel white light sources suitable for domestic applications.

MARKET OPPORTUNITY

Low voltage flat panel displays have a very wide range of potential applications including displays in cars and mobile phones, to high resolution computer and television screens for medical and military uses. The device is applicatory of the displays providing potential access to high volume/low margin consumer and low volume/high margin market segments. Furthermore, improved backlighting for LCD (which do not otherwise emit light) based upon field emission display technology would significantly increase the performance of existing devices, opening up further market opportunities. The market size for flat-screen displays is projected to rise from $55bn in 2004 to $145bn in 2012.

SCIENTIFIC MANAGEMENT

Dr Neil Fox - Dr. Fox holds a Senior Research Fellowship in Physics and Chemistry at the University of Bristol. He participated in a succession of research and development projects on new display technologies at Smiths Aerospace during the period 1991-2003. He was seconded to University of Bristol as an Industrial Fellow of the 1851 Royal Commission during 1995-1998, and has since maintained this association - bringing particular research expertise in the area of electron field emitter structures and their fabrication. He is currently leading a three year project, AEROFED, (involving, at its outset, the Universities of Bristol, and Bath, Brimar Ltd and Smiths Industries Aerospace), with the goal of producing a field emission device incorporating novel materials for the athode technology, such as conducting zinc oxide and nanodiamond.

Prof. David Cherns - Professor Cherns, leader of Nanolight program, was promoted to a Chair in Physics in 2001 and is currently Head of the Microstructures Group in the University of Bristol's Physics Department. He has 30 years experience in electron microscopy with interests in applying novel electron microscopy techniques to the analysis of defects and interfaces, particularly in semiconductors, to clarify microstructure/property relationships. He has developed new methods of imaging surface atomic steps, dislocations and interfaces. In recent work on GaN, he has used TEM to analyse a range of new defects, SEM cathodoluminescence to understand the optical properties of individual defects and electron holography to reveal for the first time the electronic properties of dislocations and interfaces. Among current grants, he holds a Royal Society/Wolfson refurbishment grant for a new Nanotechnology Laboratory for studies correlating the structure, optical and electrical properties of semiconductor and metal nanorods.

NANO ELECTRONICS LIMITED

Nano Electronics is applying its leading expertise in the production of functional oxide nanotubes to develop new approaches to emerging market technologies such as Ferroelectric Random Access Memory (FeRAM), for use in cellular phones and mobile devices, and micro-fluidics for such applications as drug delivery and ink jet printing heads. FeRAM represents a new paradigm in memory technologies. Using ferroelectric materials, FeRAM combines the high-speed and endurance of widely used dynamic and static random access memories with the ability to store information in the absence of power. The advantages of FeRAM compared to NOR-flash memory devices include SRAM like fast read and program response times, low power consumption and an immense number of non-volatile read and write cycles. This makes the technology well-suited for use in applications as diverse as game consoles, cellular phones, mobile products and IC cards.

TECHNOLOGY

Nano Electronics has developed a method of manufacturing fully ordered arrays of functional oxide nanotubes either embedded in semiconductor grade Si or as a free-standing array of discreet nanotubes. Tube dimensions are typically 400 nm to several microns in diameter, 100 microns in length, and have a wall thickness of less than 100 nm. Unlike other nanotubes, e.g. carbon or polymer nanotubes, these materials are electrically insulating oxides which display a number of useful properties including ferro-, piezo- and pyro-electricity. This makes them suitable for a number of micro-electronic and microelectromechanical-machine
(MEM) applications, particularly data memory and micro-fluidics.

CAMBRIDGE NANOTECHNOLOGY LIMITED

Flexible displays promise to enable new markets for the display industry. Such a display could, for example, be used to create a fully updatable newspaper which could be rolled up into a coat pocket. Flexible displays could also be used to create new cellular phones and other easily collapsible consume devices. The technical challenge thus far has been to translate the quality of picture experienced with liquid crystal displays into a flexible environment. Indium Tin Oxide (ITO) is the best available transparent conducting oxide (TCO). ITO on glass is a key material in the display industry and results in the rigid and inflexible displays common to most devices. There is a strong push towards flexible displays using polymer substrates. This requires a flexible transparent conductor. ITO fails this because it is brittle above 2% strain, whereas polymer substrates can be bent over. Developing such a composite is the only remaining barrier to the wide-spread commercialization of flexible displays.

TECHNOLOGY

Cambridge Nanotechnology is developing a flexible, transparent conducting composite. The Cambridge Nanotechnology composite will have a surface conductance of 30 ohm/sq and 90% transmission, making the composite similar in performance to Indium Tin Oxide, the industry standard commonly used in flat, fixed displays such as liquid crystal and organic light emitting diode displays.

NANOOPTICS LIMITED

Optical switching plays a major role in modern fiber-optic telecommunications systems. They are essential in optical add/drop, cross connect, and ring protection applications. Fiber-optic networks have dramatically accelerated the transmission of data on the Internet. But transmitting information from one high-speed network to another involves passing through slower, electronic switches and routers. Electronics do not afford the same speed of information conveyance that optics (light) do, and that gives rise to what has become referred to as the electronics bottleneck on the Internet. NanoOptics is using carbon nanotubes to make devices where light can switch with light, eliminating the need to go back and forth between light and electrons. You are always in the optical mode of the network. While today's electronic switches can perform ten billion operations per second, future optic switches may be able to relay a trillion operations per second.

TECHNOLOGY

NanoOptics is developing a fast optical switch, for use in optical fibers and in silicon-based optoelectronics, such as telecommunications equipment. It is intended that the NanoOptics optical switch/modulator will offer far superior performance to existing products.

NANO DEVICES LIMITED

Next generation optical networking requires higher performance non-linear optical devices and will soon migrate to all optical clock data recovery and pulse retiming and regeneration. The technical challenge is to extend the techniques developed for short pulse lasers into near infra-red required for telecommunications. Coupled with all optical routing, also enabled by non-linear optical materials, this paves the path to the true optical internet backbone. Optical devices based on Carbon nanotube (CNT) composites have demonstrated the potential to fulfill both of these needs.

TECHNOLOGY

Nano Devices is developing technologies to use nanowires in both optical applications and in high mobility transistors. Nanowires are one-dimensional structures, with unique electrical and optical properties. Nano Devices exploits the inherent order of nanowires in the assembly of transistor and optoelectronic devices.

NANO PHOTONICS LIMITED

Liquid Crystal Displays (LCD) are rapidly expanding their market position in computer monitors and TV's. Keys to future growth are low cost manufacturing, larger area displays, and increased viewing angle. Carbon nanotubes (CNT) have the potential to revolutionize the alignment requirements for LCD manufacturing, dramatically increasing yield and decreasing costs especially for large area displays. CNTs also have the potential to dramatically reduce the drive voltage requirements for LCD displays, opening up the possibility of much higher speed operation as required for 3D applications such as industrial design and high performance gaming.

TECHNOLOGY

Nano Photonics is using carbon nanotubes for novel applications in liquid crystal displays. The company is exploiting the benefits of carbon nanotubes to greatly improve the viewing experience of liquid crystal displays. Liquid Crystal (LC) Displays act by rotating the polarization of light by using liquid crystals. However, their contrast ratio could be improved. Nano Photonics is using CNTs to increase the contrast and lower drive voltage to greatly improve the viewing experience of liquid crystal displays.

ADVANCED PROTEOMICS LIMITED

Genes do not actually do anything themselves. They hold instructions for making proteins, and it's the proteins that actually perform functions in our bodies. Proteomics is the study of proteins, particularly their structures and functions. This term was coined to make an analogy with genomics, and is often viewed as the "next step". However proteomics is much more complicated than genomics. While the genome is a rather constant entity, the proteome is changing through its biochemical interactions with the genome. One organism will have radically different protein expression in different parts of its body and in different stages of its life cycle. Understanding proteins could lead to new advances in medicine and, theoretically, ways to enhance the bodies we are born with. With completion of a rough draft of the human genome, many researchers are now looking at how genes and proteins interact to form other proteins. A surprising finding of the Human Genome Project is that there are far fewer genes that code for proteins in the human genome than there are proteins in the human proteome (~33,000 genes vs. ~200,000 proteins).

TECHNOLOGY

Following the so-called "genomics revolution" it has become clear that a similar approach to measuring all of the proteins in a cell, along with their functional state, localization and time dependent changes will yield considerable insight into biological processes. Advanced Proteomics is developing a "toolkit" of nanoparticles based reagents that can be used in proteomics. Proteomics is an enabling science for drug discovery, diagnostics markets and life sciences research. The worldwide proteomics market is projected to grow to more than $2.5bn by 2008 with a compound annual growth rate (CAGR) of more than 14% for the next five years, with some areas showing substantially greater growth rates (Select Biosciences report, October 2003). The Advanced Proteomics "toolkit" will offer opportunities across the spectrum of the proteomics market, closing crucial gaps where existing methods are insufficient. It will provide a powerful technology for the development of future applications in this market.

INTELLIGENT BIOSENSORS LIMITED

There are many aspects of brain activity that can be monitored using electrodes on the scalp, and is a technique that is performed routinely for a variety of conditions such as epilepsy. There is an immense improvement in signal quality if the electrodes are placed subdurally and directly on the cortex of the brain, which is normally carried out during surgery. However, there are some immediate improvements that can be made to the external scalp and the internal subdural electrodes. It is common practice to have 32 or more external electrodes in the scalp EEG, requiring bulky wires and connection boxes. This causes difficulties and distress for the patient who would typically have to wear the system for 24 hours.

TECHNOLOGY

Intelligent BioSensors is investigating the development of low-power arrays for next-generation EEG (electroencelography) monitoring of epilepsy, using expertise in nano-powered electronic systems. These new systems may pave the way for greater mobility of the patient undergoing EEG monitoring using scalp electrodes, better detection of EEG signals from the brain cortex, and allow fully-implantable systems to help prevent seizures while patients go about their daily lives away from the hospital environment. The electronic interface being developed could be used for other brain implants and for the treatment of other neurological disorders.

NANOVINDEX LIMITED

Nanotechnologies have already begun to change the scale and methods of drug delivery and hold huge potential for future developments in this area. Nanotechnology can provide new formulations and routes for drug delivery that broaden their therapeutic potential enormously by allowing the delivery of new types of medicine to previously inaccessible sites in the body. Novel composites incorporating nanoparticles are particularly exciting for these applications. A key to gaining competitiveness within the market is to develop next generation composites which are extremely sensitive to a variety of environmental stimuli. NanoVindex aims to achieve this by utilizing expertise in rational peptide design to incorporate specific pH, enzymes and temperature triggers within the composites enabling a new level of control over the release of encapsulated drugs.

TECHNOLOGY

NanoVindex is seeking to develop a platform technology of nanoparticle-hydrogel composites for tailored drug delivery applications. The development shall leverage the research of Imperial College London in rational design of self-assembling peptide systems, control over the nanoscale organic/inorganic interface, and physiologically responsive bio-nano materials. Revenues to drug delivery companies were $1.3bn in 2002 and projected to increase to $6.7bn by 2012. With the focus evermore on emerging nanotechnologies and the improvements these may offer over more conventional systems, the market for new nanotechnologies in drug delivery is poised to be a multi-billion dollar arena. These technologies have the potential to revolutionize the pharmaceutical industry.

NANO DIAGNOSTICS LIMITED

Strokes are the third leading cause of death in most developed countries, as well as a leading cause of long term disability. Healthcare providers are recognizing the critical nature of the first few hours after the onset of a stroke. Thrombolytic therapy can be beneficial to patients suffering from ischaemic strokes but may have catastrophic consequences for patients with haemorrhagic stroke. There is therefore a need to differentiate between ischaemic and haemorrhagic stroke at the earliest possible time. Currently X-ray CT or magnetic resonance imaging is used for diagnosis but require the patient to reach a hospital facility delaying the imperative diagnosis.

TECHNOLOGY

Nano Diagnostics is developing a portable, low cost microwave system for detecting hemorrhagic events within the brain. The final system will include microwave hardware and algorithms that will detect the presence of intracranial hemorrhage. The technology will also incorporate wireless transmission technology so that paramedic staff may transmit diagnostic information to the hospital where the clinical decision regarding the administration of thrombolytic drugs could be made at the earliest opportunity.

VISUS NANOTECH LIMITED

The United Nations estimates the global aggregated costs of blindness to the world economy at $25billion with approximately 28 million individuals suffering from blindness. Visus Nanotech is developing a device that will offer a new paradigm approach for treating blind people worldwide - people who currently have no hope to see.

TECHNOLOGY

In many forms of blindness there is a pathological loss of the specialized light sensitive photoreceptors, however even in very advanced cases the output neurones that project to the visual areas of the brain remain intact and functional. We are endeavoring to develop a proprietary technology for retinal prostheses, combining expertise in ultra-low power imaging systems and molecular medicine. Our research is investigating the possibility of using optically active nanospheres to stimulate electrical responses in nerve cells. Unlike other prosthetic retina proposals, this device will make use of the intelligent circuitry that exists in the human retina. Visus Nanotech's production of an optically coupled retinal prosthetic device could represent a paradigm shift in the potential restoration of functional vision in a large population of the blind.

ECONANOTECH LIMITED

The composites industry (suppliers, original equipment manufacturers (OEM) as well as end users) is confronted with a major challenge in the coming years: How to deal with production and end-of-life waste? So far, end-of-life composite waste has generally been regarded as nonrecyclable. Landfill, that at present disposes of 98% of composite waste, will be banned (or become cost prohibitive) through new European waste legislation from 2005 onwards in most European Union states; options for waste incineration are limited due to the energy content of the material. The European Union (EU) end-of-life vehicles directive, applying to all passenger cars and light commercial motor vehicles, will only allow a 5% incineration quota for disused cars. These trends particularly concern composite materials, since economically feasible recycling is relatively difficult to achieve. Furthermore, simply using more environmentally friendly, natural fibers as reinforcements for polymers (including polyolefins), will not be deemed sufficient by future European legislators. Another EU legislation, the Waste Electrical and Electronic Equipment (WEEE) Directive

(2002/96/EC) affects the electronics industry but also composite and polymer manufacturers. The WEEE forces the producers of electrical and electronic equipment to provide for recycling of their products. Large quantities of this waste, such as printed circuit boards (reinforced bakelite or epoxy resins), are made of polymers or polymer composites. As a result of this new legislation, both manufacturers and end-users will need to move away from traditional materials and will require new strategies for environmentally and economically viable materials.

TECHNOLOGY

Econanotech is seeking to develop the first-ever renewable hierarchical nanocomposites made completely from biological sources. Econanotech expects truly green composites with much improved compression strength and interfacial shear strength. The advantages of such a material are the low cost of its precursors and processing as well as lightweight and low toxicity. This technology could have a tremendous impact in the automotive, transport, home and building and consumer packaged goods markets.

NANO COMPOSITES LIMITED

There is enormous interest in nanocomposites for a wide range of functional applications ranging from automotive components, to food packaging, and biomedical implants. Recently particular attention has been paid to the potential of carbon nanotubes to enhance the properties of polymers. Although carbon nanotubes are remarkable, other, inorganic nanotubes are just beginning to attract attention. The basic properties of plastics are frequently enhanced with a wide range of inorganic fillers, such as calcium carbonate, silica, clays, carbon blacks, and titania to name a few. Such materials are used on a massive scale; for example, annual production of carbon black is around 9m tons, while $2 billon worth of titania is used in the polymer industry alone. In many ways, such applications represent the earliest examples of nanotechnology, pre-dating the term itself. Recently, however, new high-tech nanocomposites have appeared based on nanoclays and carbon nanotubes. The interest in nanocomposites has been driven by the development of new syntheses and processing techniques that produce well-defined nanoparticles. Such particles have valuable intrinsic properties as a result of their small size, and can influence the behavior of the matrix around them due to their surface area. Individual carbon nanotubes have been shown to have axial stiffness similar to that of diamond, and the highest strength of any known material; they also provide electrical conductivity, have very high thermal conductivity, and can survive extreme distortions. Such properties have stimulated a race to create nanocomposites which incorporate carbon nanotubes. However, the recognition of carbon nanotubes suggests that other, inorganic nanotubes will provide rich possibilities.

TECHNOLOGY

We are aiming to develop synthesis and processing techniques for titanium oxide nanotube and nanorod composites. Titania nanocomposites could have excellent and unique potential, yielding major performance improvements in commercially relevant systems. The performance improvements could include lighter weight, longer life span/service life, increased resistance to corrosion, reduced need for lubricants, and increased temperature resistance. Improved nanocomposites based on titania nanotubes could have wide-ranging applications in the automotive, aerospace, construction, medical, and oil/oil servicing industries. The technology will be easily translated into devices for use as, for example: all white, "nanofibre"-reinforced polymer, fibers and polymer cements for dental applications; nanotube-reinforced, insulating polymer foams for printed circuit board applications, allowing foaming of otherwise unprocessible high temperature systems; biocompatible/bioactive reinforcement for tissue scaffolds with potential for drug delivery; unidirectionally oriented nanotube reinforced polymer films as UV-polarizers.

INTELLIGENT MATERIALS LIMITED

Separation technologies play a hidden but vital role in manufacturing. Many common products are processed using materials or chemicals that are purified with separation technologies, such as heat distillation to burn off gases, and, in recent years, membranes that function like sieves or filters. Examples of products that rely on separations include the purified solvents and feedstocks used to make semiconductor wafers and pharmaceuticals made from reactions involving purified specialty chemicals. The quality of the separation influences product purity as well as the environmental impact of the manufacturing process.

Driven by global competition and pollution prevention targets, manufacturers are seeking new process technologies, including separations, as a means of enhancing product performance, reducing costs, and eliminating pollution at the source. Traditional separation methods have been optimized to the limit, yet cannot achieve the purity or efficiency levels needed to make many emerging products. The chemical process industry typically relies on distillation, which entails high energy costs and is not suitable for many specialty chemicals applications.

Similarly, the biochemical process industry needs new separation methods for making ultra pure chemical intermediates, alternative fuels from renewable resources, biodegradable packaging, and other products. Breakthrough separations platforms are needed that can rapidly, reliably, and cost effectively make fine distinctions among similar molecules, thereby enabling either the separation of materials with similar physical properties or the concentration and removal of impurities from dilute industrial process streams. To achieve industry acceptance, the new technologies also need to offer significant cost savings through the elimination of waste or by-products.

TECHNOLOGY

Intelligent Materials is working to develop a molecular-selective membrane. Existing selective membranes use zeolites and similar. These have holes of desired size, but the holes are not straight. Thus the molecular diffusion rates through these sieves are slow and inefficient. Intelligent Materials is developing a structurally consistent membrane, resulting in a customizable membrane for a specific application with superior performance. Users of specialty-separation and high-volume separation methods together represent approximately $1.2 trillion in product shipments. Approximately 50 U.S. companies are involved in the $2.5 billion worldwide market for membrane materials and modules. There are multiple uses for membranes, in water desalination, and in petroleum refining, where 10 percent of petroleum is used to supply the energy for distillation and fractionation. New industries could be created around novel or improved products, such as food additives, specialty plastics, non-toxic antifreeze, and low-cost composites. The membrane technologies also could be exported for use in both industrial and consumer applications and the $150 billion worldwide market for water-and air-pollution control technologies.

INOVUS MATERIALS LIMITED

Inovus is using carbon nanotubes for novel applications in liquid crystal displays and holography.

Carbon nanotubes, long, thin cylinders of carbon, were discovered in 1991. They are large macromolecules that are unique for their size, shape, and remarkable physical properties. Nanotubes are on the order of only a few nanometres wide (one ten-thousandth the width of a human hair), and their length can be millions of times greater than their width. They can be thought of as a sheet of graphite (a hexagonal lattice of carbon) rolled into a cylinder. Just a nanometre across, the cylinder can be tens of microns long, and each end is "capped" with half of a fullerene molecule. Single-wall nanotubes can be thought of as the fundamental cylindrical structure, and these form the building blocks of both multi-wall nanotubes and the ordered arrays of single wall nanotubes called ropes. These intriguing structures have sparked much excitement in the recent years and a large amount of research has been dedicated to their understanding. Nanotubes have a very broad range of electronic, thermal, and structural properties that change depending on the different kinds of nanotube (defined by its diameter, length, and chirality, or twist). Besides having a single cylindrical wall ("SWNTs"), nanotubes can have multiple walls "MWNTs") - cylinders inside the other cylinders. Carbon nanotubes ("CNTs") are an example of true nanotechnology: only a nanometer in diameter, but molecules that can be manipulated chemically and physically. They open incredible applications in materials, electronics, chemical processing and energy management.

TECHNOLOGY

Inovus Materials is exploiting the benefits of carbon nanotubes to greatly improve the viewing experience of liquid crystal displays and for new applications in holography. Liquid Crystal ("LC") Displays act by rotating the polarization of light by using liquid crystals. However, their contrast ratio could be improved. Inovus is using CNTs to increase the contrast and lower drive voltage to greatly improve the viewing experience of liquid crystal displays.

The light-induced photorefractive coefficient is defined as the small, self-induced change in refractive index due to the electrical field of light passing through it polarizing its atoms or molecules. It gives rise to an optical non-linearity. The coefficient is usually extremely small because the electrical field associated with light, except in a very intense laser beam, is very small compared to that needed to move atoms about. However, a special type of liquid crystals, orientational photo-refractive liquid crystals, has a 10,000 times higher light-induced photorefractive coefficient. This is because molecules in the LC are more susceptible to orientation. Inovus Materials is developing supranonlinearities for a range of new applications, such as holography, optical storage and image processing, as low cost alternatives to conventional liquid crystal spatial light modulators. These are highly promising materials for novel optically addressed spatial light modulators ("OASLMs") based on photorefractive orientational effects.

EXIGUUS TECHNOLOGIES LIMITED

Electronic devices that the semiconductor industry believes it will be building in the near future are too small to be built using standard lithography techniques. Considering, for more than 30 years, the economics of the semiconductor industry has been centered around Moore's Law, the idea that the number of transistors on a chip will double every 18 months, research teams and commercial firms are driven to find betters ways of making nanodevices. Nanoelectronics encompasses both new silicon-based manufacturing processes and entirely new approaches involving nanotubes, nanowires, polymers and organic molecules. The potential revenues from new electronics manufacturing and materials processes are huge, as they must be widely adopted by the semiconductor industry if it is to continue on the same growth path. Researchers today are looking at carbon-based compounds for new and simpler ways to make integrated circuits, often called "organic" or "plastic" transistors. Research into organic transistors may lead to new uses of these promising devices. What could organic transistors be used for? Lightweight and flexible plastic chips could usher in new generations of smart cards, toys, appliances, and many other things that might not be physically or commercially viable using today's silicon based technology. In addition to being highly flexible and lightweight, plastic transistors hold the promise of tremendously reducing production costs.

TECHNOLOGY

Exiguus is attempting to develop organic molecules to potentially overtake amorphous silicon as the basis of the display industry. Chip makers are looking for ways to make electronic devices out of cheap plastic instead of expensive silicon. Successful development could lead to a new market for flexible displays and memories capable of being printed on anything, ushering in an age of disposable computing.

Microfluidics is the science of designing, manufacturing, and formulating devices and processes that deal with volumes of fluid on the order of nanoliters or picoliters. The devices themselves have dimensions ranging from millimetres down to micrometers. Microfluidics hardware requires construction and design that differs from macroscale hardware. It is not generally possible to scale conventional devices down and then expect them to work in microfluidics applications. When the dimensions of a device or system reach a certain size as the scale becomes smaller, the particles of fluid, or particles suspended in the fluid, become comparable in size with the apparatus itself. This dramatically alters system behavior. Capillary action changes the way in which fluids pass through microscale-diameter tubes, as compared with macroscale channels. Microfluidic systems have diverse and widespread potential applications. Some examples of systems and processes which could use micro fluidics include inkjet printers, blood-cell-separation equipment, biochemical assays, chemical synthesis, genetic analysis, drug screening, electrochromatography, surface micromachining, laser ablation, and mechanical micromilling.

For microfluidics, "lab-on-chip" applications, Exiguus is developing materials which allow the transport of liquids cleanly and without friction. Exiguus is tailoring the properties of the CNT/superhydrophobic coatings, in the production of microfluidic components such as one-way valves and muscle-vein pumps.

CENTRE FOR ADVANCED PHOTONICS AND ELECTRONICS (UNIVERSITY OF CAMBRIDGE)

On March 11, 2005 Advance Nanotech signed a strategic partnership with the new Centre for Advanced Photonics and Electronics (CAPE) at the University of
Cambridge. Advance Nanotech joined Alps Electric Company Limited, Dow Corning Corporation and Marconi Corporation plc with leading researchers in the
Electrical Engineering Division of the Department of Engineering at the University of Cambridge. CAPE is intended to house the Electrical Division of the engineering department at the University, comprising over 22 academics, 70 post-doctoral researchers and over 170 researchers. Members of this Division publish more than 100 papers each year and in the recent past approximately 70 patents have been filed and 10 spin-out companies have been formed.

Substantial grants from the Higher Education Funding Council for England (HEFCE) through its Science Research Investment Fund (SRIF) are supporting the construction of a purpose-built CAPE building on the University's growing science and technology campus at West Cambridge. Construction of the new building is underway and scheduled for completion in early 2006.

Advance Nanotech, as a Strategic Partner to CAPE, will provide additional and innovative commercialization opportunities for the technologies developed in the centre, with a particular emphasis on nanotechnology. In addition the Strategic Partners, together with the University of Cambridge, nominate representatives to the Steering Committee which is responsible for the overall research objectives of CAPE, its areas of technical focus and arising intellectual property arrangements. Advance Nanotech has committed $4.95 million over five years for the funding of specific projects within CAPE, which may include jointly-funded collaborations with the other Strategic Partners.

On October 3, 2005, the Company announced its financing of CAPE project, BiMAT, Bio-MicroArrays with Thin Film Transistors. BiMAT is developing integrated, low cost and disposable sensors and sensor arrays for point of care diagnostics, clinical monitoring and biomolecular research. BiMAT sensors will incorporate thin film polysilicon transistors deposited on lightweight, inexpensive substrates. Two patent filings cover the sensor detection mechanism and a special thin film transistor (TFT) structure that enables integration and separate optimization of the electronic and sensor functions. The low cost, TFT based integrated circuits for readout of the sensors will have a wide range of applications in disposable biosensors.

SCIENTIFIC ADVISORY BOARD

PROFESSOR GILES DAVIES - Professor of Electronic and Photonic Engineering, University of Leeds. Professor Davies has seventeen years of experience in the electrical and optical properties of low-dimensional electronic systems and the use of biological processes for molecular nanotechnology.

PROFESSOR  BILL MILNE -  Professor  of  Electrical  Engineering,  University  of
Cambridge  and Director of the Centre for Advanced  Photonics  and  Electronics.
Professor Milne is Head of the electronic devices and materials group at the University of Cambridge. His research interests include the deposition, characterization and application of various silicon and carbon based nano-materials. Professor Milne has strong links with industry, having successfully collaborated with companies such as Philips, Thales, Samsung and Motorola.

PROFESSOR JAMES SCOTT - Research Professor in Ferroics, Department of Earth Sciences, University of Cambridge. Professor Scott spent six years at Bell Telephone Laboratories before taking his chair of physics at The University of Colorado. Later he served for seven years as Professor and Dean of Science in Melbourne and Sydney, Australia. He is the author of 5 books, 400+ journal articles, and several patents.

PROFESSOR CHRIS TOUMAZOU - Director of the Institute for Biomedical Engineering, Imperial College London. Professor Toumazou is the Head of the Department of Bioengineering as well as the Mahanakorn Professor of Analog Circuit Design in the Department of Electrical and Electronic Engineering. His research interests include high frequency analogue integrated circuit design in bipolar, CMOS and GaAs technology and micropower electronics for biomedical applications.

CORPORATE ADVISORY BOARD

MICHAEL JORDAN - Michael Jordan is the current Chief Executive Officer of EDS, Electronic Data Systems. Formerly Mr. Jordan served as the CEO of both Westinghouse and CBS.

DAVID CLARKE - David Clarke is the current Chairman of the Board and Chief Executive Officer of Jacuzzi Brands, Inc. formerly U.S. Industries, Inc. Mr. Clarke has previously served as the Vice Chairman of Hanson PLC, and Deputy Chairman, Chief Executive Officer, and President of Hanson Industries.

JONATHAN SEGAL - Jonathan Segal is the founder of WorldPay, which has been subsequently sold to the Royal Bank of Scotland.

LOUIS MARX JR. - Louis Marx Jr. has been a venture capitalist and private equity investor for over 40 years. He has founded or invested in over 100 companies including U.S. Surgical, Bridger Petroleum, and Environtech.

LARRY D. BOUTS - Larry D. Bouts previously served as Chairman of the Board and Chief Executive Officer of Six Flags Theme Parks Inc., President of the Toys "R" Us International Division and in a number of operational and financial positions with PepsiCo Inc.

GREG OSBORN - Greg Osborn is a partner and co-founder of Indigo Ventures LLC. Mr. Osborn previously founded Seed Capital, which provided new business development, strategic partnering and fundraising services for cutting-edge Internet companies, and served as head of business development for FreeRide.com.

TIMOTHY LANE - Timothy Lane served previously as the Chairman and CEO of Holiday Inn Worldwide. Mr. Lane also served formerly as the president of FritoLay International.

CORPORATE HISTORY

The corporation was formed as Colorado Gold & Silver, Inc., a Colorado corporation, on March 3, 1980 and later changed its name to Dynamic I-T, Inc. Historically, the Company worked at developing a business model directed to distance learning via internet of executive education. In 2003, pursuant to an agreement with the shareholders of Artwork & Beyond, Inc. ("Artwork") the Company acquired all of the shares of common stock of Artwork for that number of shares of the Company issuable or to be issued that will cause the shareholders of Artwork to hold eighty percent (80%) of the common stock of the Company. In January 2004, the Company changed its name to Artwork & Beyond, Inc.

Effective on October 1, 2004, the Company entered into an agreement (the "Exchange Agreement") to acquire all of the issued and outstanding common stock of Advance Nanotech Inc, a Delaware corporation ("Advance Nanotech"), from the shareholders of Advance Nanotech. Those shareholders (the "Advance Nanotech Shareholders") were Core Capital Holdings LLC, Lyra Holdings Limited, Sterling FCS Limited, CABEL Technology, Inc., SOFI Ventures Ltd., Monmay Limited, JSMCL Capital Limited, L. Wise Investments Limited, and SBI Bioventures Limited. The acquisition transaction between Artwork and Advance Nanotech was accounted for as a reverse merger and resulted in the operations of Advance Nanotech continuing in the capital structure of Artwork and the operations of Artwork being transferred to its previous owners. The Company and its affiliates were unrelated to the shareholders of Advance Nanotech or Advance Nanotech prior to the execution, delivery and performance of the Exchange Agreement.

Prior to the acquisition, 17,344,568 shares of the Company's common stock were outstanding (no more than 20,000,000 on a fully diluted basis). Upon closing of the transaction, 70,000,000 shares of stock were issued to the former shareholders of Advance Nanotech in exchange for their shares of Advance Nanotech, together with rights to acquire a further 1,910,000,000 of shares of the Artwork & Beyond Inc. As a result, the former shareholders of Advance Nanotech, in the aggregate, then owned shares with the right to vote approximately 80% of the votes for directors of the Company, which percentage increased to 99% on a fully diluted basis. The

Company's two existing directors continued to be members of the Company's Board of Directors for one month following the closing of the acquisition, and Messrs. Linden Boyne and Magnus Gittins joined the Company's Board of Directors, and the Company's officers resigned and were replaced by Magnus Gittins as Chief
Executive Officer and President and Linden Boyne as Chief Financial Officer, Secretary and Treasurer.

Pursuant to a separate spin-off agreement, the Company disposed of its entire interest in Artwork & Beyond Inc., a Delaware corporation ("Sub"), its only subsidiary prior to the acquisition of Advance Nanotech, to its former President, Howard Blum in exchange for his assumption of all of the liabilities of the Company and Artwork & Beyond Inc. prior to the closing of the acquisition of Advance Nanotech. In accordance with that spin-off agreement, at closing the former shareholders of Advance Nanotech agreed to pay Sub $425,000, in the aggregate. This sum was paid by shareholders surrendering 425,000 shares of common stock to the Company.

The full text of the Merger Agreement may be found at Exhibit 10.2 to Form 8-K as filed with the Securities and Exchange Commission on October 10, 2004.

The Merger was treated as a re-capitalization of Advance. Accordingly, the financial statements reflected the historical activity of Advance with the capital structure of Artwork. Prior to the Merger, Artwork had limited operations.

On October 5th, 2004, the Board of Directors of Artwork & Beyond, Inc. approved, and recommended that the Company's Articles of incorporation be amended to include: the change of the name of the Company from Artwork & Beyond, Inc., to Advance Nanotech, Inc, and to affect a one hundred (100) for one (1) reverse split of the Company's issued and outstanding shares including any and all outstanding options, warrants and rights as of October 5th, 2004 with all fractional shares rounded to the nearest whole.

As of October 5th, 2004, the holders of approximately 80% of the outstanding shares of common stock had voted to adopt the Charter Amendment. Since the holders of a majority of the issued and outstanding shares of common stock had already approved the amendments pursuant to a written consent in lieu of a meeting. Such approval, together with the approval of the Company's Board of Directors, was sufficient under Colorado law, and no further approval by stockholders was required

On February 2, 2005 the Company completed a final closing of the sale of, in aggregate, 9,960,250 shares of its common stock to investors in a private placement of securities. The Company sold the shares at a gross price of $2.00 per Share, or $19,920,500 in the aggregate. The Company also issued one warrant to purchase one share of the common stock to each investor for every two shares of common stock purchased in the private placement resulting in an aggregate of 4,980,125 warrants being issued to investors at an exercise price of $3.00 per share. The February 2, 2005 private placement closed in three steps: the first step on January 20, 2005, at which closing 4,698,750 shares were sold, the second step on January 26, 2005, at which closing 2,390,000 shares were sold and finally on February 2, 2005 when the remaining 2,871,500 were sold. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as Exhibit 10.5 in a Current Report on Form 8-K filed on January 26, 2005, which is specifically incorporated herein by reference. In connection with the closing of the sale of shares, the Company paid a cash fee to placement agents in the amount of $2,282,835, and the Company issued to placement agents warrants to purchase, in aggregate, 895,775 shares of common stock at $2.00 per share.

On March 24, 2005 the Company completed a final closing of the sale of, in aggregate, 1,818,400 shares of its common stock to investors in a private placement of securities. The Company sold the shares at a gross price of $2.00 per Share, or $3,636,800 in the aggregate. The Company also issued one warrant to purchase one share of the common stock to each investor for every two shares of common stock purchased in the private placement resulting in an aggregate of 909,200 warrants being issued to investors at an exercise price of $3.00 per share. The March 24, 2005 private placement closed in two steps: the first step on February 28, 2005, at which closing 1,768,400 shares were sold and finally on March 24, 2005, at which closing the remaining 50,000 shares were sold. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as Exhibit
10.10 in a Current Report on Form 8-K filed on March 4, 2005, which is specifically incorporated herein by reference. In connection with the closing of the sale of shares, the Company paid a cash fee to placement agents in the amount of $469,099, and the Company issued to placement agents warrants to purchase, in aggregate, 89,090 shares of common stock at $2.00 per share.

PORTFOLIO AGREEMENTS

On May 28, 2004 Advance Nanotech, Inc., a wholly owned subsidiary of Advance Nanotech Limited, acquired 60% of Owlstone Limited in consideration for which Advance Nanotech Limited agreed to provide a $2 million facility over two years for the development of a chemical sensor.

On October 22, 2004 Advance Nanotech, Inc., subsidiary Nano Solutions Limited, entered into a research collaboration agreement with Imperial College, London, to provide $6.25 million for the development of bio-nanotechnologies, predominantly in the healthcare devices sector over the course of the next three years. This collaboration comprises seven technologies. Nano Solutions

Limited possesses the right to re-assign its technology rights for each project to any subsidiary within the Company's control. As part of its on-going efforts to work to commercialize the outputs of these programs, the Company has re-assigned each program to a subsidiary company, newly incorporated for the purposes of the continued development of that particular technology. As part of the transaction, Imperial Innovations Limited, a subsidiary of Imperial College, received 25% of the equity in Nano Solutions Limited. Advance Nanotech possesses an exclusive world-wide license for all intellectual property generated as result of this effort.

On December 13, 2004 Advance Nanotech, Inc., wholly owned subsidiary, NanoFED Limited entered into a $2 million development contract with the University of Bristol, to further develop the existing technologies the University has generated in the field of field emission displays. Advance Nanotech will receive an exclusive world license for the current patent application and for all display technologies developed as result of this effort.

On December 24, 2004 Advance Nanotech, Inc., wholly owned subsidiary Cambridge Nanotechnology Limited, entered into a research collaboration agreement with University of Cambridge, to provide $5.35 million for the development of carbon nanotube and silicon nanowire materials and devices. This collaboration comprises seven technologies. Cambridge Nanotechnology Limited possesses the right to re-assign its technology rights for each project to any subsidiary within the Company's control. As part of its on-going efforts to work to commercialize the outputs of these programs, the Company has re-assigned each program to a subsidiary company, newly incorporated for the purposes of the continued development of that particular technology. Advance Nanotech possesses an exclusive world-wide license for all intellectual property generated as result of this effort.

On December 28, 2004 Advance Nanotech, Inc., a wholly owned subsidiary of Nano Electronics Limited entered into a research collaboration and license agreement with Laboratory Services Limited for the development of three technologies in the fields of DNA-based sensing, a DNA-based storage technology and a project based on functional oxide nanotubes for micro fluidics and data storage. Nano Electronics Limited has agreed to contribute $3.96 million over three years for the development of these technologies. As part of its on-going efforts to work to commercialize the outputs of these programs, the Company has re-assigned each program to a subsidiary company, newly incorporated for the purposes of the continued development of that particular technology. Advance Nanotech possesses an exclusive world-wide license for all intellectual property generated as result of this effort and all background intellectual property.

On January 24, 2005, Advance Nanotech subsidiary Bio-Nano Sensium Technologies Limited, entered into a collaboration agreement with Toumaz Technologies Limited. Under the terms of the agreement Bio-Nano Sensium Technologies Limited is to fund the development of an implantable blood-glucose sensor over 21 months with a total funding commitment of $3.96 million. Bio-Nano Sensium Technologies Limited has the exclusive world-wide rights to Toumaz Technologies Limited portfolio of background patents and patent applications for the devices operating within the bio-nano world, for example, medical sensing devices, plus all arising intellectual property.

On February 2, 2005 the Company completed a final closing of the sale of, in aggregate, 9,960,250 shares of its common stock to investors in a private placement of securities. The Company sold the shares at a gross price of $2.00 per Share, or $19,920,500 in the aggregate. The Company also issued one warrant to purchase one share of the common stock to each investor for every two shares of common stock purchased in the private placement resulting in an aggregate of 4,980,125 warrants being issued to investors at an exercise price of $3.00 per share. The February 2, 2005 private placement closed in three steps: the first step on January 20, 2005, at which closing 4,698,750 shares were sold, the second step on January 26, 2005, at which closing 2,390,000 shares were sold and finally on February 2, 2005 when the remaining 2,871,500 were sold. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as Exhibit 10.5 in a Current Report on Form 8-K filed on January 26, 2005, which is specifically incorporated herein by reference. In connection with the closing of the sale of shares, the Company paid a cash fee to placement agents in the amount of $2,282,835, and the Company issued to placement agents warrants to purchase, in aggregate, 895,775 shares of common stock at $2.00 per share.

On March 11, 2005 Advance Nanotech signed a strategic partnership with the new Centre for Advanced Photonics and Electronics (CAPE) at the University of
Cambridge. Advance Nanotech joined Alps Electric Company Limited, Dow Corning Corporation and Marconi Corporation plc with leading researchers in the
Electrical Engineering Division of the Department of Engineering at the University of Cambridge. CAPE is intended to house the Electrical Division of the engineering department at the University, comprising over 22 academics, 70 post-doctoral researchers and over 170 researchers. Construction of the new building is underway and scheduled for completion in early 2006. Advance Nanotech, as a Strategic Partner to CAPE, will provide additional and innovative commercialization opportunities for the technologies developed in the centre, with a particular emphasis on nanotechnology. In addition the Strategic Partners, together with the University of Cambridge, nominate representatives to the Steering Committee which is responsible for the overall research objectives of CAPE, its areas of technical focus and arising intellectual property arrangements. Advance Nanotech has committed $4.95 million over five years for the funding of specific projects within CAPE, which may include jointly-funded collaborations with the other Strategic Partners.

On March 24, 2005 the Company completed a final closing of the sale of, in aggregate, 1,818,400 shares of its common stock to investors in a private placement of securities. The Company sold the shares at a gross price of $2.00 per Share, or $3,636,800 in the aggregate. The Company also issued one warrant to purchase one share of the common stock to each investor for every two shares of common stock purchased in the private placement resulting in an aggregate of 909,200 warrants being issued to investors at an exercise price of $3.00 per share. The March 24, 2005 private placement closed in two steps: the first step on February 28, 2005, at which closing 1,768,400 shares were sold and finally on March 24, 2005, at which closing the remaining 50,000 shares were sold. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as Exhibit
10.10 in a Current Report on Form 8-K filed on March 4, 2005, which is specifically incorporated herein by reference. In connection with the closing of the sale of shares, the Company paid a cash fee to placement agents in the amount of $469,099, and the Company issued to placement agents warrants to purchase, in aggregate, 89,090 shares of common stock at $2.00 per share.

On July 28, 2005, Advance Nanotech acquired 10.83 percent equity stake for approximately $183,000 in Singular ID Pte Limited, a high technology spin-off company from the Institute of Materials Research and Engineering (IMRE) in Singapore. Under terms of the agreement, Advance Nanotech's Senior Vice President of Business Development, Stephanie Interbartolo, will assume a seat on Singular IDs Board of Directors. Singular ID provides individually tailored tagging solutions designed to combat counterfeiting and forgeries. The technology offers unique, irreproducible tags with nanoscale magnetic regions that act like fingerprints to identify each tagged item. Advance Nanotech will help Singular ID further develop and commercialize this technology.

On October 5, 2005 Advance Nanotech, Inc., through its wholly owned subsidiary Advance Nanotech Limited, increased the facility provided Owlstone Nanotech, Inc., (parent of Owlstone Limited) $1 million to bring the facility total to $3 million. In exchange for the facility increase, Advance Nanotech, Inc. will receive 6,000,000 share of Owlstone Nanotech, Inc.

THE OFFERING

Shares offered by the
selling stockholders .............. up to 26,305,374 shares of common stock.

Shares outstanding prior to
offering .......................... 33,096,401

Shares to be outstanding
following offering ................ 39,970,593 (assumes all outstanding warrants have been exercised)

Use of proceeds ................... We will not  receive any  proceeds  from the sale of the shares. We estimate the expenses
                                    of this offering,  such as printing,  legal,
                                    and   accounting   will   be   approximately
                                    $100,000.  However, assuming the exercise of
                                    warrants    the   company    will    receive
                                    $19,637,710, which will be used for general corporate purposes.

Risk Factors ...................... An investment in our common stock is subject to significant  risks.  You should carefully
                                    consider  the  information  set forth in the
                                    "Risk Factors" section of this prospectus as
                                    well as other  information set forth in this
                                    prospectus,    including    our    financial
                                    statements and related notes.

Dividend policy ................... We intend to retain any  earnings to finance the  development and growth of our business.
                                    Accordingly,  we do not  anticipate  that we
                                    will  declare  any  cash  dividends  on  our
                                    common stock for the foreseeable future. See
                                    "Market   For  Common   Equity  and  Related
                                    Stockholder Matters" on page 90.

Plan of Distribution .............. The  shares  of  common  stock  offered  for
                                    resale   may  be   sold   by   the   selling
                                    stockholders  pursuant to this prospectus in
                                    the   manner   described   under   "Plan  of
                                    Distribution" on page 68.

OTC Bulletin Board symbol ......... AVNA.OB

SUMMARY FINANCIAL DATA

The following summary financial information is taken from our financial statements included elsewhere in this prospectus and should be read along with the financial statements and the related notes.

Income Statement Data
---------------------
                                                         From Inception
                                                        (August 17, 2004)
                                                               to
                                                        December 31, 2004
                                                               2004
                                                          ------------

         Total revenue ...........................                 Nil
         Operating expenses ......................        $  1,587,339
         Net profit / loss .......................        $  1,585,859
         Net profit per share ....................        $      (0.12)
         Average number of shares ................          13,190,646


Balance Data Sheet
------------------
                                                               2004
                                                            (Audited)
                                                           -----------

         Total assets ..............................       $ 1,982,058
         Cash and cash equivalents .................         1,009,430
         Total liabilities .........................         2,248,089
         Working capital (deficiency) ..............         1,319,828
         Stockholders' equity (deficit) ............          (266,031)


                                  RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. Our business, financial condition and operating results are subject to a number of risk factors, both those that are known to us and identified below and others that may arise from time to time. These risk factors could cause our actual results to differ materially from those suggested by forward-looking statements in this document and elsewhere, and may adversely affect our business, financial condition or operating results. If any of those risk factors should occur, moreover, the trading price of our securities could decline, and investors in our securities could lose all or part of their investment in our securities. These risk factors should be carefully considered in evaluating the proposed merged entity and its prospects. The material below summarizes certain risks and is not intended to be exhaustive.

There may be additional risks that we are not currently able to identify. These may also adversely affect our business, financial condition or operating results. If any of the events we have identified or those that we cannot now identify occurs, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND TO PREDICT OUR FUTURE OPERATING RESULTS.

We were organized on March 3, 1980 in the State of Colorado. As a consequence of the change in the control of the Company on October 1, 2004, the Company changed management and all efforts that were previously initiated by prior management were abandoned.  At that time,  the  Company's new  management  adopted a new plan of operations based on the strategy that was only recently formulated by the Delaware corporation following its formation in August 2004. Since our inception, we have been primarily engaged in organizational and development stage activities, including developing a strategic operating plan, executing agreements with the University of Cambridge, U.K., Imperial College, London, U.K., and with the University of Bristol, U.K., as well as seeking other collaborative agreements for the development of nanotechnology products.

We are a development stage company. As of December 31, 2004, our financial statements (consolidated with our subsidiaries) have been prepared on the basis of accounting principals applicable to a going concern, which assumes that the Company will continue in operation for at least one year and will be able to realize its assets and discharges it liabilities in the normal course of business. Since our inception and through December 31, 2004 we incurred a net loss of $1,585,859. Our reverse merger with Artwork and Beyond, Inc. was effective on October 1, 2004. We have incurred net losses since commencing business and we may incur losses in the future. We may never generate material revenues or achieve profitability and, if we do achieve profitability, we may not be able to maintain profitability.

We are a development stage company and we have limited historical operations. We urge you to consider our likelihood of success and prospects in light of the risks, expenses and difficulties frequently encountered by entities at our current stage of development.

CERTAIN RISK FACTORS RELATING TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE COMPANY AND THE COMPANY'S SUCCESS IS SUBJECT TO THE SUBSTANTIAL RISKS INHERENT IN THE ESTABLISHMENT OF A NEW BUSINESS VENTURE.

As a consequence of the change in the control of the Company on October 1, 2004, the Company changed management and all efforts that were previously initiated by prior management were abandoned. At that time, the Company's new management adopted a new plan of operations based on the strategy that was only recently formulated by the Delaware corporation following its formation in August 2004. To date, implementation of this strategy is still in the development stage. We have acquired majority interests in only eighteen Subsidiary companies the majority of which are out-sourcing the research of their technologies to Universities. The Company's business and operations should be considered to be in the development stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, the intended business and operations of the Company may not prove to be successful in the near future, if at all. Any future success that the Company might enjoy will depend upon many factors, many of which may be beyond the control of the Company, or which cannot be predicted at this time. The Company may encounter unforeseen difficulties or delays in the implementation of its plan of operations which could have a material adverse effect upon the financial condition, business prospects and operations of the Company and the value of an investment in the Company.

THE COMPANY HAS NOT GENERATED REVENUE AND ITS BUSINESS MODEL DOES NOT PREDICT SIGNIFICANT REVENUES IN THE FORESEEABLE FUTURE.

To date, the Company has not generated any revenue as a result of its current plan of operations. Moreover, given its strategy of financing new and unproven technology research, we do not expect to realize significant revenue from operations in the foreseeable future, if at all.

WE MUST OVERCOME THE MANY OBSTACLES ASSOCIATED WITH INTEGRATING AND OPERATING VARYING BUSINESS VENTURES TO SUCCEED.

Advance Nanotech's model to integrate and oversee the strategic direction of various research and development projects presents many risks, including:

o        the difficulty of integrating operations and personnel; and

o the diversion of our management's attention as a result of evaluating, negotiating and integrating acquisitions or new business ventures;

Generally, we provide administrative, operational and financial support to our subsidiaries. If we are unable to timely and efficiently design and integrate our administrative and operational functions, we may be unable to manage projects effectively, which could adversely affect our ability to meet our business objectives and the value of an investment in the Company could decline.

In addition, consummating acquisitions and taking advantage of strategic relationships could adversely impact our cash position, and dilute shareholder interests, for many reasons, including:

o        changes  to  our  income  to  reflect  the   amortization  of  acquired
         intangible assets;

o interest costs and debt service requirements for any debt incurred to fund our growth strategy; and

o any issuance of securities to fund our operations or growth which dilutes or lessens the rights of current Stockholders.

WE FACE A DIFFICULT AND UNCERTAIN ECONOMIC ENVIRONMENT IN OUR INDUSTRY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

The high-tech industry in general has experienced a significant economic downturn during the past several years. The poor economic environment has contributed to the decline in value of leading semiconductor and electronics industry players, thus limiting cash available for funding basic science research and development for new products and technologies. Economic conditions may not improve in the near term, or at all. Any further future downturn would likely have a material adverse impact on our business and ability to fund our continued investment in nanoscience research and development, or to eventually generate revenues.

THERE ARE SUBSTANTIAL RISKS INHERENT IN ATTEMPTING TO COMMERCIALIZE NEW TECHNOLOGICAL APPLICATIONS, AND, AS A RESULT, WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP NANOTECHNOLOGY FOR COMMERCIAL USE.

The Company finances research and development of nanotechnology, which is new and unproven. The Company's investigative scientists are at various stages of developing technology and such technology's commercial feasibility and acceptance is unknown. Scientific research and development requires significant financing and has a lengthy lifecycle. To date, the Company's research and development projects have not produced commercially viable applications, and may never do so. During our research and development process, the Company may experience technological issues that it may be unable to overcome. For example, our scientists must determine how to design and develop nanotechnology applications for potential products designed by third parties for use in cost-effective manufacturing processes. Because of these uncertainties, none of our potential applications may be successfully developed. If the Company is unable to successfully develop nanotechnology applications for commercial use, we will be unable to generate revenue or build a sustainable or profitable business.

WE WILL NEED TO ACHIEVE COMMERCIAL ACCEPTANCE OF OUR APPLICATIONS TO OBTAIN REVENUE AND ACHIEVE PROFITABILITY.

Even if our research and development yields technologically feasible applications, the Company may not successfully develop commercial products on a timely basis, if at all. If the Company's research efforts are successful, it could be at least several years before our technology will be commercially viable, and, during this period, superior competitive technologies may be introduced or customer needs may change diminishing or extinguishing the commercial uses for our applications. To date, the broad markets have generally not adopted nanotechnology-enabled products. The Company cannot predict when broad-market acceptance for nanotechnology-enabled products will develop, if at all, and we cannot reasonably estimate the projected size of any market that may develop. If markets fail to accept nanotechnology-enabled products, we may not be able to achieve revenue from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new technological applications to manufacturers for products accepted by customers. If we are unable to cost-effectively achieve OEM acceptance of our technology, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

THE COMPANY WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE NEAR FUTURE, AND, IF WE ARE UNABLE TO SECURE ADEQUATE FUNDS ON ACCEPTABLE TERMS, THE COMPANY MAY BE UNABLE TO SUPPORT ITS BUSINESS PLAN.

The Company has entered into agreements pursuant to which the Company is likely to provide substantial amounts of research project funding and financial support for majority-owned subsidiaries over an extended period of time. Because the Company will likely seek to provide funding that greatly exceeds the Company's available cash resources, the Company will need to raise additional capital in the near term, and may seek to do so by calling the outstanding Warrants for redemption, conducting one or more private placements of equity securities, selling additional securities in a registered public offering, or through a combination of one or more of such financing alternatives. There can be no assurance that any additional capital resources will be available to the Company as and when required, or on terms that will be acceptable to the Company. If the Company is unable to raise the capital required on a timely basis, it may not be able to fund its research projects and the development of the businesses of its subsidiaries. In such event, the Company may be required to delay or reduce implementation of certain aspects of its plan of operations. Moreover, even if the necessary funding is available to the Company, the issuance of additional securities would dilute the equity interests of the Company's existing stockholders, perhaps substantially. A small number of shareholders currently have the ability to determine the outcome of any matter requiring a stockholder vote, including the election of directors.

The Company is actively looking for additional opportunities and continues to assess many technologies. We have continued to incur losses as expected during this emerging stage. We anticipate that the success of our immediate product development strategy will permit us to further develop our other products and potential products currently in our portfolio. A major element of the Company's product strategy is to collaborate with Universities to research and develop new technologies as the first-step in new product commercialization. The Company believes that maintaining a limited infrastructure will enable it to develop products efficiently and cost effectively. However, consideration will be given to opportunities to strengthen the resources and portfolio in certain areas that may prove viable commercially and add value to the overall business in the future.

All prospective purchasers should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address the risks facing the Company, we must, among other things:

o increase our product portfolio by acquisition or collaborations with Universities;
o        enter into corporate partnerships;
o        license additional technology;
o        maintain a proprietary position in our technologies and products; and
o        attract and retain key personnel.

The Company may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. The likelihood of our success must be considered in light of the high-risk nature of technology based research and product development, and the competitive and regulatory environment in which we operate. Please review RISK FACTORS on page 25.

As of October 24, 2005, Bioaccelerate and JSMCL Capital Limited are the owners of record of approximately 2,000,000 (6.043%) and 2,358,236 (7.125%)
respectively or 4,358,236 (13.168%), in the aggregate, of the outstanding shares of our Common Stock. Therefore, other investors' ownership of Common Stock will reduce their ability to determine the outcome of matters requiring a stockholder vote, including the election of directors, and any merger, consolidation or sale of all or substantially all of the Company's assets.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE WILL BE SUBJECT TO RISKS ASSOCIATED WITH CONDUCTING BUSINESS IN FOREIGN COUNTRIES.

Because we have international operations in the conduct of our business, we are subject to the risks of conducting business in foreign countries, including:

o different standards for the development, use, packaging and marketing of our products and technologies;

o difficulty in identifying, engaging, managing and retaining qualified local employees;

o        difficulty  in  identifying   and  in   establishing   and  maintaining
         relationships with, partners, distributors and suppliers of finished and unfinished goods and services;

o the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements; and

o general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations.

WE WILL BE EXPOSED TO RISKS ASSOCIATED WITH FLUCTUATIONS IN FOREIGN CURRENCIES.

As part of our international operations, from time to time in the regular course of business, we convert dollars into foreign currencies and vice versa. The value of the dollar against other currencies is subject to market fluctuations and the exchange rate may or may not be in our favor.

WE HAVE PRIMARILY RELIED ON THIRD PARTIES FOR RESEARCH AND CLINICAL DEVELOPMENT AND WILL CONTINUE TO DO SO.

To date, we have relied primarily upon third parties in Europe and the U.S. for research development relating to our portfolio of products under development. Nonetheless, we will still substantially rely upon third parties for the greater part of our research and development.

WE HAVE LIMITED SALES AND MARKETING CAPABILITIES, AND MAY NOT BE SUCCESSFUL IN SELLING OR MARKETING OUR PRODUCT.

The creation of infrastructure to commercialize products is a difficult, expensive and time-consuming process. We currently have very limited sales and marketing capabilities, and would need to rely upon third parties to perform those functions. To the extent that we enter into co-promotion or other licensing arrangements, any revenues to be received by us will be dependent on the efforts of third parties if we do not undertake to develop our own sales and marketing capabilities. The efforts of third parties may not be successful. We may not be able to establish direct or indirect sales and distribution capabilities or be successful in gaining market acceptance for proprietary products or for other products. If we desire to market any products directly, we will need to develop a more robust marketing and sales force with technical expertise and distribution capability or contract with other companies with distribution systems and direct sales forces. Our failure to establish marketing and distribution capabilities or to enter into marketing and distribution arrangements with third parties could have a material adverse effect on our revenue and cash flows.

WE ARE DEPENDENT ON OUTSIDE MANUFACTURERS FOR THE MANUFACTURE OF OUR PRODUCTS. THEREFORE WE WILL HAVE LIMITED CONTROL OF THE MANUFACTURING PROCESS AND RELATED COSTS.

We are developing products which will require third-party assistance in manufacturing. The efforts of those third parties may not be successful. We may not be able to establish relationships with third-parties to manufacture our products.

We are dependent on third parties to supply all raw materials used in our products and to provide services for the core aspects of our business. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, profitability and cash flows.

We rely on third parties to supply all raw materials used in our products. In addition, we rely and will continue to rely on third-party suppliers, distributors and collaboration partners to provide services for many aspects of our business. Our business and financial viability are dependent on the regulatory compliance and timely and effective performance of these third parties, and on the strength, validity and terms of our various contracts with these third-party suppliers, distributors and collaboration partners. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, financial condition, profitability and cash flows.

THE COMPANY'S SUCCESS DEPENDS ON THE ATTRACTION AND RETENTION OF SENIOR MANAGEMENT AND SCIENTISTS WITH RELEVANT EXPERTISE.

The Company's future success will depend to a significant extent on the continued services of its key employees, particularly Magnus R. E. Gittins, who conceived of the Company's business and overall operating strategy and has been most instrumental in assisting the Company raise capital. On October 5, 2004, Lee J. Cole began as Chairman of the Company and is a key member of our management team. The Company does not maintain key man life insurance for Mr. Gittins or any other executive. The Company's ability to execute its strategy also will depend on its ability to attract and retain qualified scientists, sales, marketing and additional managerial personnel. If we are unable to find, hire and retain qualified individuals, we could have difficulty implementing our business plan in a timely manner, or at all.

THE COMPANY MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN SECURING FIRST-TIER RESEARCH AND DEVELOPMENT PROJECTS WHEN COMPETING AGAINST EXISTING OR NEW VENTURES.

Management believes that the Company's success to date in raising capital to finance nanotechnology research and commercialization projects is attributable, in large part, to the belief that the plan of operations adopted by the Company is relatively novel. If the Company continues to be successful in attracting funding for research and commercialization projects, it is possible that additional competitors could emerge and compete for financing. Should that occur, the Company could encounter difficulty in raising funds to finance its future operations and further research and commercialization of projects.

Additionally, there are some companies that already fund early-stage, scientific research at universities, and some venture capital funds invest in companies seeking to commercialize technology. It is possible that these established companies and venture funds, as well as possible additional competitors, will emerge to finance nanotechnology research. Should that occur, the Company could encounter difficulty in obtaining the opportunity to finance first-tier research and commercialization projects. Furthermore, should any commercial undertaking by the Company, with respect to a particular product or technology, prove to be successful, there can no assurance those competitors with greater financial resources than the Company will not emerge to offer similar competitive, products and/or technologies.

NANOTECHNOLOGY-ENABLED PRODUCTS ARE NEW AND MAY BE VIEWED AS BEING HARMFUL TO HUMAN HEALTH OR THE ENVIRONMENT.

There is increasing public concern about the environmental and ethical implications of nanotechnology that could impede market acceptance of products developed through these means. Potentially, nanotechnology-enabled products could be composed of materials such as carbon, silicon, silicon carbide, germanium, gallium arsenide, gallium nitride, cadmium selenide or indium phosphide, and nanotechnology-enabled products have no historical safety record. Because of the size, shape, or composition of the nanostructures or because they may contain harmful elements, nanotechnology-enabled products could pose a safety risk to human health or the environment. In addition, some countries have adopted regulations prohibiting or limiting the use of certain materials that contain certain chemicals, which may limit the market for nanotechnology-enabled products. U.S. government authorities could, for social or other purposes, prohibit or regulate the use of nanotechnology. The regulation and limitation of the kinds of materials used in or to develop nanotechnology-enabled products, or the regulation of the products themselves, could harm the commercialization of nanotechnology-enabled products and impair our ability to achieve revenue from the license of nanotechnology applications.

THE COMPANY WILL NEED APPROVAL FROM GOVERNMENTAL AUTHORITIES IN THE UNITED STATES AND OTHER COUNTRIES TO SUCCESSFULLY REALIZE COMMERCIAL VALUE FROM THE COMPANY'S ACTIVITIES.

In order to clinically test manufacture, and market products for commercial use, many of the Company's current subsidiaries may need to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies, including the U.S. Food and Drug Administration (FDA). Technology and product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. The time and expense required to perform the required testing can vary and is substantial. In addition, no action can be taken to market any biologic, drug or device in the United States until an appropriate marketing application has been approved by the FDA. Furthermore, even after initial FDA approval has been obtained, further trials may be required to provide additional data on safety and effectiveness. Adverse events that are reported during regulatory trials or after marketing approval can result in additional limitations being placed on a product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after approval, can result in product liability claims against the Company, which could significantly and adversely impact the value of our Common Stock.

IF EXPORT CONTROLS AFFECTING OUR PRODUCTS ARE EXPANDED, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

The U.S. government regulates the sale and shipment of numerous technologies by U.S. companies to foreign countries. Advance Nanotech's subsidiaries are developing products that might be useful for military and antiterrorism activities. Accordingly, U.S. government export regulations could restrict sales of these products in other countries. If the U.S. government places expanded export controls on our technology or products, our business would be materially and adversely affected. If the U.S. government determines that we have not complied with the applicable export regulations, we may face penalties in the form of fines or other punishment.

THE COMPANY'S ABILITY TO PROTECT ITS PATENTS AND OTHER PROPRIETARY RIGHTS IS UNCERTAIN, EXPOSING IT TO THE POSSIBLE LOSS OF COMPETITIVE ADVANTAGE.

The Company's subsidiaries have licensed rights to pending patents and have filed and will continue to file patent applications. The researchers sponsored by the Company may also file patent applications that Advance Nanotech chooses to license. If a particular patent is not granted, the value of the invention described in the patent would be diminished. Further, even if these patents are granted, they may be difficult to enforce. Efforts to enforce our patent rights could be expensive, distracting for management, unsuccessful, cause our patents to be invalidated, and frustrate commercialization of products. Additionally, even if patents are issued, and are enforceable, others may independently develop similar, superior, or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by or licensed to us may not afford us any meaningful competitive advantage. Our inability to maintain our licenses and our intellectual property rights could have a material adverse effect on our business, financial condition and ability to implement our business plan. If we are unable to derive value from our licensed or owned intellectual property, the value of your investment in the Company will be decline.

CERTAIN RISK FACTORS RELATING TO OUR STOCK

ADVANCE NANOTECH'S COMMON STOCK PRICE HAS FLUCTUATED SIGNIFICANTLY SINCE JANUARY 2004 AND MAY CONTINUE TO DO SO IN THE FUTURE.

Because we are a developmental stage company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our Common Stock will likely continue to fluctuate significantly. We do not expect to generate substantial revenue from the license or sale of our nanotechnology for several years, if at all. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

o        announcements of developments related to our business;

o developments in our strategic relationships with scientists within the nanotechnology field;

o our ability to enter into or extend investigation phase, development phase, commercialization phase and other agreements with new and/or existing partners;

o announcements regarding the status of any or all of our collaborations or products;

o market perception and/or investor sentiment regarding nanotechnology as the next technological wave;

o announcements regarding developments in the nanotechnology field in general;

o the issuance of competitive patents or disallowance or loss of our patent rights; and

o        quarterly variations in our operating results.

We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

Additional General Economic Conditions. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. Such fluctuations may adversely affect the market price of our Common Stock.

THE MARKET FOR PURCHASES AND SALES OF THE COMPANY'S COMMON STOCK AND WARRANTS MAY BE VERY LIMITED, AND THE SALE OF A LIMITED NUMBER OF SHARES OR WARRANTS COULD CAUSE THE PRICE TO FALL SHARPLY.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of the Common Stock or Common Stock underlying the Warrants quickly without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

SHAREHOLDER INTEREST IN THE COMPANY MAY BE SUBSTANTIALLY DILUTED AS A RESULT OF THE SALE OF ADDITIONAL SECURITIES TO FUND THE COMPANY'S PLAN OF OPERATION.

Our Certificate of Incorporation authorizes the issuance of an aggregate of 100,000,000 shares of Common Stock, on such terms and at such prices as the Board of Directors of the Company may determine. Of these shares, an aggregate of 33,096,401 shares of Common Stock have been issued, 13,540,858 are reserved for issuance upon exercise of outstanding warrants. Therefore, approximately 53,362,741 shares of Common Stock remain available for issuance by the Company to raise additional capital, in connection with prospective acquisitions or for other corporate purposes. Issuances of additional shares of Common Stock would result in dilution of the percentage interest in our Common Stock of all stockholders rateably, and might result in dilution in the tangible net book value of a share of our Common Stock, depending upon the price and other terms on which the additional shares are issued. In addition, the issuance of additional shares of Common Stock upon exercise of the Warrants, or even the prospect of such issuance, may be expected to have an effect on the market for the Common Stock, and may have an adverse impact on the price at which shares of Common Stock trade.

IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH RESEARCH REPORTS ABOUT OUR BUSINESS, OF IF THEY MAKE ADVERSE RECOMMENDATIONS REGARDING AN INVESTMENT IN OUR STOCK, OUR STOCK PRICE AND TRADING VOLUME MAY DECLINE.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of our company, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about our Company regularly, our Common Stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

WE MAY BE THE SUBJECT OF SECURITIES CLASS ACTION LITIGATION DUE TO FUTURE STOCK PRICE VOLATILITY.

In the past, when the market price of a stock has been volatile, holders of that stock have often initiated securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

WE DO NOT INTEND TO DECLARE DIVIDENDS ON OUR COMMON STOCK.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

We may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. We have limited experience in developing nanotechnology products and locating patent holders, businesses or institutions of higher learning that have such knowledge and expertise. Likewise, we have limited experience in securing profitable agreements with such persons, entities and institutions.

We cannot predict our future capital needs and we may not be able to secure additional financing which could affect our ability to operate as a going concern. We have recently completed an offering through a first Private Placement of 9,960,250 shares of our common stock. We received gross aggregate proceeds of $19,920,500 from the sale of those securities. In connection with the Private Placement, we issued warrants to each investor. For every two shares purchased under the Private Placement, the investor received one warrant to purchase one additional share of common stock at an exercise price of $3.00 per share. In addition, we issued warrants to our placement agents to purchase up to 895,776 shares of common stock at an exercise price of $2.00 per share. The purchase price of the Warrants and the Placement Warrants are subject to adjustment if under certain circumstances which can be generally characterized as "reorganizational changes" to the equity structure of the Company. The Warrants to purchase common stock are generally exercisable within three years of the issuance date. The Placement Warrants to purchase common stock are generally exercisable within five years of the issuance date. We also completed an offering through a second Private Placement of 1,818,400 shares of our common stock. We received gross aggregate proceeds of $3,636,800 from the sale of those securities. In connection with the Private Placement, we issued warrants to each investor. For every two shares purchased under the Private Placement, the investor received one warrant to purchase one additional share of common stock at an exercise price of $3.00 per share. In addition, we issued warrants to our placement agents to purchase up to 89,090 shares of common stock at an exercise price of $2.00 per share. The purchase price of the Warrants and the Placement Warrants are subject to adjustment if under certain circumstances which can be generally characterized as "reorganizational changes" to the equity structure of the Company. The Warrants to purchase common stock are generally exercisable within three years of the issuance date. The Placement Warrants to purchase common stock are generally exercisable within five years of the issuance date. Nevertheless, we may need additional financing to continue to fund the research and development of our products and to generally expand and grow our business. To the extent that we will be required to fund operating losses, our financial position would deteriorate. There can be no assurance that we will be able to find significant additional financing at all or on terms favorable to us. If equity securities are issued in connection with a financing, dilution to our stockholders may result, and if additional funds are raised through the incurrence of debt, we may be subject to restrictions on our operations and finances. Furthermore, if we do incur additional debt, we may be limiting our ability to repurchase capital stock, engage in mergers, consolidations, acquisitions and asset sales, or alter our lines of business or accounting methods, even though these actions would otherwise benefit our business. As of December 31, 2004 we had a stockholders' deficit of $266,031and net working capital of $1,319,828.

If adequate financing is not available, we may be required to delay, scale back or eliminate some of our research and development programs, to relinquish rights to certain technologies or products, or to license third parties to commercialize technologies or products that we would otherwise seek to develop. Any inability to obtain additional financing, if required, would have a material adverse effect on our ability to continue our operations and implement our business plan.

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS.

The market price of the securities of nanotechnology and biotechnology related companies have been especially volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for nanotechnological and biotechnological stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our common stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

THE PUBLIC TRADING MARKET FOR OUR COMMON STOCK IS LIMITED AND MAY NOT BE DEVELOPED OR SUSTAINED WHICH COULD LIMIT THE LIQUIDITY OF AN INVESTMENT IN OUR COMMON STOCK.

There is a limited trading market for the common stock. Since October 5, 2004, the common stock has been traded sporadically under the symbol "AVNA.OB" on the OTC bulletin board, an inter-dealer automated quotation system for equity securities. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained which could limit your ability to sell our common stock at a desired price.

CERTAIN EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP OF OUR COMMON STOCK.

As of October 24, 2005, there are 33,096,401 shares of common stock outstanding. We completed an offering through a first Private Placement of 9,960,250 shares of our common stock on February 2, 2005. In connection with the first Private Placement, we issued warrants to each investor. For every two shares purchased under the first Private Placement, the investor received one warrant to purchase one additional share of common stock, for a total of 4,980,126 warrants, at an exercise price of $3.00 per share. In addition, we issued warrants to our placement agents to purchase up to 895,776 shares of common stock at an exercise price of $2.00 per share. We also completed an offering through a second Private Placement of 1,818,400 shares of our common stock on March 24, 2005. In connection with the Private Placement, we issued warrants to each investor. For every two shares purchased under the Private Placement, the investor received one warrant to purchase one additional share of common stock, for a total of 909,200 warrants, at an exercise price of $3.00 per share. In addition, we issued warrants to our placement agents to purchase up to 89,090 shares of common stock at an exercise price of $2.00 per share. Additionally, Jano Holdings Limited holds 6,666,666 warrants at an exercise price of $2.00 per share.

The exercise of warrants, as well as any future, stock splits, redemptions, mergers or other similar transaction, will result in a dilution to your percentage ownership of our common stock.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements which are
subject  to  risks,   uncertainties   and  assumptions  about  us,  may  include
projections of our future financial performance, or anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the section entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors." Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness or any of these forward-looking statements.

                                 USE OF PROCEEDS

The following table describes how we plan to allocate the proceeds of this offering, assuming the selling shareholders exercise half or all of the 6,874,192 shares of Common Stock underlying warrants, 984,866 warrants exercisable at $2.00 and 5,889,326 exercisable at $3.00, offered:

                                                     Sale of          Sale of
                                                    3,327,096        6,874,192
                                                     Shares           Shares
                                                    (50% of          (100% of
                                                    Offering)        Offering)
                                                 --------------   --------------
Gross proceeds ..............................    $ 9,818,855.00   $19,637,710.00

Estimated offering expenses (e.g.;
   printing and mailing costs,
   legal and accounting fees, SEC
   registration fee, and blue sky fees) .....    $   100,000.00   $   100,000.00

Estimated net proceeds ......................    $ 9,718,855.00   $19,537,710.00

Estimated uses of proceeds
   General and administrative expenses
   and additional working capital ...........    $ 9,718,855.00   $19,537,710.00


Regardless of the amount of proceeds we may receive from the exercise of warrants, the funds will be used to cover general and administrative expenses and as additional working capital. We are not relying on these proceeds to finance the Company during the next twelve months. For an analysis of the use of proceeds from our private placement of preferred stock, please see Item 25 below.

                         DETERMINATION OF OFFERING PRICE

The selling stock holders will, at their discretion, sell the stock at the prevailing market price for our shares. The price for the shares of stock offered by this Prospectus has not been and will not be determined by us.

                                    DILUTION

As of October 24, 2005, we had 33,096,401 shares of common stock issued and outstanding. This total number of shares includes the 19,431,182 shares which are being registered by this Registration Statement. Additionally, 6,874,192 shares underlying the warrants are being registered by this Registration
Statement. In addition warrants to purchase 6,666,666 shares are held by Jano Holdings, Ltd.; however, none of these shares are being registered hereunder.

                              SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by each selling stockholder and the number of shares that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the securities act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which becomes issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 33,096,401 shares of our common stock outstanding as of October 24, 2005.

               SELLING SHAREHOLDERS AND OWNERSHIP OF COMMON STOCK

FIRST PRIVATE PLACEMENT
                                            NUMBER OF
                                            SHARES                     PERCENTAGE              PERCENTAGE
                                            BENEFICIALLY   NUMBER OF   OF                      OF
                                            OWNED          SHARES      OWNERSHIP   NUMBER OF   OWNERSHIP
                                            PRIOR TO       BEING       PRIOR TO    SHARES      AFTER
NAME OF SELLING SHAREHOLDER                 OFFERING       OFFERED     SALE **     BEING SOLD  SALE **
Peter Grabler *                                   37,500      37,500         ***      37,500          0
180 Standish Rd
Needham, PA 02492

Wayne Saker *                                     75,000      75,000         ***      75,000          0
120 Seaver St., C-402
Brookline, MO 02445

Pricaspian Development Corporation(1)            750,000     750,000       2.27%     750,000          0
5299 DTC Boulevard, Suite 500
Greenwood Village, CO 80111

Keith A. Hanson and Irene C. Hanson JT TEN *      37,500      37,500         ***      37,500          0
19 E. St Albans Rd.
Hopkins, MN 55305

Palisades Master Fund, L.P. *                    450,000     450,000       1.36%     450,000          0
Harbour House, Waterfront Drive
Road Town, Tortola
British Virgin Islands

Palisades Master Fund, L.P.*                     150,000     150,000         ***     150,000          0
Harbour House, Waterfront Drive
Road Town, Tortola
British Virgin Islands

RCI II, Ltd. *                                   375,000     375,000       1.13%     375,000          0
The Metropale, Rosevalle Straight
St. Heiler, Jersey, Channel Islands


PEF Advisors Ltd *                               300,000     300,000         ***     300,000          0
Harbour House, Waterfront Drive
Road Town, Tortola
British Virgin Islands

Voltron Ventures LP *                            300,000     300,000         ***     300,000          0
780 Third Avenue, 23rd
New York, NY 10017

Knight Investments LP *                          225,000     225,000         ***     225,000          0
960 Reef Road
Vero Beach, FL 32963

Amy R. Daly TTEE UAD 101404 FBO Amy Daly *       187,500     187,500         ***     187,500          0
P.O. Box 882890
Steamboat, CO 80488

Louis Marx III *                                 187,500     187,500         ***     187,500          0
22 East 66th Street, Apt. 3
New York, NY 10021

----------
(1)  Purchased  shares in both  First  (250,000)  and Second  (250,000)  Private
     Placement;   also  includes  250,000  (125,000  shares  from  each  Private
     Placement)  shares to be issued  upon  exercise  of  warrants  at $3.00 per share.


                                       35


Louis Marx Jr. *                                 187,500     187,500         ***     187,500          0
645 Madison Ave, Suite 500
New York, NY 10022

Arthur Cohen *                                   150,000     150,000         ***     150,000          0
67 Old Hill Road
Westport, CT 06880

Blue Hill Ventures *                             150,000     150,000         ***     150,000          0
450 Park Avenue, Suite 2101
New York, NY 10022

Cordillera Fund LP *                             150,000     150,000         ***     150,000          0
8201 Preston Road, Suite 400
Dallas, TX 75225

David W. Raisbeck *                              150,000     150,000         ***     150,000          0
26640 Edgewood Road
Shorewood, MN 55331

Nite Capital LP *                                150,000     150,000         ***     150,000          0
100 East Cook Ave, Suite 201
Libertyville, IL 60048

Puglisi Capital Partners *                       150,000     150,000         ***     150,000          0
399 Park Avenue, 37th Floor
New York, NY 10022

Rodd Friedman *                                  150,000     150,000         ***     150,000          0
93 Hillsport Rd
Westport, CT 06880

Morgan Stanley C/F Philip Mittleman IRA *        150,000     150,000         ***     150,000          0
1160 Fifth Avenue, Apt. 206
New York, NY 10029

The Jay Goldman Master Fund LP *                 112,500     112,500         ***     112,500          0
152 West 57th Street
New York, NY 10019

Neil V. Moody TTEE UAD 020995 FBO Neil V
Moody Rev Trust *                                112,500     112,500         ***     112,500          0
100 Sands Point Road, #305
Longboat Key, FL 34228

Richard Molinsky *                               112,500     112,500         ***     112,500          0
51 Lord's Highway East
Weston, CT 06883

SDS Capital Group SPC, Ltd. *                    112,500     112,500         ***     112,500          0
53 Forest Avenue, Suite 203
Old Greenwich, CT 06870

Voltron Ventures II, L.P. *                      112,500     112,500         ***     112,500          0
780 Third Avenue, 23rd
New York, NY 10017

William F. Matlack *                             112,500     112,500         ***     112,500          0
181 Erie St., #114
Jersey City, NJ 07302

Dale Burns *                                      75,000      75,000         ***      75,000          0
10460 Roosevelt #133
St. Petersburg, FL 33716

Dennis W. Slavik *                                75,000      75,000         ***      75,000          0
18707 Pepper Pike
Liutz, FL 33558


                                       36


George T. Hawes *                                 75,000      75,000         ***      75,000          0
49 Central Drive
Plandome, NY 11030

Peter Brennan *                                   75,000      75,000         ***      75,000          0
525 East 82nd Street, Apt. 6G
New York, NY 10028

Valhalla Investment Partners LP *                 75,000      75,000         ***      75,000          0
1618 Main Street
Sarasota, FL 34236

Snobar Private Trust Company Trustee
Richard Wynn TTE UAD 100303 FBO A/T/F Zatar
Trust *                                           75,000      75,000         ***      75,000          0
Reid House, 31 Church Street
Hamilton, Bermuda

William J. Truxal and Elizabeth L. Truxal
JT TEN *                                          75,000      75,000         ***      75,000          0
226 Harbor View Lane
Largo, FL 34640

Jill Ferrari Rosen *                              56,250      56,250         ***      56,250          0
1365 York Avenue, #34B
New York, NY 10021

Peter Joseph O'Gorman & Rosemary A.
O'Gorman JT TEN *                                 56,250      56,250         ***      56,250          0
43 Old Chimney Rd
Upper Saddle River, NJ 07458

James Morgan Kenny *                              52,500      52,500         ***      52,500          0
1201 US Highways 1, Suite 435
North Palm Beach, FL 33408

Momentum Investment Services LLC *                41,250      41,250         ***      41,250          0
3141 Cahuenga Blvd
Los Angeles, CA 90068

James Altman *                                    37,500      37,500         ***      37,500          0
121 Center Street
Clinton, NJ 08809

Greg Schlopak *                                   37,500      37,500         ***      37,500          0
63 Main Street
Gloucester, MA 01930

Ira M. Belsky *                                   37,500      37,500         ***      37,500          0
201 Sagamore Lane
Franklin Lakes, NJ 07417

Marc Blank *                                      37,500      37,500         ***      37,500          0
18930 Pinehurst Rd
Bend, OR 97701

Philip Mittlemen *                                37,500      37,500         ***      37,500          0
1160 Fifth Avenue, Apt. 206
New York, NY 10029

Robert A. Jordan *                                37,500      37,500         ***      37,500          0
4902 Northbend Road
McLeansvielle, NC 27301

Stuart A. Sosonko *                               37,500      37,500         ***      37,500          0
340 Stein Hauser Lande
Wycroff, NJ 07481


                                       37


TCMP3 Partners *                                  37,500      37,500         ***      37,500          0
7 Century Drive, Suite 201
Parsippany, NJ 07054

Will Garwood *                                    37,500      37,500         ***      37,500          0
3642 Ella Lee Lane
Houston, TX 77027

John Brock *                                      37,500      37,500         ***      37,500          0
5838 Eagle Island
West Vancouver, British Columbia,
Canada V7W 1V6

A. William Bertsch III *                          15,000      15,000         ***      15,000          0
155 Linden Farms Rd
Locust Valley, NY 11560

A. W. Bertsch Inc. *                              18,750      18,750         ***      18,750          0
986 Wolver Hollow Rd
Oyster Bay, NY 11771

John Jay Gebhardt *                               26,250      26,250         ***      26,250          0
17 E 97th Street, Apt. 5D
New York, NY 10029

Vincent Calicchia *                               18,750      18,750         ***      18,750          0
2730 Hedwig Drive
Yorktown Heights, NY 10598

Amy S. Bertsch *                                  18,750      18,750         ***      18,750          0
6 Woodcutters Lane
Cold Spring Harbor, NY 11724

Clay Querbes *                                    18,750      18,750         ***      18,750          0
2828 Hood St. #1207
Dallas, TX 75219

Edwin Arthur Schermerhorn & Beverly Kay
Schermerhorn JT TEN *                             18,750      18,750         ***      18,750          0
2820 S. Utica Ave
Tulsa, OK 74114

Kenneth G. Futter *                               18,750      18,750         ***      18,750          0
2 Golden Court
Roywayton, CT 06853

Henry F Gurley III *                              18,750      18,750         ***      18,750          0
28 Harned Drive
Center Port, NY 11721

Josiane Collazo *                                 18,750      18,750         ***      18,750          0
43 Overlook Drive
Center Port, NY 11721

Julian Cohen & Doris B. Cohen JT TEN *            18,750      18,750         ***      18,750          0
352 IU Willets Road
Roslyn Heights, NY 11577

Peter Rugg *                                      18,750      18,750         ***      18,750          0
176 East 71st Street
New York, NY 10021

Philip Schwartz & Michelle Schwartz JT TEN *      18,750      18,750         ***      18,750          0
339 Godwin Avenue
Midland Park, NJ 07432


                                       38


Querbes Family Partnership *                      18,750      18,750         ***      18,750          0
5956 Sherry Lane, Suite 1616
Dallas, TX 75225

Ralston H. Coffin *                               18,750      18,750         ***      18,750          0
580 Sable Oak Lane
Vero Beach, FL 32963

Ralph Tenebruso *                                 18,750      18,750         ***      18,750          0
35 Suburban Lane
Nesconset, NY 11967

Robert Deleonardis *                              18,750      18,750         ***      18,750          0
211 East 46th Street, 4th Floor
New York, NY 10017

Shirley Sullivan *                                18,750      18,750         ***      18,750          0
42 Liberty Common
Rye, NY 03870

Florence Mittleman *                              15,000      15,000         ***      15,000          0
8 Horse Hollow Rd
Lattingtown, NY 11560

Glenn Allan Harrison *                            15,000      15,000         ***      15,000          0
885 Shore Rd
Novcomis, FL 34275

John J. Kenny *                                   15,000      15,000         ***      15,000          0
1201 US Highway 1, Suite 435
North Palm Beach, FL 33408

Prescott McKee *                                  15,000      15,000         ***      15,000          0
21 Sunset Ave, #1
Venice, CA 90291

Will Corey *                                      15,000      15,000         ***      15,000          0
6 Libby Drive
Glen Cove, NJ 11542

Francis A. Fiolek *                               11,250      11,250         ***      11,250          0
7 Valley Heights Rd
Westport, CT 06880

Manu Gambhir *                                     9,375       9,375         ***       9,375          0
33 Brownstone Blvd.
Voorhees, NJ 08043

Kevin Nini *                                      37,500      37,500         ***      37,500          0
2 Hageman Lance
Princeton, NJ 08540

Michael Williams *                                37,500      37,500         ***      37,500          0
21 Sand Spring Rd
Morristown, NJ 07960

Robert Rex *                                      15,000      15,000         ***      15,000          0
220 E. Goldview Rd.
Ardmore, PA 19003

James Goldfinger *                                15,000      15,000         ***      15,000          0
1980 Wellsprings Lane
Malern, PA 19353

David D. Sims and Linda W. Sims JT TEN *           9,375       9,375         ***       9,375          0
39 Highview Rd
Huntington, NY 11743


                                       39


Peter Murphy *                                     9,375       9,375         ***       9,375          0
5 Dale Rd
Huntington, NY 11743

Richard E. Goldfinger *                           11,250      11,250         ***      11,250          0
24 Pinflower Lane
West Windsor, NJ 08550

Louis Golia and Erika Golia JT TEN *               9,375       9,375         ***       9,375          0
22 Francis Drive
Hillsborough, NJ 08844

Steven Waldman *                                   9,375       9,375         ***       9,375          0
4314 Marina City Dr #516
Marina Del Ray, CA 90292

Richard Neslund *                                187,500     187,500         ***     187,500          0
15210 Wayzata Blvd
Wayzata, MN 55391

Charles Trapp *                                   18,750      18,750         ***      18,750          0
1158 Staffler Rd
Bridgewater, NJ 08807

SMC Somerset Kensington LP *                      18,750      18,750         ***      18,750          0
1158 Staffler Rd
Bridgewater, NJ 08807

John Villa *                                      18,750      18,750         ***      18,750          0
1314 Vincanzo Drive
Tomis River, NJ 07701

American Venture Marketing(2)                     27,500      27,500         ***      27,500          0
44 Main Street, Suite 101
Westport, CT 06880

Michael H. Weiss *                                75,000      75,000         ***      75,000          0
25 Briarwood Lane
Lawrence, NY 11559

Jacob Engel *                                    112,500     112,500         ***     112,500          0
10 Gel Court
Monsey, NY 10952

Meryvn Klein *                                    75,000      75,000         ***      75,000          0
38 Winesap Lane
Monsey, NY 10952

John P. Kneafsey *                                37,500      37,500         ***      37,500          0
32 Venetian Drive
Delray Beach, FL 33424

Virgil E. Wenger *                                37,500      37,500         ***      37,500          0
450 Middlesex Rd.
Darien, CT 06820

Professional Traders Fund LLC *                  187,500     187,500         ***     187,500          0
12100 Old Country Rd
Suite 206
Westbury, NY 11540

----------
(2)  Purchased 5,000 shares in the First Private  Placement;  Registering  2,500
     shares  underlying   warrants  issued  in  connection  with  First  Private
     Placement;  Also registering  20,000 shares with "piggy back"  registration rights.


                                       40


Professional Traders Management LLC *             75,000      75,000         ***      75,000          0
1400 Old Country Rd
Suite 206
Westbury, NY 11590

Zalman Fishman *                                  37,500      37,500         ***      37,500          0
25 Ohr Hachaim
Kiryat, Sefer 71919

Richard E. Verblaauw *                            18,750      18,750         ***      18,750          0
11 Tavanger Run
Kinnelon, NJ 07405

ATW Qualified Partners LTD *                      90,000      90,000         ***      90,000          0
1044 Northern Blvd
Suite 302
Roslyn, NY 11576

Truk International Fund LP *                       4,500       4,500         ***       4,500          0
1 East 52nd Street
Sixth Floor
New York, NY 10022

GSSF Master Fund, LP *                           562,500     562,500       1.70%     562,500          0
100 Crescent Court
Suite 490
Dallas, TX 75201

Philip Rosenberg *                                18,750      18,750         ***      18,750          0
318 Temple Lane
Wilmette, IL 60091

Joseph Vales *                                     9,375       9,375         ***       9,375          0
77 Westcott Rd
Princeton, NJ 08540

Kevin McGrath *                                   15,000      15,000         ***      15,000          0
82 Buckingham Ridge Rd.
Wilton, CT 06897

MHJ Holdings Co. *                               187,500     187,500         ***     187,500          0
3831 Turtle Creek Blvd
#14C
Dallas, TX 75219

Bruce L. McKee *                                  75,000      75,000         ***      75,000          0
2071 Royal Fern Lane
Birmingham, AL 35244

Brian E. Walsh *                                  37,500      37,500         ***      37,500          0
1 Barrow Place
Rye, NY 10580

ATW Partners LLC *                                31,500      31,500         ***      31,500          0
1044 Northern Blvd
Suite 302
Roslyn, NY 11576

New Millennium Capital Partners LLC *              4,500       4,500         ***       4,500          0
1044 Northern Blvd
Suite 13
Roslyn, NY 11576

Tony Nikolich *                                   15,000      15,000         ***      15,000          0
3208 Langley Rd.
Plano, TX 75025


                                       41


James Bechand *                                   18,750      18,750         ***      18,750          0
3 Water Locust Lane
Huntington, NY 11743

Robert Levy *                                      9,375       9,375         ***       9,375          0
2217 Yardley Rd
Yardley, PA 19067

John Brady *                                      18,750      18,750         ***      18,750          0
68 Encino Avenue
Camarillo, CA 93010

Simon W. Frank *                                  37,500      37,500         ***      37,500          0
137 Rowayton Ave
Rowayton, CT 06853

Steve Armatas *                                  112,500     112,500         ***     112,500          0
195 Hudson Street
#2E
New York, NY 10013

Arthur B. Steinberg *                             37,500      37,500         ***      37,500          0
84 73rd St
Brooklyn, NY 11209

Eric Lichtenstein *                               18,750      18,750         ***      18,750          0
108 5th Ave
Apt 8A
New York, NY 10011

ATW Offshore LTD *                                99,000      99,000         ***      99,000          0
c/o Admiral Administrative Ltd
P.O. Box 32021
Anchorage Center, 2nd
Grand Cayman, Cayman Islands

Truk Opportunity Fund LLC *                       70,500      70,500         ***      70,500          0
1 East 52nd Street
Sixth Floor
New York, NY 10022

Gryphon Master Fund LP *                       1,687,500   1,687,500       5.10%   1,687,500          0
100 Crescent Court
Suite 490
Dallas, TX 75201

John Mutscheller *                                18,750      18,750         ***      18,750          0
12308 Michaelsford Rd
Lockeysville, MD 21036

Kendall Morrison *                                30,000      30,000         ***      30,000          0
55 Eastgate Drive
Phoenixville, PA 19460

Robert Barker & Caroline Barker JTWROS *          11,250      11,250         ***      11,250          0
78A Elwill Way
Bechenham
Kent,  UK

Anibal Barroso *                                   7,500       7,500         ***       7,500          0
41 Cheryl Lane
Prospect, CT 06712

Edward Whiting *                                  37,500      37,500         ***      37,500          0
5 Tolaeneke Trail
Darien, CT 06820


                                       42


C. Lawrence Rutstein *                            18,750      18,750         ***      18,750          0
2356 NW 60th St.
Boca Raton, FL 33496

SRG Capital *                                     75,000      75,000         ***      75,000          0
120 Broadway
40th Floor
New York, NY 10271

The Frost National Bank, FBO Renaissance US
Growth Investment Trust PLC *                    247,500     247,500         ***     247,500          0
8080 N. Central Expressway
Suite 210 LB-59
Dallas, TX 75206

Larry Bouts *                                    150,000     150,000         ***     150,000          0
140 Delaware Lane
Franklin Lakes, NJ 7417

H. John Greeniaus *                               75,000      75,000         ***      75,000          0
10 Jacob Arrows Road
Morristown, NJ 7960

William A. Lewis IV *                             75,000      75,000         ***      75,000          0
201 East 87th Street
Apt 5H
New York, NY 10128

Keir Kleinknecht *                                37,500      37,500         ***      37,500          0
242 East 48th Street
New York, NY 10017

Neil V. Moody TTEE UAD 020995 FBO Neil V
Moody Rev Trust *                                 37,500      37,500         ***      37,500          0
100 Sands Point Road #305
Longboat Key, FL 34228

Steven Bottcher *                                 18,750      18,750         ***      18,750          0
3103 Marsh Gate
Johns Island, SC 29455

Leonidas Group LLC *                              18,750      18,750         ***      18,750          0
400 Garden City Plaza
Ste 106
Garden City, NY 11530

Daniel A. Bachtle(3)                              67,500      67,500         ***      67,500          0
11 Stones Throw
Willmington, DE 19803

David Wilcott Johnson(4)                          35,000      35,000         ***      35,000          0
7208 Cornelia Drive
Edina, MN 55435

----------
(3)  Purchased  25,000 shares in First  Private  Placement;  Registering  12,500 shares  underlying  warrants  issued in  connection  with the First Private
     Placement;  Also registering  30,000 shares with "piggy back"  registration rights.

(4)  Purchased  10,000  shares in First  Private  Placement;  Registering  5,000 shares  underlying  warrants  issued in  connection  with the First Private
     Placement;  Also registering  20,000 shares with "piggy back"  registration rights.


                                       43


The Frost National Bank, FBO BFS US Special
Opportunities Trust *                            247,500     247,500         ***     247,500          0
8080 N. Central Expressway
Suite 210 LB-59
Dallas, TX 75206

Prana LLC *                                      150,000     150,000         ***     150,000          0
8491 W Sunset Blve
Suite 415
Los Angeles, CA 90069

First Mirage, Inc. *                              75,000      75,000         ***      75,000          0
333 Sandy Springs Circle
Suite 230
Atlanta, GA 30328

Beaufort Ventures Ltd. *                          75,000      75,000         ***      75,000          0
155 Abbey Road
London

Cintra Investment *                               37,500      37,500         ***      37,500          0
239 Park Avenue
New York, NY 10003

Generation Capital Associates *                   37,500      37,500         ***      37,500          0
1085 Riverside Trace
Atlanta, GA 30328

Darren Taube *                                    18,750      18,750         ***      18,750          0
150 E 18th Street
New York, NY 10002

Leon Frenkel *                                   187,500     187,500         ***     187,500          0
1600 Flat Rock Rd
Penn Valley, PA 19072

James Levi *                                      37,500      37,500         ***      37,500          0
85 Larchmont Avenue
Larchmont, NY 10538

The Frost National Bank, FBO Renaissance
Capital Growth & Income Fund III, Inc. *         247,500     247,500         ***     247,500          0
8080 N. Central Expressway
Suite 210 LB-59
Dallas, TX 75206

Anne M. Esker *                                  150,000     150,000         ***     150,000          0
One Manor Hill Drive
Mendham, NJ 7945

David H. Clarke *                                 75,000      75,000         ***      75,000          0
2929 Winding Oaks Lane
Wellington, FL 33414

Nathan Gantcher *                                 75,000      75,000         ***      75,000          0
86 Birchall Drive
Scarsdale, NY 10583

James Postl *                                     37,500      37,500         ***      37,500          0
5338 Doliver Dr.
Houston, TX 77056

Dean Blechman & Sharon Blechman JTWROS *          37,500      37,500         ***      37,500          0
4 Stone Gate Court
Setauket, NY 11733


                                       44


Ronald Nash *                                     37,500      37,500         ***      37,500          0
501 Madison Avenue
New York, NY 10022

David Dobell *                                    18,750      18,750         ***      18,750          0
32 Seville Ave
Rye, NY 10580

Alla Pasternack Frenkel *                        187,500     187,500         ***     187,500          0
1323 Valley Road
Villanova, PA 19085

Iriquois Capital *                               300,000     300,000         ***     300,000          0
642 Lexington Ave
20th Floor
New York, NY 10022

Shelby Jordon *                                   25,500      25,500         ***      25,500          0
40 Cushman Rd
Scarsdale, NY 10583

Daniel K. Weiskopf II *                           75,000      75,000         ***      75,000          0
230 Park Avenue
Suite 1550
New York, NY 10169

Damel Partners *                                  75,000      75,000         ***      75,000          0
525 East 82nd St
Apt. 6G New York, NY 10028

Salvatore A. Tiano *                              37,500      37,500         ***      37,500          0
143 Dedham St.
Dover, MA 2030

William H. Morton Jr. *                           11,250      11,250         ***      11,250          0
2 Chester Drive
Rye, NY 10580

Karen Caputo *                                     6,000       6,000         ***       6,000          0
52 Kenilworth Road
Rye, NY 10580

Richard Neslund *                                150,000     150,000         ***     150,000          0
11370 Longwater Chase Court
Fort Meyers, FL 33908

Michael Morris *                                  37,500      37,500         ***      37,500          0
12 Silverback Rd
Merrick, NY 11866

Irving Goldstein *                                 7,500       7,500         ***       7,500          0
47 Bryanston Court
George Str.
London

David Jordon(5)                                  300,000     300,000         ***     300,000          0
40 Cushman Rd
Scarsdale, NY 10583

Haley Jordon *                                    25,500      25,500         ***      25,500          0
40 Cushman Rd
Scarsdale, NY 10583

----------
(5)  Purchased  shares in both  First  (100,000)  and Second  (100,000)  Private
     Placements;  Registering  100,000  shares  underlying  warrants  issued  in connection with First (50,000) and Second (50,000) Private Placements.


                                       45


William Silver *                                  75,000      75,000         ***      75,000          0
830 Park Avenue
New York, NY 10021

Jack Kleinert *                                   37,500      37,500         ***      37,500          0
316 Briary Drive
Franklin Lakes, NJ 07417

Peter Janssen *                                   37,500      37,500         ***      37,500          0
1345 Old Northern Blvd
Roslyn, NY 11576

Roger Bodman *                                     9,375       9,375         ***       9,375          0
c/o PSI LLC
414 Riverview Plaza
Trenton, NJ 08611

Lloyd Bankson *(6)                                 5,001       5,001         ***       5,001          0
26 Indian Point Lane
Riverside, CT 6878

Lewis Pell *                                      75,000      75,000         ***      75,000          0
1 West 72nd Street
New York, NY 10023

Lyra Holdings Limited(7)                         545,000      55,000       1.65%      55,000      1.48%
International Commercial Centre
Suite F-8
Casemates, Gilbratar

BG Internet Solutions *                           60,000      60,000         ***      60,000          0
6 Calcot Court
Calcot
Reading, Berkshire, UK

Jennifer Jordon *                                 25,500      25,500         ***      25,500          0
40 Cushman Rd
Scarsdale, NY 10583

Rosalind Davidowitz *                            150,000     150,000         ***     150,000          0
7 Sutton Place So.
Lawrence, NY 11559

John P. Smith & Katherine Smith JTWROS *         150,000     150,000         ***     150,000          0
118 Rockburn Pass
West Milford, NJ 7480

Templeboy Ventures Inc. *                         37,500      37,500         ***      37,500          0
1160 5th Avenue, Suite 412
New York, NY 10029

----------
(6)  Purchased 3,125 shares in First Private Placement; Registering 1,563 shares underlying  warrants issued in connection with the First Private Placement;
     Also  registering 313 Placement Agent Warrants in connection with the First
     Private Placement.

(7)  Purchased  20,000 shares in First  Private  Placement;  Registering  10,000 shares  underlying  warrants  issued in  connection  with the First Private
     Placement;  Also registering  25,000 shares with "piggy back"  registration rights.


                                       46


Janet Levitt Zalkin *(8)                           5,001       5,001         ***       5,001          0
570 Park Avenue
New York, NY 10021

Robert Caputo *                                    6,000       6,000         ***       6,000          0
140 Shertwoods Road
New Fairfield, CT 6812

Cindy Dolgin *                                    37,500      37,500         ***      37,500          0
2 Jordan Dr.
Great Neck, NY 11021
JCAR  Ltd *                                       37,500      37,500         ***      37,500          0
2560 Highvale Dr.
Las Vegas, NV 89134

Bradwall Limited(9)                              155,500     155,500         ***     155,500          0
International Commercial Centre
Suite F-8
Casemates, Gibraltar

Majestic Ltd *                                    15,000      15,000         ***      15,000          0
International Commercial Centre
Suite F-8
Casemates,  Gibraltar

Philip Milton *                                   37,500      37,500         ***      37,500          0
27 Marks Road
Riverside, CT 06878

Griffin Securities (10)                           58,313      26,325         ***      26,325          0
17 State Street
New York, NY 10004

Friendly Capital LLC Defined Benefit
Plan (11)                                        174,938      78,975         ***      78,975          0
21 South End Ave, #603
New York, NY 10280



SECOND PRIVATE PLACEMENT
                                            NUMBER OF
                                            SHARES                     PERCENTAGE              PERCENTAGE
                                            BENEFICIALLY   NUMBER OF   OF                      OF
                                            OWNED          SHARES      OWNERSHIP   NUMBER OF   OWNERSHIP
                                            PRIOR TO       BEING       PRIOR TO    SHARES      AFTER
NAME OF SELLING SHAREHOLDER                 OFFERING       OFFERED     SALE **     BEING SOLD  SALE **
Gregory Osborn & Elizabeth Wongo JT TEN *         37,500      37,500         ***      37,500          0
202 Mountain Avenue
Ridgewood, NJ 07450

----------
(8)  Purchased 3,125 shares in the First Private  Placement;  registering  1,563 shares  underlying  warrants  issued in  connection  with the First Private
     Placement;  Also registering 313 shares underlying Placement Agent Warrants issued in connection with the First Private Placement.

(9) Purchased 25,000 shares in the First Private Placement; registering 12,750 shares underlying warrants issued in connection with the First Private
     Placement; Also registering 118,000 shares with "piggy back" registration rights.

(10) Registering 26,325 shares underlying Placement Agent Warrants issued in connection with the First Private Placement.

(11) Registering 78,975 shares underlying Placement Agent Warrants issued in connection with the First Private Placement.


                                       47


Joshua Emanuel *                                  37,500      37,500         ***      37,500          0
35 Horizon Drive
Wayne, NJ 07470

Michael D. Schutte & Pamela Schutte JT TEN *      18,750      18,750         ***      18,750          0
W390 N9451 Pennslyvania St.
Ixonia, WI 53036

Eric Brachfeld & Nancy Siegel JT TEN *            18,750      18,750         ***      18,750          0
890 West End Ave #16D
New York, NY 10025

Sidney Horowitz *                                 15,000      15,000         ***      15,000          0
58 Bechstein Drive
Aberdeen, NJ 07747

Jess S Morgan & Co Inc C/F PETER ASHER SEP
PROPERTY *                                        15,000      15,000         ***      15,000          0
c/o Jess S. Morgan & Co., Inc.
16830 Ventura Blvd., Suite 411
Encino, CA 91436

KARLA BONOFF TTEE UAD 091096 FBO THE KARLA
BONOFF TRUST *                                     3,375       3,375         ***       3,375          0
c/o Jess S. Morgan & Co., Inc.
16833 Ventura Blvd., Suite 411
Encino, CA 91436

CAROL BURNETT TTEE UAD 050288 FBO CAROL
BURNETT LIV TR *                                  37,500      37,500         ***      37,500          0
c/o Jess S. Morgan & Co., Inc.
16836 Ventura Blvd., Suite 411
Encino, CA 91436

MICHAEL EDWARDS *                                  1,500       1,500         ***       1,500          0
c/o Jess S. Morgan & Co., Inc.
16839 Ventura Blvd., Suite 411
Encino, CA 91436

JAMES SCOTT GARNER TTEE UAD 063088 FBO
GARNER LIV TR *                                   37,500      37,500         ***      37,500          0
c/o Jess S. Morgan & Co., Inc.
16842 Ventura Blvd., Suite 411
Encino, CA 91436

Segoes Securities Ltd FBO Island Ventures
Ltd. *                                            75,000      75,000         ***      75,000          0
PH Royal Princess SA2, Via Italia
Panama City, Republic of Panama

Timothy M. Lane *                                 37,500      37,500         ***      37,500          0
One Stamford Landing, Suite 210
Stamford, CT 06902

Mark S. Mitzner *                                 18,750      18,750         ***      18,750          0
194 Dune Rd.
West Hampton Beach, NY 11978

Edward Neugeboren *                               18,750      18,750         ***      18,750          0
282 New Norwalk Rd
New Cannon, CT 06840

Madelyn Jordon *                                   7,500       7,500         ***       7,500          0
40 Cushman Road
Scarsdale, NY 10583


                                       48


OREN AVIV & KATIE LOCKE AVIV TTEE UAD
062995 FBO AVIV FAMILY TRUST *                     5,625       5,625         ***       5,625          0
c/o Jess S. Morgan & Co., Inc.
16831 Ventura Blvd., Suite 411
Encino, CA 91436

ALMA E. BOYLAN TRUST TTEE UAD 052098 FBO
ALMA E. BOYLAN TR *                                3,000       3,000         ***       3,000          0
c/o Jess S. Morgan & Co., Inc.
16834 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F CAROL BURNETT
IRA *                                             37,500      37,500         ***      37,500          0
c/o Jess S. Morgan & Co., Inc.
16837 Ventura Blvd., Suite 411
Encino, CA 91436

SYDNEY M FINEGOLD TTEE UAD 060294 FBO
SYDNEY & MARY FINEGOLD RES TR *                    2,625       2,625         ***       2,625          0
c/o Jess S. Morgan & Co., Inc.
16840 Ventura Blvd., Suite 411
Encino, CA 91436

DOUGLAS GELLERMAN & RHONDA GELLERMAN TTEE
UAD 100400 FBO THE GELLERMAN TR *                  2,250       2,250         ***       2,250          0
c/o Jess S. Morgan & Co., Inc.
16843 Ventura Blvd., Suite 411
Encino, CA 91436

Jonas Brachfeld *                                 20,625      20,625         ***      20,625          0
227 Nicholson Dr.
Moorestown, NJ 08057

Vincent Manngard & Eric Manngard JT TEN *         75,000      75,000         ***      75,000          0
196 E. Main St
Huntington, NY 11743

Myron Neugeboren *                                18,750      18,750         ***      18,750          0
199 Wells Hill Rd
Lakeville, CT 06039

Daniel Williams & Daria Williams JT TEN *          7,500       7,500         ***       7,500          0
Diamond Creek Farm
39 Gulick Rd
Ringoes, NJ 08551

JUANITA BARTLETT TTEE UAD 081892 FBO
JUANITA BARTLETT LIV TR *                          9,750       9,750         ***       9,750          0
c/o Jess S. Morgan & Co., Inc.
16832 Ventura Blvd., Suite 411
Encino, CA 91436

MICHAEL C. BUCHBINDER TTEE UAD 031104 FBO
MICHAEL C. BUCHBINDER FAMILY TR *                 37,500      37,500         ***      37,500          0
c/o Jess S. Morgan & Co., Inc.
16835 Ventura Blvd., Suite 411
Encino, CA 91436

JOHN BURNSTINE *                                   2,250       2,250         ***       2,250          0
c/o Jess S. Morgan & Co., Inc.
16838 Ventura Blvd., Suite 411
Encino, CA 91436


                                       49


WALLACE D FRANSON & IRENE FRANSON TTEE UAD
050191 FBO FRANSON LIV TR *                       11,250      11,250         ***      11,250          0
c/o Jess S. Morgan & Co., Inc.
16841 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F DOUGLAS
GELLERMAN IRA *                                    2,250       2,250         ***       2,250          0
c/o Jess S. Morgan & Co., Inc.
16844 Ventura Blvd., Suite 411
Encino, CA 91436

JOAN GELLERMAN *                                   1,275       1,275         ***       1,275          0
c/o Jess S. Morgan & Co., Inc.
16845 Ventura Blvd., Suite 411
Encino, CA 91436

ADELE C HELLER TTEE UAD 080185 FBO ADELE
HELLER INTERVIVOS TR *                             2,250       2,250         ***       2,250          0
c/o Jess S. Morgan & Co., Inc.
16848 Ventura Blvd., Suite 411
Encino, CA 91436

CHARIS HORTON *                                    4,500       4,500         ***       4,500          0
c/o Jess S. Morgan & Co., Inc.
16851 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F BRIAN HUTTON
IRA *                                              3,750       3,750         ***       3,750          0
c/o Jess S. Morgan & Co., Inc.
16854 Ventura Blvd., Suite 411
Encino, CA 91436

PHILLIP KLEIN & BONNIE KLEIN JTWROS *              2,625       2,625         ***       2,625          0
c/o Jess S. Morgan & Co., Inc.
16857 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F MARTIN
LEVENSTEIN I R A *                                 2,625       2,625         ***       2,625          0
c/o Jess S. Morgan & Co., Inc.
16860 Ventura Blvd., Suite 411
Encino, CA 91436

CLIFF MARKS & STELLA MARKS JT TEN *               11,250      11,250         ***      11,250          0
c/o Jess S. Morgan & Co., Inc.
16863 Ventura Blvd., Suite 411
Encino, CA 91436

VALERIE MCCAIN TTEE UAD 082400 FBO VALERIE
MCCAIN TRUST *                                     2,250       2,250         ***       2,250          0
c/o Jess S. Morgan & Co., Inc.
16866 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & PALMA S MORGAN TTEE UAD
020388 FBO MORGAN LIVING TRUST *                  67,500      67,500         ***      67,500          0
c/o Jess S. Morgan & Co., Inc.
16869 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F HENRIETTA MUSIC
IRA *                                              4,500       4,500         ***       4,500          0
c/o Jess S. Morgan & Co., Inc.
16872 Ventura Blvd., Suite 411
Encino, CA 91436


                                       50


ARLENE GETZLER TTEE UAD 092288 FBO GETZLER
LIV TR *                                           4,500       4,500         ***       4,500          0
c/o Jess S. Morgan & Co., Inc.
16846 Ventura Blvd., Suite 411
Encino, CA 91436

RICHARD HELLER & JANET HELLER TTEE UAD
121599 FBO THE R & J HELLER TR *                     750         750         ***         750          0
c/o Jess S. Morgan & Co., Inc.
16849 Ventura Blvd., Suite 411
Encino, CA 91436

Beatrice Husman TTEE UAD 040282 FBO Thomas
& Beatrice Husman TR *                             1,500       1,500         ***       1,500          0
c/o Jess S. Morgan & Co., Inc.
16852 Ventura Blvd., Suite 411
Encino, CA 91436

ALLAN K HOWARD & INGRID F HOWARD TTEE UAD
112594 FBO ALLAN & INGRID HOWARD TR, *             3,000       3,000         ***       3,000          0
c/o Jess S. Morgan & Co., Inc.
16855 Ventura Blvd., Suite 411
Encino, CA 91436

GARY N LEVENSTEIN & LISA A LEVENSTEIN TTEE
UAD 073197 LEVENSTEIN REV TR *                    11,250      11,250         ***      11,250          0
c/o Jess S. Morgan & Co., Inc.
16858 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F STEPHANIE SINGER
SEP PROP *                                         1,500       1,500         ***       1,500          0
c/o Jess S. Morgan & Co., Inc.
16861 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F CLIFF MARKS R/O
IRA *                                              2,250       2,250         ***       2,250          0
c/o Jess S. Morgan & Co., Inc.
16864 Ventura Blvd., Suite 411
Encino, CA 91436

CHRISTOPHER MONTAN & BARBARA MONTAN TTEE
UAD 100395 FBO MONTAN LIVING TRUST *              15,000      15,000         ***      15,000          0
c/o Jess S. Morgan & Co., Inc.
16867 Ventura Blvd., Suite 411
Encino, CA 91436

LISA MOTTOLA & JESS S MORGAN CO TTEE UAD
092492 FBO LISA MOTTOLA LIVING TRUST *            20,250      20,250         ***      20,250          0
c/o Jess S. Morgan & Co., Inc.
16870 Ventura Blvd., Suite 411
Encino, CA 91436

Howard Nehdar TTEE UAD 101503 The Howard
Nehdar 2003 Rev Intervivos TR *                    3,375       3,375         ***       3,375          0
c/o Jess S. Morgan & Co., Inc.
16873 Ventura Blvd., Suite 411
Encino, CA 91436

LAWRENCE HERTZOG TTEE UAD 050692 FBO
LAWRENCE HERTZOG TR *                              3,000       3,000         ***       3,000          0
c/o Jess S. Morgan & Co., Inc.
16850 Ventura Blvd., Suite 411
Encino, CA 91436


                                       51


BRIAN HUTTON *                                     4,500       4,500         ***       4,500          0
c/o Jess S. Morgan & Co., Inc.
16853 Ventura Blvd., Suite 411
Encino, CA 91436

DAVID JONAS TTEE UAD 030596 JONAS FAMILY
TR *                                               1,125       1,125         ***       1,125          0
c/o Jess S. Morgan & Co., Inc.
16856 Ventura Blvd., Suite 411
Encino, CA 91436

GARY LEVENSTEIN & MARK LEVENSTEIN JT TEN *         1,500       1,500         ***       1,500          0
c/o Jess S. Morgan & Co., Inc.
16859 Ventura Blvd., Suite 411
Encino, CA 91436

RICHARD MANDEL & ERIN MANDEL TTEE UAD
110598 FBO MANDEL FAMILY TR *                      1,875       1,875         ***       1,875          0
c/o Jess S. Morgan & Co., Inc.
16862 Ventura Blvd., Suite 411
Encino, CA 91436

JAMES MCCAIN TTEE UAD 051200 FBO JAMES
MCCAIN TRUST *                                     3,000       3,000         ***       3,000          0
c/o Jess S. Morgan & Co., Inc.
16865 Ventura Blvd., Suite 411
Encino, CA 91436

MARY E. MOORE TTEE UAD 043087 FBO MARY E
MOORE TRUST *                                     16,500      16,500         ***      16,500          0
c/o Jess S. Morgan & Co., Inc.
16868 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F LISA MOTTOLA I R
A *                                                3,750       3,750         ***       3,750          0
c/o Jess S. Morgan & Co., Inc.
16871 Ventura Blvd., Suite 411
Encino, CA 91436

CONSTANCE NELSON TTEE UAD 050890 FBO
CONSTANCE H. NELSON LIV TR *                      13,500      13,500         ***      13,500          0
c/o Jess S. Morgan & Co., Inc.
16874 Ventura Blvd., Suite 411
Encino, CA 91436

CONSTANCE NELSON *                                 3,750       3,750         ***       3,750          0
c/o Jess S. Morgan & Co., Inc.
16875 Ventura Blvd., Suite 411
Encino, CA 91436

KATHLEEN NELSON TTEE UAD 050799 FBO
KATHLEEN NELSON TRUST *                           21,000      21,000         ***      21,000          0
c/o Jess S. Morgan & Co., Inc.
16878 Ventura Blvd., Suite 411
Encino, CA 91436

PAUL NEWMAN *                                      1,500       1,500         ***       1,500          0
c/o Jess S. Morgan & Co., Inc.
16881 Ventura Blvd., Suite 411
Encino, CA 91436

KATHERINE ORLOFF TTEE UAD 092104 FBO
KATHERINE ORLOFF LIV TR *                          3,000       3,000         ***       3,000          0
c/o Jess S. Morgan & Co., Inc.
16884 Ventura Blvd., Suite 411
Encino, CA 91436


                                       52


JUDITH PARKER TTEE UAD 111999  JUDITH
PARKER LIVING TRUST *                              5,250       5,250         ***       5,250          0
c/o Jess S. Morgan & Co., Inc.
16887 Ventura Blvd., Suite 411
Encino, CA 91436

WOLFGANG PETERSEN & MARIA PETERSEN TTEE UAD
052394 FBO WOLFGANG & MARIA PETERSEN LIV TR
*                                                 56,250      56,250         ***      56,250          0
c/o Jess S. Morgan & Co., Inc.
16890 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F HOWARD POLLYEA
IRA *                                                750         750         ***         750          0
c/o Jess S. Morgan & Co., Inc.
16893 Ventura Blvd., Suite 411
Encino, CA 91436

EDWIN E SAMUELSON & CAROL LO PRESTI TTEE
UAD 060789 FBO SAMUELSON-LO PRESTI FAM TR *        2,250       2,250         ***       2,250          0
c/o Jess S. Morgan & Co., Inc.
16896 Ventura Blvd., Suite 411
Encino, CA 91436

Jess S Morgan & Co. Inc C/F Stephanie
Singer Sep Prop *                                    750         750         ***         750          0
c/o Jess S. Morgan & Co., Inc.
16899 Ventura Blvd., Suite 411
Encino, CA 91436

Lloyd Neil Stark & Rhonda Schulik Stark JT
WROS *                                               750         750         ***         750          0
c/o Jess S. Morgan & Co., Inc.
16902 Ventura Blvd., Suite 411
Encino, CA 91436

DAVID O NELSON & YVONNE O'CONNOR NELSON
TTEE UAD 061200 FBO THE NELSON TRUST DATED
6-12-00 *                                          3,750       3,750         ***       3,750
c/o Jess S. Morgan & Co., Inc.
16876 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F KATHLEEN NELSON
IRA *                                              4,500       4,500         ***       4,500          0
c/o Jess S. Morgan & Co., Inc.
16879 Ventura Blvd., Suite 411
Encino, CA 91436

TRACY NEWMAN TTEE UAD 021999 FBO TRACY
NEWMAN TRUST *                                    18,000      18,000         ***      18,000          0
c/o Jess S. Morgan & Co., Inc.
16882 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F KATHERINE ORLOFF
IRA *                                              1,875       1,875         ***       1,875          0
c/o Jess S. Morgan & Co., Inc.
16885 Ventura Blvd., Suite 411
Encino, CA 91436

MARY K PARRISH TTEE UAD 060591 FBO R & K
PARRISH LIV TR *                                   3,000       3,000         ***       3,000          0
c/o Jess S. Morgan & Co., Inc.
16888 Ventura Blvd., Suite 411
Encino, CA 91436

JOANNE J. PHIL & DOUGLAS M. PIHL JT TEN *          7,500       7,500         ***       7,500          0
c/o Jess S. Morgan & Co., Inc.
16891 Ventura Blvd., Suite 411
Encino, CA 91436


                                       53


MARSHALL LISA BONOFF RASKIND TTEE UAD
052400 FBO RASKIND TRUST  *                        2,625       2,625         ***       2,625          0
c/o Jess S. Morgan & Co., Inc.
16894 Ventura Blvd., Suite 411
Encino, CA 91436

ANITA SANT'ANGELO *                                2,625       2,625         ***       2,625          0
c/o Jess S. Morgan & Co., Inc.
16897 Ventura Blvd., Suite 411
Encino, CA 91436

SEYMOUR SOMMER & BEATRICE SOMMER TTEE UAD
050794 FBO 1994 SOMMER FAM TR *                    1,500       1,500         ***       1,500          0
c/o Jess S. Morgan & Co., Inc.
16900 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F RHONDA SCHULIK
STARK R/O IRA  *                                   1,125       1,125         ***       1,125          0
c/o Jess S. Morgan & Co., Inc.
16903 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F DAVID NELSON IRA
*                                                  3,000       3,000         ***       3,000          0
c/o Jess S. Morgan & Co., Inc.
16877 Ventura Blvd., Suite 411
Encino, CA 91436

LARAINE NEWMAN TTEE UAD 012492 FBO LARAINE
NEWMAN LIV TR *                                    7,500       7,500         ***       7,500          0
c/o Jess S. Morgan & Co., Inc.
16880 Ventura Blvd., Suite 411
Encino, CA 91436

DAVID NIVEN JR. TRUST DTD 10-1-91 *                9,750       9,750         ***       9,750          0
c/o Jess S. Morgan & Co., Inc.
16883 Ventura Blvd., Suite 411
Encino, CA 91436

HOLLY KATHLEEN PALANCE & BROOKE GABRIELLE
PALANCE TTEE FBO JACK PALANCE REV TR *            10,500      10,500         ***      10,500          0
c/o Jess S. Morgan & Co., Inc.
16886 Ventura Blvd., Suite 411
Encino, CA 91436

RICHARD L PALEY & TERIE A PALEY TTEE UAD
110100 FBO RICHARD PALEY FAM TR *                 11,250      11,250         ***      11,250          0
c/o Jess S. Morgan & Co., Inc.
16889 Ventura Blvd., Suite 411
Encino, CA 91436

JOANNE J. PIHL *                                   4,500       4,500         ***       4,500          0
c/o Jess S. Morgan & Co., Inc.
16892 Ventura Blvd., Suite 411
Encino, CA 91436

WALLANCE D FRANSON & LINDA RONSTADT TTEE
UAD 051799 THE NORMAL TRUST *                     37,500      37,500         ***      37,500          0
c/o Jess S. Morgan & Co., Inc.
16895 Ventura Blvd., Suite 411
Encino, CA 91436


                                       54


NETTIE SANTANGELO & ANITA SANTANGELO TTEE
UAD 090897 FBO JOSEPH & NETTIE SANTANGELO
REV TR *                                           1,500       1,500         ***       1,500          0
c/o Jess S. Morgan & Co., Inc.
16898 Ventura Blvd., Suite 411
Encino, CA 91436

Howard Stark & Rochelle Stark TTEE UAD
072589 FBO Stark Fam TR *                          5,625       5,625         ***       5,625          0
c/o Jess S. Morgan & Co., Inc.
16901 Ventura Blvd., Suite 411
Encino, CA 91436

GEORGE STEVENS JR TTEE UAD 012197 FBO
GEORGE C STEVENS JR TR *                          22,500      22,500         ***      22,500          0
c/o Jess S. Morgan & Co., Inc.
16904 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F GWEN THALL
POLLYEA IRA *                                      1,500       1,500         ***       1,500          0
c/o Jess S. Morgan & Co., Inc.
16905 Ventura Blvd., Suite 411
Encino, CA 91436

JOSEPH FIDLER WALSH TTEE UAD 060499 FBO
JOSEPH FIDLER WALSH TR *                          24,750      24,750         ***      24,750          0
c/o Jess S. Morgan & Co., Inc.
16908 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F KIM YVONNE
ZOLLER SEP IRA *                                   1,125       1,125         ***       1,125          0
c/o Jess S. Morgan & Co., Inc.
16911 Ventura Blvd., Suite 411
Encino, CA 91436

DKR Sound Shore Oasis Holding Fund Ltd. *        178,125     178,125         ***     178,125          0
18 Church Street
Skandia House
Hamilton,  HM11

Mordechai Vogel *                                 75,000      75,000         ***      75,000          0
537 Cedar Hill Rd.
Far Rockaway, NY 11691

Puritan LLC *                                     75,000      75,000         ***      75,000          0
314 McDonald Ave
Brooklyn, NY 11218

L&B Trading Corp. *                               75,000      75,000         ***      75,000          0
1849 58th Street
Brooklyn, NY 11204

Francis Marks *                                   60,000      60,000         ***      60,000          0
5785 Powers Ferry Rd
Atlanta, GA 30327

SUSAN TYSSEE TTEE UAD 032400 FBO SUSAN
TYSSEE TR *                                          825         825         ***         825          0
c/o Jess S. Morgan & Co., Inc.
16906 Ventura Blvd., Suite 411
Encino, CA 91436


                                       55


JESS S MORGAN & CO INC C/F GLORIA WEISS I R
A *                                                6,000       6,000         ***       6,000          0
c/o Jess S. Morgan & Co., Inc.
16909 Ventura Blvd., Suite 411
Encino, CA 91436

KIM YVONNE ZOLLER C/F ZOLLER CHILDREN
PARTNERSHIP *                                      4,500       4,500         ***       4,500          0
c/o Jess S. Morgan & Co., Inc.
16912 Ventura Blvd., Suite 411
Encino, CA 91436

Double U Master Fund LP *                         75,000      75,000         ***      75,000          0
Harbour House
Waterfront Drive
Road Town, Tortola

Tower Paper Retirement *                          37,500      37,500         ***      37,500          0
1216 Brunswick Ave
Far Rockaway, NY 11691

Whalehaven Capital Fund Limited *                 75,000      75,000         ***      75,000          0
14 Pur-La-Ville Rd
3rd Floor
Hamilton HMDX

JOSEPH FIDLER WALSH TTEE UAD 061196 FBO
WALSH LIV TR *                                    60,000      60,000         ***      60,000          0
c/o Jess S. Morgan & Co., Inc.
16907 Ventura Blvd., Suite 411
Encino, CA 91436

JESS S MORGAN & CO INC C/F ARTHUR DAVID
ZOLLER IRA *                                       1,125       1,125         ***       1,125          0
c/o Jess S. Morgan & Co., Inc.
16910 Ventura Blvd., Suite 411
Encino, CA 91436

DKR Sound Shore Strategic Holding Fund Ltd.
*                                                  9,375       9,375         ***       9.375          0
18 Church Street
16913 Ventura Blvd., Suite 411
Hamilton,  HM11

Simon Vogel *                                     56,250      56,250         ***      56,250          0
550 Oak Drive
Far Rockaway, NY 11691

Blumfield Investments *                           75,000      75,000         ***      75,000          0
c/o M.Kraus
140 Birmshsdorfeande
Zurich,  1003

Notzer Chesed *                                   75,000      75,000         ***      75,000          0
5109 18th Ave
Brooklyn, NY 11204

James Gillespie & Stacie Gillespie JT TEN *       75,000      75,000         ***      75,000          0
6440 Dubrou Court
Reno, NV 89511

JESS S MORGAN & CO INC C/F MATTHEW B.
GREENBERG SEP IRA *                                  750         750         ***         750          0
c/o Jess S. Morgan & Co., Inc.
16847 Ventura Blvd., Suite 411
Encino, CA 91436


                                       56


Longview Special Finance Inc. *                   75,000      75,000         ***      75,000          0
Beethovenstrasse 48 8022
Zurich,
Switzerland

"PIGGY BACK" REGISTRATION RIGHTS
                                            NUMBER OF
                                            SHARES                     PERCENTAGE              PERCENTAGE
                                            BENEFICIALLY   NUMBER OF   OF                      OF
                                            OWNED          SHARES      OWNERSHIP   NUMBER OF   OWNERSHIP
                                            PRIOR TO       BEING       PRIOR TO    SHARES      AFTER
NAME OF SELLING SHAREHOLDER                 OFFERING       OFFERED     SALE **     BEING SOLD  SALE **
Mai N. Pogue & Gerald A. Pogue, Jt. Ten.         50,000      50,000          ***       50,000           0
7851 Fisher Island Drive
Fisher Island, FL 33109

Susan K. Rho                                     50,000      50,000          ***       50,000           0
6 Caroline Farms Road
Unit 2
Cos Cob, CT 06807

Trinh N. Schroeder                                5,000       5,000          ***        5,000           0
99 Winding Brook Lance
Stamford, CT 06902

Domenico Schinella                               10,000      10,000          ***       10,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

Chahram Pahlavi                                  50,000      50,000          ***       50,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

MCP Global Corporation                          300,000     300,000          ***      300,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

DB Securities Inc                                50,000      50,000          ***       50,000           0
Cust FBO Susan K Rho
6 Caroline Farms Road
Unit 2
Cos Cob, CT 06807

DB Securities Inc                               200,000     200,000          ***      200,000           0
Cust FBO Mai  N Pogue
6 Caroline Farms Road
unit 2
Cos Cob, CT 06807

Vien C Nguyen and Hoai T Nguyen                   5,000       5,000          ***        5,000           0
1114 Theresa Ann Street
McLean, VA 22101

VW & Mrs S Nicholls                              10,000      10,000          ***       10,000           0
Winkhurst Farm House
Coopers Corner
Ide Hill
Sevenoaks
Kent TN14 6LB

Hung C Nguyen                                     5,000       5,000          ***        5,000           0
1168-6 Lake Avenue
Clark, NJ 07066


                                       57


PAM Investments Ltd - II                        100,000     100,000          ***      100,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

PAM Investments Ltd - I                         100,000     100,000          ***      100,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

Charles D Kleinow                               150,000     150,000          ***      150,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

OXA Trade & Finance Inc                         500,000     500,000         1.51%     500,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

Pogue World Fund Ltd                            500,000     500,000         1.51%     500,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

John W Tanner & Jacqueline N Tanner, Jt.
Ten                                             100,000     100,000         ***       100,000           0
20 Hedgerow Lane
Greenwich, CT 06831

Jacqueline P Tanner, Custodian for
Kristen M Tanner, UGMA                            5,000       5,000         ***         5,000           0
20 Hedgerow Lane
Greenwich
CT06831

Alexandra N. Pogue                               10,000      10,000         ***        10,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

Gerald A Pogue, Jr                               10,000      10,000         ***        10,000           0
C/O Pogue Capital Management Inc
60 Patterson Avenue
Greenwich, CT 06830

Sterling Securities International Ltd            25,000      25,000         ***        25,000           0
Chris Bonvini
Suite #6203, PO Box 561
1/5 Irishtown
Imossi House, Gibraltar

Lance, Malvin & Partners, Inc.                   50,000      50,000         ***        50,000           0
C/O Budin & Partners
20, Rue Senebier
1211 Geneva, Switzerland

David A Dent                                    100,000     100,000         ***       100,000           0
6712 Arrowhead Pass
Edina, MN 55439

Griffin Crossover Fund LLC                      100,000     100,000         ***       100,000           0
Manuel D RON, Managing Director
17 State St
New York, NY 10004


                                       58


Boris Vulman                                     50,000      50,000         ***        50,000           0
135-30 Grand Central Parkway
Apt 512
Kew Gardens, NY 11435

David S Hannes                                   35,000      35,000         ***        35,000           0
P O Box 38504
Charlotte, NC 28278

Richard J Kasten                                 30,000      30,000         ***        30,000           0
1705 Clover Drive
Palatine, IL 60067

Mark Robinow                                     15,000      15,000         ***        15,000           0
5916 Lee Valley Road
Edina, MN 55349

Howard LeVaux                                    35,000      35,000         ***        35,000           0
626 Huron Ave
Cambridge, MA 02138

Wu Tsien & Selina P. Eng Tsien                   10,000      10,000         ***        10,000           0
4566 Pussy Willow Ct
Boulder, CO 80301

Sara Ge                                          10,000      10,000         ***        10,000           0
36 Stockton Court
Morris Plain, NJ 07950

Robert Ge                                        30,000      30,000         ***        30,000           0
33 Heritage Lane
Stamford, CT 06903

Richard Pollak                                   10,000      10,000         ***        10,000           0
P O Box 190
Stonington, CT 06378

Michael Weiner                                   25,000      25,000         ***        25,000           0
150 Lucius Gordon Drive
Suite 215
West Henrietta, NY 14586

Philip Isaacson                                  50,000      50,000         ***        50,000           0
6633 Horseshoe Curve
Chanhasson, MN 55317

Larry Kopp                                      100,000     100,000         ***       100,000           0
950 Pacific Ave, Suite 600
Tacoma, WA 98402

Weimin Wang                                      10,000      10,000         ***        10,000           0
20 Barn Owl Ct
Morganville, NT 07751

Ben Reuben                                       15,000      15,000         ***        15,000           0
899 Lincoln Ave
St Paul, MN 55705

Georg Wang                                       20,000      20,000         ***        20,000           0
1 Primrose Lane
E Brunswick, NJ 08816


                                       59


Sal Saraceno(12)                                 64,499      22,100         ***        22,100           0
10 Oxbold Ct
East Northport, NJ 11731

Robert U Giannini(13)                           172,624     130,225         ***       130,225           0
333 River Street, Apt 921
Hoboken, NJ 07030

Mark Zizzamia(14)                                58,774      16,375         ***        16,375           0
320 East 50th St., Apt 3b
New York, NY 10022

SBI Brightline LLC                               25,000      25,000         ***        25,000           0
610 Newport Center Dr
#1205
Newport Beach, CA 92660

Mrs J A Henderson                                10,000      10,000         ***        10,000           0
Welsfield
11 East Ridgeway
Cuffley
Herts EN6 4AW

Mr J Henderson                                   90,000      90,000         ***        90,000           0
Welsfield
11 East Ridgeway
Cuffley
Herts EN6 4AW

British American Securities Limited              30,000      30,000         ***        30,000           0
First Floor
25 Hope St
Douglas, Isle of Man, IM1 1AR

Duncan Burnett                                    9,000       9,000         ***         9,000           0
Brownings Farm
Bottles Lane
Rodmersham Green
Sittingbourne
Kent ME9 OPP

Thomas P Finn                                    35,050      35,000         ***        35,000           0
119 West Norwalk Road
Norwalk, CT 06850

Musher Limited Partnership                       25,000      25,000         ***        25,000           0
C/o Leo Boruchoff
3530 Henry  Hudson PK
Riverdale, NY 10463

David Heyman                                      5,000       5,000         ***         5,000           0
1 Harvey Road
Cambridge
CB1 2ET

----------
(12) Registering 10,000 shares with "Piggy Back" Registration Rights in addition to 12,100 shares  underlying  Placement Agent Warrants issued in connection with the First Private Placement.  Placement Agent Warrants are exercisable at $2.00 per share.

(13) Registering 15,000 shares with "Piggy Back" Registration Rights in addition to 115,225 shares underlying Placement Agent Warrants issued in connection with the First Private Placement. Placement Agent Warrants are exercisable at $2.00 per share.

(14) Registering 15,000 shares with "Piggy Back" Registration Rights in addition to 1,375 shares underlying Placement Agent Warrants issued in connection with the First Private Placement. Placement Agent Warrants are exercisable at $2.00 per share.


                                       60


Heinrich Baumgartner                            150,000     150,000         ***       150,000           0
Steigstrasse 27
8610 Uster ZH
Switzerland

Pearl Financial Advisors Limited                150,000     150,000         ***       150,000           0
24 De Castro St
Wickhams Cay
Road Town
Tortolla BVI

Aspen Pacific Limited                           150,000     150,000         ***       150,000           0
24 De Castro St
Wickhams Cay
Road Town
Tortolla BVI

Gilbert Torner                                  350,000     350,000         1.06%     350,000           0
Nidelbadstrasse 6
8802 Kilchberg
Switzerland

Tom Ebutt                                        15,000      15,000         ***        15,000           0
34 Rose Hill
Rednal
Birmingham B45 8RR

Juan Ignacio Morro Villacian                    126,000     126,000         ***       126,000           0
Av. Piox11 61
Portal 10, 30b
28016 Madrid
Spain

Mariana Plesea                                   50,000      50,000         ***        50,000           0
Av F-Besson 20
1217 Meyrin
Switzerland

Beatriz Sanchez Brenes                           50,000      50,000         ***        50,000           0
Quai du Cheval Blanc II
1227 Acacias
Switzerland

Camilo Sanchez                                   25,000      25,000         ***        25,000           0
Ch des Petits Bois 6
1219 Geneva
Switzerland

Xavier Gende                                     25,000      25,000         ***        25,000           0
Renate des Esseals 28
1279 Bogis Bossey
Switzerland

Ben Biagio Candido                               50,000      50,000         ***        50,000           0
28 Route des Acacias
1227 Acacias
Switzerland

Bohrisch Renate                                  30,000      30,000         ***        30,000           0
25 Crets du Champel
1206 Geneva
Switzerland

Jose Antonio Vasquez                            100,000     100,000         ***       100,000           0
Ruelle Jean M B Elou 4
1205 Geneva
Switzerland


                                       61


Yana Consultants Limited                         50,000      50,000         ***        50,000           0
Suite F8
International Commercial Centre
Main Road
Casemates
Gibraltar

Leo Boruchoff                                    25,000      25,000         ***        25,000           0
3530 Henry  Hudson PK
Riverdale, NY 10463

Scott Hall                                        5,000       5,000         ***         5,000           0
160 East 48th St
New York, NY 10019

Bonnie Hill                                      36,000      36,000         ***        36,000           0
Urb Brisas Del Sur, Casa 16
Nueva Andalucia, Spain 29660

Eligio Meizoso                                   54,000      54,000         ***        54,000           0
Ch de Bel Air 2A
1299 Cronus
Switzerland

Alfred Metzger                                   50,000      50,000         ***        50,000           0
193b Route de Chancy
1232 Confignon
Switzerland

Monte Cristo Worldwide Limited                   45,000      45,000         ***        45,000           0
Suite F8
International Commercial Centre
Main Road
Casemates
Gibraltar

Michelle Morris                                   9,000       9,000         ***         9,000           0
74d Putney High Street,
London, SW15 1SE

Edmund Newton                                   251,800     251,800         ***       251,800           0
27 Ch Grand Champ
1219 Geneva
Switzerland

Douglas R Nichols                               100,000     100,000         ***       100,000           0
2603 Fairmount St
Dallas, TX 75201

W A Trade & Investment Inc                      750,000     750,000         2.27%     750,000           0
PO Box 3075
Road Town
Tortolla BVI

Timothy Chawner                                  18,000      18,000         ***        18,000           0
56 Cherryfields
Sittingbourne
Kent ME10

Kingsley Holdings International Limited          60,000      60,000         ***        60,000           0
PO Box 3075
Road Town
Tortolla, BVI

Shane & Denise Chawner                           18,000      18,000         ***        18,000           0
8 Fairleas, Sittingbourne,
Kent ME10 4LS


                                       62


Alison Streeting                                 18,000      18,000         ***        18,000           0
92 Athelstan Road,
Faversham, Kent, ME13 8QW

MOSAIC INVESTMENTS LIMITED                      200,000     200,000         ***       200,000           0
P.O.BOX 127
GRAND TURK
TURKS AND CAICOS ISLANDS
BRITISH WEST INDIES

ARK Investments Limited                         100,000     100,000         ***       100,000           0
PO Box 1027
Hansa Bank Building
The Valley
Anguilla, British West Indies

Andrew Robins                                     9,000       9,000         ***         9,000           0
16 East St
Sittingbourne, Kent ME10 4RT

Julian Andrews                                    3,600       3,600         ***         3,600           0
53 Salisbury Close,
Sittingbourne, Kent, ME10 4PU

Robert Whalley                                   18,000      18,000         ***        18,000           0
Ivy Cottage, Chestnut Street,
Borden, Sittingbourne, Kent, ME9 8DB

Mr & Mrs N A Turner                              18,000      18,000         ***        18,000           0
15 Grayshott Close
Sittingbourne
Kent ME10 4PU

JN Dale & Mrs T Dale                             18,000      18,000         ***        18,000           0
112 Peregrine Drive
Sittingbourne
Kent ME10 4UP

Terence J & M A Hill                             18,000      18,000         ***        18,000           0
Urb. Brisas Del Sur, Casa 16,
Neuva Andalucia, Spain, 29660

Tyneham Limited                                  75,000      75,000         ***        75,000           0
Suite F8
International Commercial Centre
Casemates
Gibraltar

Carla Wagoun                                     10,000      10,000         ***        10,000           0
6 Chemin de la Chataigneraie
1278, La Rippe
Switzerland

Charles L. & Julie Smith                         11,428      11,428         ***        11,428           0
5638 Dominion Ct
Ogden, UT 84403

US Ski & Snowboard Association                    5,714       5,714         ***         5,714           0
P.O. Box 100
Park City, UT 84060

Johnstun Family Trust                             4,285       4,285         ***         4,285           0
UA 7 16 01, Shawn or Dawn Johnstun
Trustees
3655 W Anthem Way, Suite A109
Anthem, AZ 85086


                                       63


T&B TURVILLE FAM LIV TRUST                       4,285       4,285         ***         4,285           0
10 5 01 BEVERLY J TURVILLE &
TERRY R TURVILLE TR
7951 S HUNTERS MEADOW CIR
SANDY, UT 84093-6290

Sakai Family Trust                                2,857       2,857         ***         2,857           0
11418 S OBERLAND RD
SANDY, UT 84092-7141

RANDY FELLOWS CONSTRUCTION INC                    2,857       2,857         ***         2,857           0
401K PSP UA 1 1 01
RANDY FELLOWS TR
12268 S 900 E
DRAPER, UT 84020

HAROLD HAUGEN &                                   2,857       2,857         ***         2,857           0
BECKY HAUGEN JT TEN
11767 BROOKMILL LN
SANDY, UT 84092-7153

EMILY L MORDEN REVOCABLE TRUST                    1,714       1,714         ***         1,714           0
UA 11 20 92
EMILY L MORDEN TR
12166 FAIRWAY CIR
SANDY, UT 84092-5837

James T Morden                                    4,000       4,000         ***         4,000           0
P.O. Box 67
Sandy, UT 84091

DONALD J DERU                                     2,857       2,857         ***         2,857           0
2617 E 1650 N
LAYTON, UT 84040-7786

CLARK SURVIVOR'S TRUST                            2,857       2,857         ***         2,857           0
UA 4 24 96
BONNIE B CLARK TR
1648 COUNTRY SPRINGS LN
BOUNTIFUL, UT 84010-5907

CIRCLE OF LIFE LLC                                2,857       2,857         ***         2,857           0
ATTN JED P NAISBITT &
DAVID BIERER
1525 E 6000 S
OGDEN, UT 84405-7144

Donald Mayer                                      4,571       4,571         ***         4,571           0
6360 S 3000 E., #205
Salt Lake City, UT 84121

LINDQUIST INVESTMENT CO                           2,857       2,857         ***         2,857           0
EMPLOYEE PEN PLN UA 12 22 97
STEVEN E LINDQUIST TR
3408 WASHINGTON BLVD
OGDEN, UT 84401-4108

THOMAS M ALDER &                                  2,857       2,857         ***         2,857           0
LINDA H ALDER JT TEN
1289 SECOND AVE
SALT LAKE CITY, UT 84103-4342

Concepts Marketing, Inc                           2,857       2,857         ***         2,857           0
6071 COTSWOLD CT
MURRAY CITY, UT 84121-6552


                                       64


David Clark                                       2,857       2,857         ***         2,857           0
3163 E Vista Bonita Cir
Salt Lake City, UT 84121

Charles D. Miller                                 2,286       2,286         ***         2,286           0
1906 Baywood Dr.
Salt Lake City, UT 84117

Deric Gurley                                      1,714       1,714         ***         1,714           0
812 Windflower Ln
Sandy, UT 84070

The Jacynda Earl Living Trust                    57,143      57,143         ***        57,143           0
UA 11 1 04, Daniel T Earl or Jacynda B.
Earl, Trustees
1595 Scott Rd
Jacksonville, FL 32259

The Daniel Earl Living Trust                     57,143      57,143         ***        57,143           0
UA 11 1 04, Daniel T Earl or Jacynda B
Earl, Trustees
1595 Scott Rd
Jacksonville, FL 32259

Andrew & Tiffany Limpert                         57,143      57,143         ***        57,143           0
8395 S Parkhurst Circle
Sandy, UT 84094

Branden B. & Annalesa W. Vernon                   5,714       5,714         ***         5,714           0
13043 S 2950 W
Riverton, UT 84065

Lowell & Judith Anderson                         34,285      34,285         ***        34,285           0
2848 N Foothill Dr
Provo, UT 84604

Belsen Getty, LLC                                28,571      28,571         ***        28,571           0
1245 Brickyard Rd, #590
Salt Lake City, UT 84106

Matthew Teichert                                  1,143       1,143         ***         1,143           0
P.O. Box 164
Cokeville, WY 83114

Christine Teichert                                1,714       1,714         ***         1,714           0
P.O. Box 164
Cokeville, WY 83114

Paul W. & Fawn M. Gardner                        10,000      10,000         ***        10,000           0
P.O. Box 33
Midway, UT 84049

Matthew & Jennifer Limpert                        2,286       2,286         ***         2,286           0
2551 S. Filmore St.
Salt Lake City, UT 84106

Matthew & Brittany Carlson                        2,857       2,857         ***         2,857           0
10117 S 2020 E
Sandy, UT 84092

Jay & Amber Spillett                                571         571         ***           571           0
746 E Coal Creek Circle
Sandy, UT 84094

Michael Christensen                               2,857       2,857         ***         2,857           0
764 E 8230 S
Sandy, UT 84094


                                       65


QBC Holding Corporation dba Wasatch
Consulting                                        5,714       5,714         ***         5,714           0
4843 S.  Wallace Lane
Holladay, UT 84117

Brenda Rodgers                                    1,428       1,428         ***         1,428           0
9614 Indian Ridge Dr.
Sandy, UT 84092

Damon & Aubrey Deru                               5,714       5,714         ***         5,714           0
2858 W 2495 S
Syracuse, UT 84075

Bryan Inkley                                        571         571         ***           571           0
468 East Coalville Way
Draper, UT 84020

L Wise Investments Limited                      905,414     171,711         3.51%     171,711        2.99%
PO Box 3175
Road Town
Tortolla BVI

James Odier                                      50,000      50,000         ***        50,000           0
309 Route d'Hermance
1247 ANIERES
Switzerland

Shane Henty Sutton                               20,000      20,000         ***        20,000           0
100 South Pointe Drive
Townhouse 11
Miami Beach, FL 33139

Steven Miles                                     20,000      20,000         ***        20,000           0
100 South Pointe Drive
Townhouse 11
Miami Beach, FL 33139

Platinum Partners Value Arbitrage Fund           50,000      50,000         ***        50,000           0
152 West 57th St
54th Floor
New York, NY 10019

Antonio Goncalves                                 5,000       5,000         ***         5,000           0
72 Old Dairy Lane
Shelton, CT 06484

Sunquest Holdings Ltd.                          300,000     300,000         ***       300,000           0
Suite F8
International Commercial Centre
Main Road
Casemates
Gibraltar

SBI Bioventures Limited                         490,000      50,000         1.48%      50,000        1.32%
Suite F8
International Commercial Centre
Main Road
Gibraltar

PLACEMENT AGENT WARRANTS
                                               Number of      Number of
                                               Placement      Shares                    Number of
                                               Agent          Being                     Placement
                                               Warrants       Offered     Percentage    Agent       Percentage
                                               Beneficially   upon        of            Shares      of
                                               Owned          Exercise    Ownership     Underlying  Ownership
                                               Prior to       of          Prior to      Warrants    After
Name of Placement Agent                        Offering       Warrants    Sale *        Being Sold  Sale **

Indigo Ventures LLC(15)                             591,115     591,115       ***          591,115          0
780 Third Ave, Suite 2302
New York, NY 10017

Axiom Capital Management                            118,450     118,450       ***          118,450          0
780 Third Ave, 43rd Floor
New York, NY 10017

Jeffery Morfit                                       14,000      14,000       ***           14,000          0
420 Lexington Ave. #360
New York, NY 10170

Joseph Diaco                                          1,000       1,000       ***            1,000          0
420 Lexington Ave. #360
New York, NY 10170

Lighthouse Financial Group                            6,925       6,925       ***            6,925          0
420 Lexington Ave. #360
New York, NY 10170
Millard Tydings                                       4,166       4,166       ***            4,166          0
515 Madison Ave., 41st Floor
New York, NY 10022

IQ Ventures                                           2,084       2,084       ***            2,084          0
515 Madison Ave., 41st Floor
New York, NY 10022

TN Capital Equities                                   1,250       1,250       ***            1,250          0
350 Madison Avenue, 8th Floor
New York, NY 10017

David Wenger                                         11,250      11,250       ***           11,250          0
3 Wild Rose Lane
Darien, CT 06820

----------
(15) Represents   502,025  Placement  Agent  Warrants  from  the  First  Private
     Placement  and 89,090  Placement  Agent  Warrants  from the Second  Private
     Placement.


* 2/3 of shares owned were purchased in respective private placement. 1/3 of shares owned are shared underlying warrants issued in connection with the respective private placement. All warrants are exercisable at $3.00 per share.

** Percentages in the tables above are based on 33,096,401 shares outstanding as of October 24, 2005.

*** Represents less than 1% of the issued and outstanding shares.

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term "Selling Stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by each selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

o On the OTC Bulletin Board or on any other market on which our common stock may from time to time be trading;

o One or more block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

o Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o        In public or privately-negotiated transactions;

o        Through the writing of options on the shares;

o Through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

o        An exchange distribution in accordance with the rules of an exchange;

o        Through agents;

o Through market sales, both long or short, to the extent permitted under the federal securities laws; or

o        In any combination of these methods.

The sale price to the public may be:

o        The market price prevailing at the time of sale;

o        A price related to the prevailing market price;

o        At negotiated prices; or

o Any other prices as the selling stockholder may determine from time to time.

In connection with distributions of the shares or otherwise, the selling stockholders may:

o Enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

o Sell the shares short and redeliver the shares to close out such short positions;

o Enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

o Pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their share from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. A selling stockholder may effect such transactions directly, or indirectly through underwriters, broker- dealers or agents acting on their behalf. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

The shares may also be sold pursuant to Rule 144 under the securities act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under 144 and the number of shares during any three-month period not exceeding certain limitations. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker- dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders if they do not exercise or convert the common stock equivalents that they own. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the securities act or the exchange act, or the rules and regulations under those acts. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the securities act.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, none of the selling stockholders have entered into any agreement with a prospective underwriter and there can be no assurance that any such agreement will be entered into. If the selling stockholders enter into such an agreement or agreements, then we will set forth, in a post-effective amendment to this prospectus, the following information:

o        The number of shares being offered;

o        The  terms  of  the  offering,   including  the  name  of  any  selling
         stockholder, underwriter, broker, dealer or agent;

o        The purchase price paid by any underwriter;

o        Any discount, commission and other underwriter compensation;

o Any discount, commission or concession allowed or reallowed or paid to any dealer;

o        The proposed selling price to the public; and

o        Other facts material to the transaction.

We will also file such agreement or agreements.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the exchange act and the rules and regulations under the exchange act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus, except that the selling stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares and the fees of the selling stockholder's counsel.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the shares covered by this prospectus may be sold pursuant to Rule 144(k) of the securities act and the date that all of the shares registered for sale under this prospectus have been sold.

We have agreed to indemnify the selling stockholders, or their respective transferees or assignees, against certain liabilities, including liabilities under the securities act, or to contribute to payments that the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of those liabilities.

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

                                   MANAGEMENT

Our executive officers, directors and other significant employees and their ages and positions are as follows:


NAME OF INDIVIDUAL          AGE         POSITION
------------------          ---         --------

Lee J. Cole                  44         Chairman and Director

Magnus R. E. Gittins         25         Chief Executive Officer, President
                                        and Director

Thomas P. Finn               39         Chief Financial Officer Secretary

Peter L. Gammel              45         Senior Vice-President - Electronics

Fred Allen                   48         Senior Vice-President - Materials

Michael Helmus               51         Senior Vice-President - Biopharma

Stephanie Interbartolo       33         Senior Vice-President - Business
                                        Development


All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors or regarding their position with the Company.

LEE J. COLE has been Chairman of the Board of the Company since October 5, 2004. Mr. Cole is the Chairman of Bioaccelerate, Inc. a company focused on the development of pharmaceutical compounds, specifically those that have originated from academia. With extensive experience in technology and growth companies, Mr. Cole is also a principal with Tech Capital Group, a technology consulting and investment firm that has investments in private and public information and healthcare technology companies. Mr. Cole is also a Director of Electronic Game Card, Inc.

MAGNUS R. E. GITTINS has been President and Chief Executive Officer of the Company since October 1 2004. Mr. Gittins was the President and Chief Executive Officer of the predecessor Delaware corporation since its inception in August 2004 and Chief Executive Officer of Advance Nanotech Limited, a UK corporation, since its inception in December 2003. Mr. Gittins has devoted much of his time from early in 2004 to the development of the Company's plan of operations. Prior to Advance Nanotech, Mr. Gittins was the Chief Technology Officer of a European focused, technology venture-capital fund. He was responsible for the infrastructure and enabling technologies group of its portfolio as well as the development of each of its other investments, working with many high-growth businesses in both the technology and biotechnology industries. Most recently, Mr. Gittins was a partner with Sterling FCS, a consultancy firm focused on assisting emerging businesses with their financial and business strategies.

THOMAS P.FINN has been Chief Financial Officer and Secretary of the Company since October 20, 2005. Mr. Finn has over 15 years of experience in accounting, audit and finance. He has worked for IBM Corporation, Purdue Pharma and for various start-up companies as a consultant where he has always focused on improving controls and procedures.

DR. PETER GAMMEL has been Senior Vice President - Electronics since July 18, 2005 and brings over 25 years experience in electronics. Prior to joining Advance Nanotech Dr. Gammel held the position of CTO of Agere Systems' Analog Products Division. Dr. Gammel also served as the Director of System on a Chip Integration Research at Bell Laboratories, Lucent Technologies and in several leadership positions within AT&T Bell Laboratories. Before entering the corporate world, Dr. Gammel conducted research at several leading universities, including Cornell University, M.I.T. and Washington University. He holds a PhD in physics from Cornell and two BS degrees from M.I.T., in Physics and Mathematics. Dr. Gammel is responsible for approximately 50 patent filings and over 200 publications through his work with Agere, Lucent, AT&T Bell Labs, Cornell University, and MIT.

DR. FRED ALLEN has been Senior Vice President - Materials since September 1, 2005 and provides over 18 years of experience from Engelhard Corporation, a leading surface and materials science company, where most recently he held the position of Manager, Technology Assessment & Characterization Section, Strategic Technologies Group. In this position Dr. Allen led the Nanotechnology and Advanced Battery Materials programs with specific responsibility for assessing technology and analyzing market opportunities. Dr. Allen brings business development and extensive technical problem solving experience. He has collaborated with others in R&D, sales, marketing, legal, manufacturing and safety, as well as external customers, regulators and scientists in academic, government, and commercial labs. Dr. Allen earned his Doctorate from Harvard University where he specialized in Mineralogy & Crystallography during which he held a National Science Foundation Graduate Fellowship. He conducted postdoctoral research at the National Center for Electron Microscopy at Arizona State University. Dr. Allen has originated 10 patent filings and has over 30 publications and presentations. In 2004, he co-founded the Greater Garden State Nanotechnology Alliance, an organization for which he remains as Chairman.

DR. MICHAEL HELMUS has been Senior Vice President - Biopharma since August 3, 2005 and previously served as the Vice President, Advanced Biomaterials at Boston Scientific before joining Advance Nanotech. Prior to that Dr. Helmus held leadership positions with organizations including Edwards Lifesciences, Baxter CVS, Pfizer, and Arthur D. Little. Dr. Helmus holds a PhD and an MS in Biomedical Engineering from Case Western Reserve University and a BS in Metallurgy and Materials Science from Lehigh University. Dr. Helmus' expertise includes the identification and acquisition of new technologies, implementation and management of research and development programs, and intellectual property development and management. In the course of his career Dr. Helmus has filed 47 patents, authored 47 technical publications and written 29 technology and market assessments.

STEPHANIE INTERBARTOLO is the Senior Vice President of Business Development since April 1, 2005 where she is responsible for the commercialization and growth of its portfolio of nanotechnologies. Ms. Interbartolo was formerly Director of Revenue Development at Ticketmaster Network where she developed business and product strategies with major partners such as Microsoft and Yahoo! Previously she spent six years with Infinity Broadcasting as a Business Development Director

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock, as of October 24, 2005 by (i) each person whom we know to beneficially own 5% or more of the common stock, (ii) each of our directors, (iii) each person listed on the Summary Compensation Table set forth under "Executive Compensation" and (iv) all of our directors and executive officers. The number of shares of common stock beneficially owned by each stockholder is determined in accordance with the rules of the Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder exercises sole or shared voting or investment power. The percentage ownership of the common stock, however, is based on the assumption, expressly required by the rules of the Commission, that only the person or entity whose ownership is being reported has converted or exercised common stock equivalents into shares of common stock; that is, shares underlying common stock equivalents are not included in calculations in the table below for any other purpose, including for the purpose of calculating the number of shares outstanding generally.



NAME AND ADDRESS
OF BENEFICIAL OWNERS/                                 SHARES
DIRECTORS                                              OWNED             PERCENT
--------------------------------------------------------------------------------

LEE J. COLE                                                  0               0
Chairman and Director
11 Charles II Street
Piccadilly, London
United Kingdom


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


MAGNUS R. E. GITTINS                                   200,000               *
President, CEO & Director
600 Lexington Ave., 29th Floor
New York, NY 10022

THOMAS P. FINN                                          35,050               *
CFO and Secretary
600 Lexington Ave., 29th Floor
New York, NY 10022

PETER RUGG                                              18,750               *
Director
176 East 71st Street
New York, NY 10021

VIRGIL WENGER                                           37,500               *
Director
450 Middlesex Rd
Darien, CT 06820

ANTONIO GONCALVES                                        5,000               *\
Director
72 Old Dairy Lane
Shelton, CT 06484

WILLIAM I. MILNE                                             0               0
Director
8 Oakfield Place
Old Station Road
Newmarket CB8 8GA
United Kingdom

All Executive Officers
and Directors as a Group
(7 people)                                             296,300               *

JSMCL Capital Limited                                2,358,236          7.125%
Suite F8
International Commerce Centre
Casemates, Gibraltar

Bioaccelerate Inc.                                   2,000,000          6.043%
712 Fifth Avenue
New York, NY 10019

----------
* Less than 1% and statistically insignificant


                            DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK

NUMBER OF AUTHORIZED AND OUTSTANDING SHARES. Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 par value per share, of which 33,096,401 shares were outstanding on October 24, 2005. All of the outstanding shares of common stock are fully paid and non-assessable.

VOTING RIGHTS. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

OTHER. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

TRANSFER AGENT. Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The transfer agent for our common stock is Computershare Trust Company, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401.

DESCRIPTION OF PREFERRED STOCK

None.

WARRANTS

As of October 24, 2005, there were outstanding warrants to purchase an aggregate of 13,540,858 shares of our common stock which consist of the 6,666,666 held by Jano Holdings Limited, and 6,874,192 issued in connections with the first and second private placements. 6,874,192 shares of common stock underlying the warrants listed on page 67 are being registered hereunder. We are not registering any warrants for sale or resale. We are only registering the shares underlying the warrants listed herein.

STOCK OPTIONS

None.

TRANSFER AGENT

Our transfer agent is Computershare Trust Company, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401.

                                     EXPERTS

Our auditors are Hall & Company, certified public accountants. Our consolidated financial statements as at and for the year ended December 31, 2004 have been included in this prospectus and in the registration statement in reliance upon the report of Hall & Company, and upon the authority of Hall & Company, as experts in accounting and auditing.
L. Stephen Albright, attorney at law, has passed upon the validity of the securities being offered hereby.

Neither Hall & Company nor Mr. Albright were hired on a contingent basis, nor will either receive a direct or indirect interest in the business of issuer. Further, neither was nor will be a promoter, underwriter, voting trustee, director, officer, or employee of the issuer.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that the Company may indemnify any officer, director or other person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees),judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to be believe his conduct was unlawful. The Company may also indemnify any such person made a party to such actions and suits, by or in the right of the Company to procure a judgment in its favor, against expenses (including attorney fees) actually in connection with the defense or settlement of such action or suit if he so acted, but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court determines, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

The Company's Bylaws provide that the Company shall indemnify any and all of its directors or officers, or former directors or officers, or any person who may have served at the Company's request as a director or officer of another corporation in which the Company owns capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

The Colorado Business Corporation Act provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, (b) the person reasonably believed (1) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (2) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted in connection with a proceeding by or in the right of the corporation only to the extent of reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

The Colorado Business Corporation Act further provides that a corporation, unless limited by its articles of incorporation, shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

Advance Nanotech does not maintain any director's and officers' liability insurance.

Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Advance Nanotech pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

Advance Nanotech Inc. is dedicated to ensuring nanotechnology discoveries reach maximum market potential through successful commercialization. Advance is the trusted guide to commercial success for nanotech entrepreneurs spanning the globe, partnering with leading universities to provide scientists and researchers with mission critical infrastructure support to transform their discoveries to marketable solutions. The organization provides a range of services and support including financing, leadership assets and counsel on intellectual property, licensing and regulatory issues. With a portfolio of 18 companies developing technologies which offer potentially breakthrough nanotechnology discoveries in the electronics, biopharma and materials sectors, Advance's goal is to transform the potential for nanotechnology discoveries into innovative products that further evolve existing industries and enable new markets.

The  Company  groups  its  interests  into  three  broad  industry   categories:
electronics, biopharma and materials. Each interest is then further categorized into one of the following four distinct classes:

         o NEAR-TO-MARKET TECHNOLOGIES: Operating subsidiaries, in which the Company holds a majority interest. These technologies are within 12 months of market entrance.

         o EMERGING TECHNOLOGIES: Subsidiary companies in which the Company holds a majority interest. These technologies are within twelve months to five years of market entrance. The Company is developing each of these technologies in partnership with a leading academic institution.

         o RESEARCH COLLABORATIONS: Partnerships with other businesses and other strategic transactions with academia, such as 'pipeline' research agreements, to develop disruptive nanotechnologies.

         o        MINORITY   INTERESTS:   Strategic   minority   investments  in
                  "near-to-market" nanotechnology companies.

PRODUCTS

ADVANCE NANOTECH LIMITED ("ANL")

ANL is the UK operating Company of the group. ANL identifies nanotechnology products and technologies for acquisition and subsequent commercialization.

NEAR-TO-MARKET TECHNOLOGIES

BIO-NANO SENSIUM TECHNOLOGIES LIMITED

Sensium Technologies is a joint venture company established by Advance Nanotech and Toumaz Technology Limited, a leading developer of silicon devices that operate at power levels up to one hundred times less than other state-of-the-art components. Originally formed in 2000 as a spinout from Imperial College, London, by Professor Chris Toumazou and Keith Errey, Toumaz is located in Oxfordshire, UK and employs over 20 researchers. The Sensium is an enabling technology which provides an ultra low power sensor and information processor. The Sensium is an ideal platform for the next generation of implantable bio monitors which use nanotechnology and wireless communications to monitor and report on medical conditions, such as vital signs, on a continuous basis from within the body itself.

Such monitors will take healthcare to the next level of preventative medicine, where systems diagnose and treat medical conditions This joint venture company has the exclusive rights to exploit the Sensium in all bio-nano markets and for every company within the Advance Nanotech portfolio. Not only does the Sensium offer immediate competitive advantage to Advance Nanotech companies as a valuable differentiator, but it provides a platform technology which will enable safe bio-nanostructured devices such as cardiac monitoring within an overall sensing market projected to be worth $50.6 billion in 2008.

TECHNOLOGY

The Sensium is a generic wireless sensor and information processor combining a programmable sensor interface with local intelligence using the proprietary ultra-low power nano-CMOS based systems technology of Toumaz Technology Ltd. The Sensium has an ultra-low power transceiver platform that can be programmed to operate in different frequency bands and under various standard wireless platforms. The Sensium offers a nano-powered computing and, communication device, sensor, and power source in a single silicon package. This technology is ideal for integration with bio-nanosystems, where final product devices must be small, low power, possess on-board processing capability and incorporate wireless communications.

Digital processing devices and architectures are widespread and are used throughout the communications and computing industries. However, the computational complexity and low power consumption demanded by many proposed new products, such as hand held computers (PDA's), ultra low power radio devices, body worn or implanted monitors and so on, cannot be achieved by simply making bigger and faster digital chips. In contrast, analogue processing can achieve high levels of computational complexity at significantly reduced power levels. However, the multi-dimensional nature and perceived difficulty of analogue integrated circuit design has generally inhibited the development of analogue processors and architectures. Toumaz Technology is focused on the development and exploitation of advanced mixed signal (AMxTM) semiconductors that use digital elements to dynamically reconfigure, control, monitor and calibrate functional analogue processing blocks. This structure allows these processing blocks to be re-useable design elements or IP blocks in signal processing and low power radio systems. The wider use of analogue processing techniques has been hindered by the lack of such building blocks.

While there is no assertion that this new low power mixed signal technology will replace digital processing in general, it will be applicable to a wide range of situations wherever low power is an essential design concern. Target markets include portable or autonomous battery operated devices. Example products include mobile communications devices, multi-standard wireless transceivers, MP3 players, security tags, smart cards and sensors and monitoring devices, particularly those used for medical/health and military/aerospace applications.

Sensium Technologies is integrating the ultra-low power AMx(TM) processing with low power wireless systems for bionanotechnology products. Low power AMx baseband solutions will enable Sensium Technologies to offer complete chip sets to customers with unprecedented low power consumption while maintaining consumer level pricing. The integration of Toumaz nanopower-low power wireless, ultra-low power signal processing, sensors and power source into a single silicon package will be the first true example of "ubiquitous silicon" and will play a central role in the developing concept of "ubiquitous computing". Healthcare related applications are everywhere, and the Sensium will be a vital platform technology for each one.

MARKET OPPORTUNITY

Intechno Consulting of Basle Switzerland forecasts that the worldwide non-military sensor market will be $50.6 billion in 2008 with highest demand and growth in motor vehicles, process industries and at the right price points, in consumer applications. The report then goes on to say: "Sensors based on MEMS technologies and smart sensors are at the focus of current sensor development. MEMS technologies allow to miniaturize sensors and, at the same time, to integrate their sensor elements with microelectronic functions in minimal space. Only MEMS technologies make it possible to mass produce sensors more and more ost-effectively while improving their functionality and miniaturizing them. The greatest progress in innovation will happen when MEMS technologies overlap with smart technologies. The main goal of smart sensor development is to improve the reliability and durability of these sensors and make them more easily adaptable to new functions and conditions during the operating phase. In addition to self-diagnostic capabilities, smart sensors can have the functions of self-calibration and self-adaptation." This is an excellent outline of the functions of the "Sensium" as a smart MEMS based, adaptable (or reconfigurable) sensor. The "Sensium" however has even greater functionality as a result of its inherent wireless connectivity.

The strategy of Sensium Technologies is to apply the Sensium to the burgeoning nanotechnology market in particular to the bio-nanotechnology segment where nano-power driven electronic systems with wireless communication capability will be ultra-important. The Sensium bionano application will provide the bridge for integrating bio-nano systems with existing microsystems and other technologies for technically and commercially feasible products. The resulting applications would multiply with the expected growth of the bionanotechnology in the pharmaceutical and medical devices industries.

SCIENTIFIC MANAGEMENT

Professor Chris Toumazou - Dr.Toumazou, FIEEE is a Professor of Circuit Design in the Department of Electrical and Electronic Engineering, and Director of the Institute of Biomedical Engineering at Imperial College, London, U.K. His research interests include high frequency analogue integrated circuit design in bipolar, CMOS and SiGe technology for RF electronics and low-power electronics for biomedical applications. He has authored or co-authored some 300 publications in the field of analogue electronics and is a member of many professional committees. Dr. Toumazou has seven patents in the field of RF and low power electronics. Dr. Toumazou was the youngest Professor ever to be appointed at Imperial College at the age of 33. He is co-winner of the IEE 1991 Rayleigh Best Book Award for Analog IC Design: the Current-Mode Approach. He is also a recipient of the 1992 IEEE CAS Outstanding Young Author Award for his work on High Speed GaAs Op-amp Design. The IEEE is the main USA Electrical and Electronic Engineering Society. In January 2000 Dr. Toumazou was elected to the fellowship of the IEEE for contributions to current-mode analogue design. In 2003 Dr. Toumazou was invited to deliver the 2003 Royal Society Clifford Patterson Prize Lecture entitled "The Bionic man" for which he received a 2003 Royal Society Medal.

OWLSTONE NANOTECH, INC.

Owlstone was founded to commercialize miniaturized chemical detection technology developed at the University of Cambridge. Using micro and nanotechnology Owlstone will bring about a paradigm shift in the way chemical and explosive threats are detected both at home and abroad. The technology will drive down the cost and size of point detection systems and improve performance. Owlstone's vision is to have detection systems in every train, financial institution, government building, airport, stadium and any target at risk from chemical or explosive attack.

TECHNOLOGY

Owlstone is shrinking the full functionality of chemical warfare agent detectors using emerging nanofabrication techniques. Owlstone has adapted and extended these techniques to overcome the theoretical limitations and practical considerations that prevent conventional chemical detection products from being made smaller. By first quarter 2006, Owlstone anticipate that they will be generating production level volumes of miniature chemical sensors that can quickly and accurately carry out trace analysis of chemical warfare agents. The device is the size of a dime and costs 100 times less than the current commercially successful products. It is a "black box" system that can be directly embedded into current systems to extend their range of capabilities. It is small and inexpensive enough to be used in entirely new deployment scenarios. It has the capability to be flexibly updated with emerging chemical threats. Its generic detection capability will allow it to be used in a wide range of additional detection applications such as a diagnostic breath analyzer or an exhaust emissions controller.

MARKET OPPORTUNITY

Homeland security is a major focus for governments across the globe. Recent atrocities have highlighted a critical need to protect government and business infrastructures, physical assets and the lives of millions against increasingly unconventional acts of terrorism. There is a current and growing demand for sensors to detect and hence protect against chemical and explosive threats. With systems costing upwards of several thousand dollars each, it is not viable to secure every government building and every train carriage. Nanotechnology is the enabling technology that will allow us to drive down the cost and size of integrated detection systems for widespread deployment. The chemical detection market is large and diverse both in terms of applications and competitors. Revenue forecasts for chemical warfare agent detectors have been upwardly revised several times over the last few years to reflect the current geopolitical climate and the emerging threat against unconventional targets. Owlstone technology is inherently suited to the application as it builds upon the most widely deployed detection technology in use by today's fighting forces. The physical basis of operation is already embedded into commercially successful products. The innovation lies in the combination of proven technology and the exploitation of emerging nanofabrication techniques. Owlstone's devices will act to displace existing systems as new deployment capabilities are exploited. It will become possible to put an Owlstone sensor on the lapel of a soldier, in the air vent of a government building or inside the carriage of a train. In-Stat MDR and Frost and Sullivan report the market for next generation chemical and biological sensors, including non-defense applications, will rise from $2.3bn in 2002 to nearly $4bn in 2007. Smiths Detection produce threat detection systems for military and domestic security applications. They reported revenues of (pound) 150m in fiscal year 2003. An analysis that assumes Smiths maintain a similar market share during the growth phase of the entire chemical detection market yields an estimated market size of $635m in point detection. This is based on the assumption that systems will be deployed in a conventional sense. Owlstone sensors greatly expand the application opportunity horizon and the associated possibilities will lead to new markets and revenues.

SCIENTIFIC MANAGEMENT

ANDREW KOEHL, CO-FOUNDER AND PRESIDENT, PRODUCTS

Mr. Koehl was Owlstone's founding CEO before moving into his role as President, Products in September 2005. He continues to share responsibility for Owlstone's day-to-day operations. Mr. Koehl is the inventor of the microchip spectrometer technology on which Owlstone has based its business, which he developed while a postgraduate at the University of Cambridge. He holds a B.S. in Electrical Engineering from the California Institute of Technology. He is currently on leave from the Ph.D. program at the University of Cambridge.

DAVID RUIZ-ALONSO, CO-FOUNDER AND PRESIDENT, TECHNOLOGY

Mr. Ruiz-Alonso put his PhD in superconductor modeling at Cambridge University on hold when he became one of the co-founders of Owlstone. He oversees, integrates and manages the various development threads of the Owlstone detection technology. Additionally he develops and assesses new ideas, which improve upon the core technology and broaden the product base. Mr. Ruiz-Alonso earned his bachelors and master's degree in engineering at the University of Valencia, where he took a double major in electronics and communications. He then spent a year as a graduate student at University of California, Berkeley, where he completed his Msc thesis.

BILLY BOYLE, CO-FOUNDER AND PRESIDENT, OPERATIONS

Since co-founding Owlstone, Mr. Boyle has been overseeing the development and implementation of the detection technology with nanotechnology foundry partners. He is also active in business development, demonstrating to partners how the Owlstone technology can used to realize a paradigm shift in detection applications and deployment scenarios. Mr. Boyle is heavily involved in the creation and realization of new technologies and IP. Prior to joining Owlstone Billy was a Research Associate in the Microsystems and Nanotech group at the University of Cambridge. In an academic / industry consortium he designed and developed silicon-opto hybrid devices for next generation telecoms systems. Mr. Boyle earned both a bachelor and master's degrees in engineering from the University of Cambridge.

DR. ASHLEY WILKS, RESEARCH AND DEVELOPMENT

Prior to joining Owlstone Dr. Wilks worked in research and development for Smiths Detection, the world's leading provider of X-ray and trace detection equipment. At Smiths, he worked with a team of scientists and engineers developing and testing systems for the detection of volatile organic compounds and toxic gases. Before Smiths, Dr. Wilks spent time at the UMIST Department of Instrumentation and Analytical Science teaching practical courses in instrumental techniques for chemical and biochemical analysis. Dr Wilks also worked with APS/Berk Pharmaceuticals where he played a principal role in analytical method development, having initially trained as a pharmaceutical analyst with Rhone-Poulenc Rorer. He holds a PhD and MSc from UMIST, Manchester and a BSc from the University of Surrey.

NANOFED LIMITED

Field Emission Displays (FED) are new flat panel displays which offer a replacement to bulky Cathode Ray Tube (CRT) displays. They operate in a similar way to CRTs with phosphors excited by electrons traveling in a vacuum. The difference is in the electron emitters. Instead of one gun spraying electrons, FED use millions of microscopically small electron-emitting cathodes which are matrix-addressed.

FED features:

o        high brightness

o        high efficiency

o        a wide viewing angle

o        fast response time for video viewing


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o        perfect color quality

FEDs capitalize on the well-established cathode-anode-phosphor technology built into full-sized CRTs and use this in combination with the dot matrix cellular construction of LCDs. Instead of using a single bulky tube, FEDs use tiny "mini tubes" for each pixel. This allows it to be approximately the same size as an LCD screen. Since FEDs produce light only from the "on" pixels, power consumption is dependent on the display content. This is an improvement over LCDs, where all light is created by a backlight which is always on, regardless of the actual image on the screen. The LCD's backlight itself is a problem the FED doesn't have. Light from the backlight of an LCD passes through to the front of the display, through the liquid crystal matrix. It's transmissive, and the distance of the backlight to the front contributes to the narrow viewing angle. By contrast, an FED generates light from the front of the pixel, so the viewing angle is excellent, 160 degrees both vertically and horizontally.

TECHNOLOGY

Next generation semiconductor devices will become increasingly dependent upon nanoparticle systems, in addition to new methods for their fabrication that depart from conventional foundry-based wafer style and thin film processing. Techniques such as electrodeposition, inkjet printing and fluidic assembly have already been identified as tools for assembling nanostructured materials. The advantages of nanoparticle-based device structures as compared with existing semiconductors are not only the reduced material and fabrication costs but also the ability to assemble them onto a much wider range of substrate materials. Single crystal diamond materials are now available commercially as nano-powders and are used extensively as abrasives and to reinforce polymers. However, these materials have not hitherto been considered as a possible starting material for forming semiconducting diamond thin films for use in FEDs.

NanoFED is producing an FED containing n-type nanodiamond. The lower fabrication cost and greatly increased performance of these devices will have a very significant impact upon the cost and performance of the next generation of electronic and opto electronic devices.

NanoFED's research efforts were expanded to include Nanolight, a new program to develop enhanced high-efficiency, low voltage FEDs. The first phase of the Nanolight program will evaluate the feasility of generating new low voltage phosphor coatings being developed by NanoFED. In the program's second stage, researchers will explore the potential of low-cost backlighting or large panel white light sources suitable for domestic applications.

MARKET OPPORTUNITY

Low voltage flat panel displays have a very wide range of potential applications including displays in cars and mobile phones, to high resolution computer and television screens for medical and military uses. The device is applicatory of the displays providing potential access to high volume/low margin consumer and low volume/high margin market segments. Furthermore, improved backlighting for LCD (which do not otherwise emit light) based upon field emission display technology would significantly increase the performance of existing devices, opening up further market opportunities. The market size for flat-screen displays is projected to rise from $55bn in 2004 to $145bn in 2012.

SCIENTIFIC MANAGEMENT

Dr. Neil Fox - Dr. Fox holds a Senior Research Fellowship in Physics and Chemistry at the University of Bristol. He participated in a succession of research and development projects on new display technologies at Smiths Aerospace during the period 1991-2003. He was seconded to University of Bristol as an Industrial Fellow of the 1851 Royal Commission during 1995-1998, and has since maintained this association - bringing particular research expertise in the area of electron field emitter structures and their fabrication. He is currently leading a three year (pound)2m DTI- OSDA project AEROFED (involving, at its outset, the Universities of Bristol, and Bath, Brimar Ltd and Smiths Industries Aerospace), with the goal of producing a field emission device incorporating novel materials for the athode technology, such as conducting zinc oxide and nanodiamond.

Prof. David Cherns- Professor Cherns, leader of Nanolight program, was promoted to a Chair in Physics in 2001 and is currently Head of the Microstructures Group in the University of Bristol's Physics Department. He has 30 years experience in electron microscopy with interests in applying novel electron microscopy techniques to the analysis of defects and interfaces, particularly in semiconductors, to clarify microstructure/property relationships. He has developed new methods of imaging surface atomic steps, dislocations and interfaces. In recent work on GaN, he has used TEM to analyse a range of new defects, SEM cathodoluminescence to understand the optical properties of individual defects and electron holography to reveal for the first time the electronic properties of dislocations and interfaces. Among current grants, he holds a Royal Society/Wolfson refurbishment grant for a new Nanotechnology Laboratory for studies correlating the structure, optical and electrical properties of semiconductor and metal nanorods.


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EMERGING TECHNOLOGIES

NANO ELECTRONICS LIMITED

Nano Electronics is applying its leading expertise in the production of functional oxide nanotubes to develop new approaches to emerging market technologies such as Ferroelectric Random Access Memory (FeRAM), for use in cellular phones and mobile devices, and micro-fluidics for such applications as drug delivery and ink jet printing heads. FeRAM represents a new paradigm in memory technologies. Using ferroelectric materials, FeRAM combines the high-speed and endurance of widely used dynamic and static random access memories with the ability to store information in the absence of power. The advantages of FeRAM compared to NOR- flash memory devices include SRAM like fast read and program response times, low power consumption and an immense number of non-volatile read and write cycles. This makes the technology well-suited for use in applications as diverse as game consoles, cellular phones, mobile products and IC cards.

TECHNOLOGY

Nano Electronics has developed a method of manufacturing fully ordered arrays of functional oxide nanotubes either embedded in semiconductor grade Si or as a free-standing array of discreet nanotubes. Tube dimensions are typically 400 nm to several microns in diameter, 100 microns in length, and have a wall thickness of less than 100 nm. Unlike other nanotubes, e.g. carbon or polymer nanotubes, these materials are electrically insulating oxides which display a number of useful properties including ferro-, piezo- and pyro-electricity. This makes them suitable for a number of micro-electronic and microelectromechanical-machine
(MEM) applications, particularly data memory and micro-fluidics.

CAMBRIDGE NANOTECHNOLOGY LIMITED

Flexible displays promise to enable new markets for the display industry. Such a display could, for example, be used to create a fully updatable newspaper which could be rolled up into a coat pocket. Flexible displays could also be used to create new cellular phones and other easily collapsible consume devices. The technical challenge thus far has been to translate the quality of picture experienced with liquid crystal displays into a flexible environment. Indium Tin Oxide (ITO) is the best available transparent conducting oxide (TCO). ITO on glass is a key material in the display industry and results in the rigid and inflexible displays common to most devices. There is a strong push towards flexible displays using polymer substrates. This requires a flexible transparent conductor. ITO fails this because it is brittle above 2% strain, whereas polymer substrates can be bent over. Developing such a composite is the only remaining barrier to the wide-spread commercialization of flexible displays.

TECHNOLOGY

Cambridge Nanotechnology is developing a flexible, transparent conducting composite. The Cambridge Nanotechnology composite will have a surface conductance of 30 ohm/sq and 90% transmission, making the composite similar in performance to Indium Tin Oxide, the industry standard commonly used in flat, fixed displays such as liquid crystal and organic light emitting diode displays.

NANOOPTICS LIMITED

Optical switching plays a major role in modern fiber-optic telecommunications systems. They are essential in optical add/drop, cross connect, and ring protection applications. Fiber-optic networks have dramatically accelerated the transmission of data on the Internet. But transmitting information from one high-speed network to another involves passing through slower, electronic switches and routers. Electronics do not afford the same speed of information conveyance that optics (light) do, and that gives rise to what has become referred to as the electronics bottleneck on the Internet. NanoOptics is using carbon nanotubes to make devices where light can switch with light, eliminating the need to go back and forth between light and electrons. You are always in the optical mode of the network. While today's electronic switches can perform ten billion operations per second, future optic switches may be able to relay a trillion operations per second.

TECHNOLOGY

NanoOptics is developing a fast optical switch, for use in optical fibers and in silicon-based optoelectronics, such as telecommunications equipment. It is intended that the NanoOptics optical switch/modulator will offer far superior performance to existing products. NanoOptics aim for their devices to offer sub ~1 ps switching capabilities.

NANO DEVICES LIMITED

Next generation optical networking requires higher performance non-linear optical devices and will soon mighrate to all optical clock data recovery and pulse retiming and regeneration. The technical challenge is to extend the techniques developed for short pulse


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lasers into near  infra-red  required for  telecommunications.  Coupled with all optical routing, also enabled by non-linear optical materials, this paves the path to the true optical internet backbone. Optical devices based on Carbon nanotube (CNT) composited have demonstrated the potential to fulfill both of these needs.

TECHNOLOGY

Nano Devices is developing technologies to use nanowires in both optical applications and in high mobility transistors. Nanowires are one-dimensional structures, with unique electrical and optical properties. Nano Devices exploits the inherent order of nanowires in the assembly of transistor and optoelectronic devices.

NANO PHOTONICS LIMITED

Liquid Crystal Displays (LCD) are rapidly expanding their market position in computer monitors and TV's. Keys to future growth are low cost manufacturing, larger area displays, and increased viewing angle. Carbon nanotubes (CNT) have the potential to revolutionize the alignment requirements for LCD manufacturing, dramatically increasing yield and decreasing costs especially for large area displays. CNTs also have the potential to dramatically reduce the drive voltage requirements for LCD displays, opening up the possibility of much higher speed operation as required for 3D applications such as industrial design and high performance gaming.

TECHNOLOGY

Nano Photonics is using carbon nanotubes for novel applications in liquid crystal displays. The company is exploiting the benefits of carbon nanotubes to greatly improve the viewing experience of liquid crystal displays. Liquid Crystal (LC) Displays act by rotating the polarization of light by using liquid crystals. However, their contrast ratio could be improved. Nano Photonics is using CNTs to increase the contrast and lower drive voltage to greatly improve the viewing experience of liquid crystal displays.

ADVANCED PROTEOMICS LIMITED

Genes do not actually do anything themselves. They hold instructions for making proteins, and it's the proteins that actually perform functions in our bodies. Proteomics is the study of proteins, particularly their structures and functions. This term was coined to make an analogy with genomics, and is often viewed as the "next step". However proteomics is much more complicated than genomics. While the genome is a rather constant entity, the proteome is changing through its biochemical interactions with the genome. One organism will have radically different protein expression in different parts of its body and in different stages of its life cycle. Understanding proteins could lead to new advances in medicine and, theoretically, ways to enhance the bodies we are born with. With completion of a rough draft of the human genome, many researchers are now looking at how genes and proteins interact to form other proteins. A surprising finding of the Human Genome Project is that there are far fewer genes that code for proteins in the human genome than there are proteins in the human proteome (~33,000 genes vs. ~200,000 proteins).

TECHNOLOGY

Following the so-called "genomics revolution" it has become clear that a similar approach to measuring all of the proteins in a cell, along with their functional state, localization and time dependent changes will yield considerable insight into biological processes. Advanced Proteomics is developing a "toolkit" of nanoparticles based reagents that can be used in proteomics. Proteomics is an enabling science for drug discovery, diagnostics markets and life sciences research. The worldwide proteomics market is projected to grow to more than $2.5bn by 2008 with a compound annual growth rate (CAGR) of more than 14% for the next five years, with some areas showing substantially greater growth rates (Select Biosciences report, October 2003). The Advanced Proteomics "toolkit" will offer opportunities across the spectrum of the proteomics market, closing crucial gaps where existing methods are insufficient. It will provide a powerful technology for the development of future applications in this market.

INTELLIGENT BIOSENORS LIMITED

There are many aspects of brain activity that can be monitored using electrodes on the scalp, and is a technique that is performed routinely for a variety of conditions such as epilepsy. There is an immense improvement in signal quality if the electrodes are placed subdurally and directly on the cortex of the brain, which is normally carried out during surgery. However, there are some immediate improvements that can be made to the external scalp and the internal subdural electrodes. It is common practice to have 32 or more external electrodes in the scalp EEG, requiring bulky wires and connection boxes. This causes difficulties and distress for the patient who would typically have to wear the system for 24 hours.

TECHNOLOGY

Intelligent BioSensors is investigating the development of low-power arrays for next-generation EEG (electroencelography) monitoring of epilepsy, using expertise in nano-powered electronic systems. These new systems may pave the way for greater


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mobility of the patient undergoing EEG monitoring using scalp electrodes, better detection of EEG signals from the brain cortex, and allow fully-implantable systems to help prevent seizures while patients go about their daily lives away from the hospital environment. The electronic interface being developed could be used for other brain implants and for the treatment of other neurological disorders.

NANOVINDEX LIMITED

Nanotechnologies have already begun to change the scale and methods of drug delivery and hold huge potential for future developments in this area. Nanotechnology can provide new formulations and routes for drug delivery that broaden their therapeutic potential enormously by allowing the delivery of new types of medicine to previously inaccessible sites in the body. Novel composites incorporating nanoparticles are particularly exciting for these applications. A key to gaining competitiveness within the market is to develop next generation composites which are extremely sensitive to a variety of environmental stimuli. NanoVindex aims to achieve this by utilizing expertise in rational peptide design to incorporate specific pH, enzymes and temperature triggers within the composites enabling a new level of control over the release of encapsulated drugs.

TECHNOLOGY

NanoVindex is seeking to develop a platform technology of nanoparticle-hydrogel composites for tailored drug delivery applications. The development shall leverage the research of Imperial College London in rational design of self-assembling peptide systems, control over the nanoscale organic/inorganic interface, and physiologically responsive bio-nano materials. Revenues to drug delivery companies were $1.3bn in 2002 and projected to increase to $6.7bn by 2012. With the focus evermore on emerging nanotechnologies and the improvements these may offer over more conventional systems, the market for new nanotechnologies in drug delivery is poised to be a multi-billion dollar arena. These technologies have the potential to revolutionize the pharmaceutical industry.

NANO DIAGNOSTICS LIMITED

Strokes are the third leading cause of death in most developed countries, as well as a leading cause of long term disability. Healthcare providers are recognizing the critical nature of the first few hours after the onset of a stroke. Thrombolytic therapy can be beneficial to patients suffering from ischaemic strokes but may have catastrophic consequences for patients with haemorrhagic stroke. There is therefore a need to differentiate between ischaemic and haemorrhagic stroke at the earliest possible time. Currently X-ray CT or magnetic resonance imaging is used for diagnosis but require the patient to reach a hospital facility delaying the imperative diagnosis.

TECHNOLOGY

Nano Diagnostics is developing a portable, low cost microwave system for detecting haemorrhagic events within the brain. The final system will include microwave hardware and algorithms that will detect the presence of intracranial hemorrhage. The technology will also incorporate wireless transmission technology so that paramedic staff may transmit diagnostic information to the hospital where the clinical decision regarding the administration of thrombolytic drugs could be made at the earliest opportunity.

VISUS NANOTECH LIMITED

The United Nations estimates the global aggregated costs of blindness to the world economy at $25billion with approximately 28 million individuals suffering from blindness. Visus Nanotech is developing a device that will offer a new paradigm approach for treating blind people worldwide - people who currently have no hope to see.

TECHNOLOGY

In many forms of blindness there is a pathological loss of the specialized light sensitive photoreceptors, however even in very advanced cases the output neurones that project to the visual areas of the brain remain intact and functional. We are endeavoring to develop a proprietary technology for retinal prostheses, combining expertise in ultra-low power imaging systems and molecular medicine. Our research is investigating the possibility of using optically active nanospheres to stimulate electrical responses in nerve cells. Unlike other prosthetic retina proposals, this device will make use of the intelligent circuitry that exists in the human retina. Visus Nanotech's production of an optically coupled retinal prosthetic device could represent a paradigm shift in the potential restoration of functional vision in a large population of the blind.

ECONANOTECH LIMITED

The composites industry (suppliers, original equipment manufacturers (OEM) as well as end users) is confronted with a major challenge in the coming years: How to deal with production and end-of-life waste? So far, end-of-life composite waste has generally been regarded as nonrecyclable. Landfill, that at present disposes of 98% of composite waste, will be banned (or become cost prohibitive) through new European waste legislation from 2005 onwards in most European Union states; options for waste incineration are limited due to the energy content of the material. The European Union (EU) end-of-life vehicles directive, applying to


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all passenger cars and light  commercial  motor  vehicles,  will only allow a 5%
incineration quota for disused cars. These trends particularly concern composite materials, since economically feasible recycling is relatively difficult to achieve. Furthermore, simply using more environmentally friendly, natural fibers as reinforcements for polymers (including polyolefins), will not be deemed sufficient by future European legislators. Another EU legislation, the Waste Electrical and Electronic Equipment (WEEE) Directive (2002/96/EC) affects the electronics industry but also composite and polymer manufacturers. The WEEE forces the producers of electrical and electronic equipment to provide for recycling of their products. Large quantities of this waste, such as printed circuit boards (reinforced bakelite or epoxy resins), are made of polymers or polymer composites. As a result of this new legislation, both manufacturers and end-users will need to move away from traditional materials and will require new strategies for environmentally and economically viable materials.

TECHNOLOGY

Econanotech is seeking to develop the first-ever renewable hierarchical nanocomposites made completely from biological sources. Econanotech expects truly green composites with much improved compression strength and interfacial shear strength. The advantages of such a material are the low cost of its precursors and processing as well as lightweight and low toxicity. This technology could have a tremendous impact in the automotive, transport, home and building and consumer packaged goods markets.

NANO COMPOSITES LIMITED

There is enormous interest in nanocomposites for a wide range of functional applications ranging from automotive components, to food packaging, and biomedical implants. Recently particular attention has been paid to the potential of carbon nanotubes to enhance the properties of polymers. Although carbon nanotubes are remarkable, other, inorganic nanotubes are just beginning to attract attention. The basic properties of plastics are frequently enhanced with a wide range of inorganic fillers, such as calcium carbonate, silica, clays, carbon blacks, and titania to name a few. Such materials are used on a massive scale; for example, annual production of carbon black is around 9m tons, whilst $2 billon worth of titania is used in the polymer industry alone. In many ways, such applications represent the earliest examples of nanotechnology, pre-dating the term itself. Recently, however, new high-tech nanocomposites have appeared, based on nanoclays and carbon nanotubes. The interest in nanocomposites has been driven by the development of new syntheses and processing techniques that produce well-defined nanoparticles. Such particles have valuable intrinsic properties as a result of their small size, and can influence the behavior of the matrix around them due to their surface area. Individual carbon nanotubes have been shown to have axial stiffness similar to that of diamond, and the highest strength of any known material; they also provide electrical conductivity, have very high thermal conductivity, and can survive extreme distortions. Such properties have stimulated a race to create nanocomposites which incorporate carbon nanotubes. However, the recognition of carbon nanotubes suggests that other, inorganic nanotubes will provide rich possibilities.

TECHNOLOGY

We are aiming to develop synthesis and processing techniques for titanium oxide nanotube and nanorod composites. Titania nanocomposites could have excellent and unique potential, yielding major performance improvements in commercially relevant systems. The performance improvements could include lighter weight, longer life span/service life, increased resistance to corrosion, reduced need for lubricants, and increased temperature resistance. Improved nanocomposites based on titania nanotubes could have wide-ranging applications in the automotive, aerospace, construction, medical, and oil/oil servicing industries.

The technology will be easily translated into devices for use as, for example: all white, "nanofibre"-reinforced polymer, fibers and polymer cements for dental applications; nanotube-reinforced, insulating polymer foams for printed circuit board applications, allowing foaming of otherwise unprocessible high temperature systems; biocompatible/bioactive reinforcement for tissue scaffolds with potential for drug delivery; unidirectionally oriented nanotube reinforced polymer films as UV-polarizers.

INTELLIGENT MATERIALS LIMITED

Separation technologies play a hidden but vital role in manufacturing. Many common products are processed using materials or chemicals that are purified with separation technologies, such as heat distillation to burn off gases, and, in recent years, membranes that function like sieves or filters. Examples of products that rely on separations include the purified solvents and feedstocks used to make semiconductor wafers and pharmaceuticals made from reactions involving purified specialty chemicals. The quality of the separation influences product purity as well as the environmental impact of the manufacturing process.

Driven by global competition and pollution prevention targets, manufacturers are seeking new process technologies, including separations, as a means of enhancing product performance, reducing costs, and eliminating pollution at the source. Traditional separation methods have been optimized to the limit, yet cannot achieve the purity or efficiency levels needed to make many emerging products. The chemical process industry typically relies on distillation, which entails high energy costs and is not suitable for many specialty chemicals applications.


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Similarly,  the biochemical  process  industry needs new separation  methods for making ultra pure chemical intermediates, alternative fuels from renewable resources, biodegradable packaging, and other products. Breakthrough separations platforms are needed that can rapidly, reliably, and cost effectively make fine distinctions among similar molecules, thereby enabling either the separation of materials with similar physical properties or the concentration and removal of
impurities  from  dilute  industrial   process  streams.   To  achieve  industry
acceptance, the new technologies also need to offer significant cost savings through the elimination of waste or by-products,

TECHNOLOGY

Intelligent Materials is working to develop a molecular-selective membrane. Existing selective membranes use zeolites and similar. These have holes of desired size, but the holes are not straight. Thus the molecular diffusion rates through these sieves are slow and inefficient. Intelligent Materials is developing a structurally consistent membrane, resulting in a customizable membrane for a specific application with superior performance. Users of specialty-separation and high-volume separation methods together represent approximately $1.2 trillion in product shipments. Approximately 50 U.S. companies are involved in the $2.5 billion worldwide market for membrane materials and modules. There are multiple uses for membranes, in water desalination, and in petroleum refining, where 10 percent of petroleum is used to supply the energy for distillation and fractionation. New industries could be created around novel or improved products, such as food additives, specialty plastics, non-toxic antifreeze, and low-cost composites. The membrane technologies also could be exported for use in both industrial and consumer applications and the $150billion worldwide market for water-and air-pollution control technologies.

INOVUS MATERIALS LIMITED

Inovus is using carbon nanotubes for novel applications in liquid crystal displays and holography. Carbon nanotubes, long, thin cylinders of carbon, were discovered in 1991. They are large macromolecules that are unique for their size, shape, and remarkable physical properties. Nanotubes are on the order of only a few nanometres wide (one ten-thousandth the width of a human hair), and their length can be millions of times greater than their width. They can be thought of as a sheet of graphite (a hexagonal lattice of carbon) rolled into a cylinder. Just a nanometre across, the cylinder can be tens of microns long, and each end is "capped" with half of a fullerene molecule. Single-wall nanotubes can be thought of as the fundamental cylindrical structure, and these form the building blocks of both multi-wall nanotubes and the ordered arrays of single wall nanotubes called ropes. These intriguing structures have sparked much excitement in the recent years and a large amount of research has been dedicated to their understanding. Nanotubes have a very broad range of electronic, thermal, and structural properties that change depending on the different kinds of nanotube (defined by its diameter, length, and chirality, or twist). Besides having a single cylindrical wall (SWNTs), nanotubes can have multiple walls MWNTs) - cylinders inside the other cylinders. Carbon nanotubes are an example of true nanotechnology: only a nanometer in diameter, but molecules that can be manipulated chemically and physically. They open incredible applications in materials, electronics, chemical processing and energy management.

TECHNOLOGY

Inovus Materials is exploiting the benefits of carbon nanotubes to greatly improve the viewing experience of liquid crystal displays and for new applications in holography. Liquid Crystal (LC) Displays act by rotating the polarization of light by using liquid crystals. However, their contrast ratio could be improved. Inovus is using CNTs to increase the contrast and lower drive voltage to greatly improve the viewing experience of liquid crystal displays.

The light-induced photorefractive coefficient is defined as the small, self-induced change in refractive index due to the electrical field of light passing through it polarizing its atoms or molecules. It gives rise to an optical non-linearity. The coefficient is usually extremely small because the electrical field associated with light, except in a very intense laser beam, is very small compared to that needed to move atoms about. However, a special type of liquid crystals, orientational photo-refractive liquid crystals, have a 10,000 times higher light-induced photorefractive coefficient. This is because molecules in the LC are more susceptible to orientation. Inovus Materials is developing supranonlinearities for a range of new applications, such as holography, optical storage and image processing, as low cost alternatives to conventional liquid crystal spatial light modulators. These are highly promising materials for novel optically addressed spatial light modulators (OASLMs) based on photorefractive orientational effects.

EXIGUUS TECHNOLOGIES LIMITED

Electronic devices that the semiconductor industry believes it will be building in the near future are too small to be built using standard lithography techniques. Considering, for more than 30 years, the economics of the semiconductor industry has been centered around Moore's Law, the idea that the number of transistors on a chip will double every 18 months, research teams and commercial firms are driven to find betters ways of making nanodevices. Nanoelectronics encompasses both new silicon-based manufacturing processes and entirely new approaches involving nanotubes, nanowires, polymers and organic molecules. The potential revenues from new electronics manufacturing and materials processes are huge, as they must be widely adopted by the semiconductor industry if it is to continue on the same growth path. Researchers today are looking at carbon-based compounds for new and simpler ways to make


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integrated circuits,  often called "organic" or "plastic" transistors.  Research into organic transistors may lead to new uses of these promising devices. What could organic transistors be used for? Lightweight and flexible plastic chips could usher in new generations of smart cards, toys, appliances, and many other things that might not be physically or commercially viable using today's silicon-based technology. In addition to being highly flexible and lightweight, plastic transistors hold the promise of tremendously reducing production costs.

TECHNOLOGY

Exiguus is attempting to develop organic molecules to potentially overtake amorphous silicon as the basis of the display industry. Chip makers are looking for ways to make electronic devices out of cheap plastic instead of expensive silicon. Successful development could lead to a new market for flexible displays and memories capable of being printed on anything, ushering in an age of disposable computing.

Microfluidics is the science of designing, manufacturing, and formulating devices and processes that deal with volumes of fluid on the order of nanoliters or picoliters. The devices themselves have dimensions ranging from millimetres down to micrometers. Microfluidics hardware requires construction and design that differs from macroscale hardware. It is not generally possible to scale conventional devices down and then expect them to work in microfluidics applications. When the dimensions of a device or system reach a certain size as the scale becomes smaller, the particles of fluid, or particles suspended in the fluid, become comparable in size with the apparatus itself. This dramatically alters system behavior. Capillary action changes the way in which fluids pass through microscale-diameter tubes, as compared with macroscale channels. Microfluidic systems have diverse and widespread potential applications. Some examples of systems and processes which could use micro fluidics include inkjet printers, blood-cell-separation equipment, biochemical assays, chemical synthesis, genetic analysis, drug screening, electrochromatography, surface micromachining, laser ablation, and mechanical micromilling.

For microfluidics, "lab-on-chip" applications, Exiguus is developing materials which allow the transport of liquids cleanly and without friction. Exiguus is tailoring the properties of the CNT/superhydrophobic coatings, in the production of microfluidic components such as one-way valves and muscle-vein pumps.

RESEARCH COLLABORATIONS

CENTRE FOR ADVANCED PHOTONICS AND ELECTRONICS (UNIVERSITY OF CAMBRIDGE)

On March 11, 2005 Advance Nanotech signed a strategic partnership with the new Centre for Advanced Photonics and Electronics (CAPE) at the University of
Cambridge. Advance Nanotech joined Alps Electric Company Limited, Dow Corning Corporation and Marconi Corporation plc with leading researchers in the
Electrical Engineering Division of the Department of Engineering at the University of Cambridge. CAPE is intended to house the Electrical Division of the engineering department at the University, comprising over 22 academics, 70 post-doctoral researchers and over 170 researchers. Members of this Division publish more than 100 papers each year and in the recent past approximately 70 patents have been filed and 10 spin-out companies have been formed.

Substantial grants from the Higher Education Funding Council for England (HEFCE) through its Science Research Investment Fund (SRIF) are supporting the construction of a purpose-built CAPE building on the University's growing science and technology campus at West Cambridge. Construction of the new building is underway and scheduled for completion in early 2006. Advance Nanotech, as a Strategic Partner to CAPE, will provide additional and innovative commercialization opportunities for the technologies developed in the centre, with a particular emphasis on nanotechnology. In addition the Strategic Partners, together with the University of Cambridge, nominate representatives to the Steering Committee which is responsible for the overall research objectives of CAPE, its areas of technical focus and arising intellectual property arrangements. Advance Nanotech has committed $4.95 million over five years for the funding of specific projects within CAPE, which may include jointly-funded collaborations with the other Strategic Partners.

On October 3, 2005, the Company announced it's financing of CAPE project, BiMAT, Bio-MicroArrays with Thin Film Transistors. BiMAT is developing integrated, low cost and disposable sensors and sensor arrays for point of care diagnostics, clinical monitoring and biomolecular research. BiMAT sensors will incorporate thin film polysilicon transistors deposited on lightweight, inexpensive substrates. Two patent filings cover the sensor detection mechanism and a special thin film transistor (TFT) structure that enables integration and separate optimization of the electronic and sensor functions. The low cost, TFT based integrated circuits for readout of the sensors will have a wide range of applications in disposable biosensors.

MINORITY INTERESTS

On July 28, 2005, Advance Nanotech acquired 10.83 percent equity stake for approximately $183,000 in Singular ID, a high technology spin-off company from the Institute of Materials Research and Engineering (IMRE) in Singapore. Under terms of the


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agreement,  Advance  Nanotech's  Senior Vice President of Business  Development,
Stephanie Interbartolo, will assume a seat on Singular IDs Board of Directors. Singular ID provides individually tailored tagging solutions designed to combat counterfeiting and forgeries. The technology offers unique, irreproducible tags with nanoscale magnetic regions that act like fingerprints to identify each tagged item. Advance Nanotech will help Singular ID further develop and commercialize this technology.

STRATEGY

Advance Nanotech Inc. is dedicated to ensuring nanotechnology discoveries reach maximum market potential through successful commercialization. Advance is the trusted guide to commercial success for nanotech entrepreneurs spanning the globe, partnering with leading universities to provide scientists and researchers with mission critical infrastructure support to transform their discoveries to marketable solutions. The organization provides a range of services and support including financing, leadership assets and counsel on intellectual property, licensing and regulatory issues. With a portfolio of 18 companies developing technologies which offer potentially breakthrough nanotechnology discoveries in the electronics, biopharma and materials sectors, Advance's goal is to transform the potential for nanotechnology discoveries into innovative products that further evolve existing industries and enable new markets.

Through its unique University collaborations and acquisition of early-stage nanotechnology companies, the Company aims to build a diversified pipeline of nanotechnologies, maintaining a clear majority interest in each. In this way Advance Nanotech is able to control the route to commercialization for each investment, be this through the generation of licensing income, sale of technology, sourcing of secondary financing or the application of additional funding from Advance Nanotech to progress the development of the technology. Advance Nanotech aims to mitigate investor exposure by acquiring a broad range of nanotechnologies and applying funding, management resources and third party relationships to cost-effectively ensure the progression of as many of these technologies to the marketplace.

Our  subsidiaries  are  grouped  into  three   nanotechnology   areas,   namely:
electronics, biopharma and materials.

Each research program that we invest in must be developing product for a market with a minimum market value of $200m, a credible path to commercialization, which must not exceed five years, and have a protection strategy for intellectual property.

Our University research programs are directed towards new product creation. Our relationships with Universities are formalized within a subsidiary company, incorporated for this specific purpose. As the Universities take the first steps in new product development, we, in parallel, begin the task of commercializing the results.

Once a subsidiary company's product pipeline is sufficiently developed, it is then at the stage where further funding from capital markets can be sourced.

The financial community is predominantly interested in "later-stage" products. We utilize our infrastructure and expertise to accelerate the development of multiple early stage research programs to "pre-commercialization/ready for market status." This process results in substantial value being created at each stage of development. Extensive relationships with academic institutions and industry provide multiple opportunities. At any time we are assessing over thirty individual research programs for investment consideration.

GROWTH STRATEGY

We  aim  to  build-out   through   licensing,   acquisition  and   joint-venture
arrangements our pipeline of subsidiaries. We intend to apply our model of diversification to:

o        Geographic  location;  partnering with additional  academic  institutes
         throughout   the  globe  to  advance  the   development  of  innovative
         nanotechnologies.

o Technological themes; broadening our range of interests to include other nanotechnologies.

o Complimentary technologies; acquiring or co-developing technologies with a strategic fit to those currently in development by our subsidiaries.

In addition to growing our pipeline of nanotechnologies, we seek to commercialize those nanotechnologies sufficiently and successfully proven within the low-cost development environment provided by academia. Commercialization for Advance Nanotech does not necessarily mean finished product which may be mass-produced on a production line. We view an increasing disconnect between larger businesses needs to reinvigorate their product lines and the traditional supply chain of new technologies to the market place. It is this "innovation gap" that Advance Nanotech seeks to bridge. Accordingly, commercialization may now mean transference of knowledge and post-proof of concept technologies into a larger business for productization. We may also license technologies that


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we have  developed,  sell  others  or  indeed  apply  additional  financial  and management resources to further develop those most promising technologies.

The development of each technology follows three value building stages. Firstly, we assess each technology candidate seeking our support and determine whether it offers a strategic or tactical fit with our portfolio. Assuming we conclude that its inclusion would offer the potential to generate value for our shareholders we enter negotiations and acquire it. We then enter a development process where we review, direct and shape the development of the technology by feeding into the process our management experience of the competitive landscape. Over the course of time we begin the process of developing a commercialization plan to run in parallel with the development of the technology. Having developed the most suitable revenue model we may then enter into negotiations with potential licensees and commencing marketing activity.

OUR OPERATING COMPANIES AND PRODUCTS

As of October 24, 2005, we possessed controlling interests in the following companies. All of these companies are incorporated in the UK and which we operate as majority-owned subsidiaries, and are held by Advance Nanotech
Limited, a UK company, wholly owned by Advance Nanotech, Inc., with the exception of Owlstone Nanotech, Inc., a company incorporated in the state of Delaware in which our 63.60% interest is held by Advance Nanotech, Inc., and Advance Nanotech (Singapore) Pte. Ltd., in which our 90% interest is held by Advance Nanotech, Inc. Advance Nanotech (Singapore) Pte. Ltd. in turn owns 10.83% of Singular ID Pte Limited, a company incorporated in Singapore.


SUBSIDIARY                             %OWNERSHIP      TECHNOLOGY FOCUS
----------                             ----------      ----------------

ADVANCE NANOTECH LIMITED                   100%        PARENT COMPANY OF
                                                       ELECTRONICS

Owlstone Nanotech, Inc.                  63.60%        Chemical sensors
Nano Electronics Limited                   100%        Micro-fluidics
Cambridge Nanotechnology Limited           100%        Flexible displays
NanoOptics Limited                         100%        Optical electronics
Nano Photonics Limited                     100%        Liquid crystal displays
Nano Devices Limited                       100%        Optical electronics

BIOPHARMA

Bio-Nano Sensium Technologies Limited       55%        Medical sensors
Advanced Proteomics Limited                 75%*       Drug discovery
Intelligent Biosensors Limited              75%*       Neurological sensing
NanoVindex Limited                          75%*       Drug delivery
Nano Diagnostics Limited                    75%*       Stroke detection
Visus Nanotech Limited                      75%*       Retinal prosthesis

MATERIALS

NanoFED Limited                            100%        Field emission displays
Econanotech Limited                         75%*       Biodegradable composites
Nanocomposites Limited                      75%*       Titania nanocomposites
Intelligent Materials Limited              100%        Molecular sieves
Inovus Materials Limited                   100%        Holographic technologies
Exiguus Technologies Limited               100%        Plastic conductors

OTHER

Nano Solutions Limited                      75%*       Contracting party with
                                                       Imperial College, per
                                                       collaboration agreement
                                                       of October 22, 2004
Nano Biosystems Limited                    100%        DORMANT
BioStorage Limited                         100%        DORMANT
NanoLabs Limited                           100%        DORMANT
Singular ID Pte Limited                  10.83%        Tagging and asset control


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Advance Nanotech (Singapore) Pte Ltd.       90%        Asian operations of
                                                       Advance Nanotech

----------
* On October 22, 2004 Advance Nanotech, Inc., subsidiary Nano Solutions Limited, entered into a research collaboration agreement with Imperial College, London, to provide $6.25 million for the development of bio-nanotechnologies, predominantly in the healthcare devices sector over the course of the next three years. This collaboration comprises seven technologies. Nano Solutions Limited possesses the right to re-assign its technology rights for each project to any subsidiary within the Company's control. As part of its on-going efforts to work to commercialize the outputs of these programs, the Company has re-assigned each program to a subsidiary company, newly incorporated for the purposes of the continued development of that particular technology. As part of the transaction, Imperial Innovations Limited, a subsidiary of Imperial College, received 25% of the equity in Nano Solutions Limited. The equity ownership of Advance Nanotech Inc., in those subsidiaries to which the technology rights have been assigned has been adjusted to reflect Imperial Innovations Limited 25% ownership of those entities. Advance Nanotech possesses an exclusive world-wide license for all intellectual property generated as result of this effort.

With the exception of Owlstone Nanotech, Inc. and Bio-Nano Sensium Technologies Limited, each subsidiary has been specifically incorporated with the purpose of commercializing a particular University collaborative program. The collaborative agreements which Advance Nanotech strikes with a particular University will often include multiple research programs around a particular theme. Advance Nanotech has the right to re-assign those research programs to any of its subsidiaries. This allows Advance Nanotech to apply additional resources to assist in the development and commercialization of the technology, whilst retaining flexibility as to the most value-generating route for commercialization. Additionally, the incorporation of these entities allows Advance Nanotech to build out management teams for each subsidiary as the development of the technology proves successful within the University environment.

INDUSTRY OVERVIEW

The market for nanotechnology products is estimated to be worth many billions of Dollars within the decade. The term nanotechnology is not reducible to a key phrase from which an accurate assessment can be made of its "worth" as an industry in its own right. As a scientific enterprise that has emerged from the "bottom up" its effects across every branch of science from chemistry to physics to engineering, it is very difficult to ascertain the breadth and depth of its effects. What is known is that by operating at the nano scale, or 80,000 times smaller than the width of a human hair, the properties of materials change. Science moves from classical physics to quantum physics. Harnessing the new emergent characteristics of these materials presents new opportunities to reinvigorate existing product lines but also to create new ones for valuable markets, many of which we don't have a comprehension for at this stage. The early commercial "wins" in nanotechnology have come from those materials based products which can be readily transferred from the laboratory to the production line; coatings, paints and fabrics for instance. While important and valuable, we believe that the larger commercial opportunities will arise from those developments which seek to bridge the nano-scale, biological world with microelectronics and the supportive enabling technologies such as power and communications technologies. By building complete, complex devices with a nano-scale component, such as a sensing technology, within a mass-productive framework, the highest value opportunities may be realized.

COMPETITION

The competition within nanotechnology is intense and growing. In the last year the number of nanotechnology start-up companies more than doubled to over 1,200. In addition, governments via academic grant are funding pioneering University research programs. Finally, big corporations are funding their own R&D efforts within the nanotechnology space. However, while nanotechnology remains competitive the opportunity is potentially sufficiently broad to provide a wide scope of opportunity for many entrants to the market. The "disconnect" which we at Advance Nanotech seek to bridge is the understandable and cautious nature of private capital in backing many of these new but emerging opportunities. There remain few companies in existence which seek to mitigate investor exposure to a particular technology stream, but allow them to participate with a broad portfolio of diversified opportunities. Start-up companies in nanotechnology are typified by engaging with complicated areas of science where competition exists between them and with the academic sector. It is difficult to discriminate one opportunity from the next and to determine which is worthy of investment consideration.

EMPLOYEES

The Company and its subsidiaries have a total of 9 employees as at October 24, 2005. We engage independent contractors for information technology programming activities and software support and training. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements.


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            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting Release No. 60, which was recently released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of the consolidated financial statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC, which requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The following discussion is intended to supplement the summary of significant accounting policies as described in Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2004 included in our annual report on Form 10K.

These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of the consolidated financial statements.

REVENUE-RECOGNITION

Revenue is recognized from sales of product at the time of shipment to customers.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

OVERVIEW

It is the Company's strategy to leverage technology which has been developed at universities. By doing so, the Company benefits from work done at those universities and can then establish majority-owned subsidiaries to commercialize promising technologies. Although the Company is likely to produce prototypes and develop manufacturing processes, it may not ultimately manufacture products developed. The Company has three main ways to potentially generate product sales revenue:

o License the processes and products to a third party for a royalty or other payment. By licensing, the Company would not have to put resources into building a sales or a production infrastructure and can use those resources to develop additional products.

o Retain the rights but contract with a third party for production. The Company would then sell the finished products. This approach would require either the establishment of a sales and distribution network or collaboration with a supplier who has an established sales and
         distribution   network,   but  not  require  investment  in  production
         equipment.

o        Build  production  capability  and produce and sell the products  made.
         This last approach would require the most capital to build the production, sales and distribution infrastructure.

The decision as to which approach to take will be dictated by which approach will, in the opinion of management, generate the highest return for the Company.

COMPANY STATUS

We have made solid progress in developing our business over the past 12 months. We have incurred losses in each fiscal year during our development stage. Our management believes that we have the opportunity to become a leading nanotechnology company, provided we successfully bring our lead products to market. A key element of our business strategy is to continue to acquire, obtain licenses for, and develop new technologies and products that we believe offer unique market opportunities for product lines.

We are considered a development-stage company for accounting purposes because we have not generated any material revenues to date. Accordingly, we have no relevant operating history upon which an evaluation of our performance and future prospects can be made. We are prone to all of the risks to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things:

o satisfy our future capital requirements for the implementation of our business plan;

o        commercialize our existing products;

o complete development of products presently in our pipeline and obtain necessary regulatory approvals for use;

o implement and successfully execute our business and marketing strategy to commercialize products;

o        establish and maintain our client base;

o        continue to develop new products and upgrade our existing products;

o        respond to industry and competitive developments; and

o        attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we were unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. The likelihood of our success must be considered in light of the development cycles of new pharmaceutical products and technologies and the competitive and regulatory environment in which we operate.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

In the completed fiscal year we reported a net loss of $1,585,859 since inception.

Total assets were $1,982,058 with cash and cash equivalents of $1,009,430 as of December 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

The Company has a $20 million line of credit facility agreement with Jano Holdings Limited ("Jano"). The facility bears interest at an Annual Rate equal to the Applicable Federal Base Rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986) and is repayable in the event that the Company raises $25 million dollars in equity funding. In conjunction with the facility, the Company issued Jano warrants for 6,666,666 shares of common stock at an exercise price equal to $2 per share. The warrants expire 5 years from the date of issue. No value has been attached to these warrants.

Since the completion of the acquisition by the Company of Advance Nanotech, Inc., of Delaware, the Company has had two private placements which raised a gross total of $23,557,300 prior to the deduction of fees and expenses associated with the private placements. Both placements occurred in 2005. At December 31, 2004, the Company and subsidiaries had $1,009,430 in cash and cash equivalents. For a detailed description of the private placements, see "Corporate History".

The Company's cash requirements for the next twelve months depend primarily on whether or not the Company agrees to finance additional research, or establishes one or more new subsidiaries. Since it is anticipated that the Company will not internally generate significant revenue or profits in the near term, the Company anticipates raising additional capital to meet commitments made to date.

PLAN OF OPERATION

Our management does not believe that we need any of the net proceeds from the exercise of the warrants and that without those proceeds we will be able to continue currently planned operations for the next 12 months.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) issues various accounting standards and interpretations that could have an impact on the Company's consolidated financial statements. Recent pronouncements include:

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payments ("SFAS 123R"). SFAS 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company is required to adopt the new standard in the first interim period beginning after December 15, 2005. The Company has not yet determined the impact, if any, of the adoption of SFAS 123R on its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29 ("SFAS 153"). SFAS 153 requires that exchanges of nonmonetary assets be measured based on the fair values of the assets exchanged, and eliminates the exception to this principle under APB Opinion 29 for exchanges of similar productive assets. The Company is required to adopt the new standard in the first interim period beginning after June 15, 2005. The Company does not expect the adoption of SFAS 153 to have a material effect on its financial statements.

                             DESCRIPTION OF PROPERTY

As of the date of this report we do not own any interest in real property. Our corporate headquarters are located at 600 Lexington Avenue, 29th Floor, New York, New York 10022. We also have offices at in London at Savannah House, Fifth Floor, Charles II Street, London, SW1Y 4QU. We occupy approximately 3,300 square feet on one floor at our corporate headquarters. We occupy approximately 300 square feet on one floor at our London Office.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended December 31, 2004, there were no material transactions or relationships between the Company and its management.

                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

The following table sets forth the high and low bid prices for a share of the Company's Common Stock during each period indicated, as quoted on the NASD Electronic Bulletin Board. Bid quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions. On October 5, 2004, the Company effected a 100-for-1 "reverse split" of its Common Stock majority shareholder approval was received December 2, 2004. The following table sets forth the high and low bid prices for a share of the Company's Common Stock during each period indicated.

                      FISCAL YEAR ENDED DECEMBER 31, 2004
                      -----------------------------------
                         HIGH                     LOW
1st Quarter             55.00                    20.00
2nd Quarter             32.00                     8.00
3rd Quarter              9.00                     3.00
4th Quarter             25.00                     7.00

COMMON STOCK

The Company's certificate of incorporation provides for the authorization of 100,000,000 shares of Common Stock, par value $0.001 per share. As of October 24, 2005 33,096,401 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of October 24, 2005, there were 2,626 shareholders of record of common stock. Each share of our Common Stock is entitled to one vote. Our stockholders have no pre-emptive rights.

PREFERRED STOCK

We have no preferred stock.

DIVIDENDS

We have never declared or paid cash dividends on our capital stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings, if any, are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of the board of directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness and to pay our dividend obligations on securities ranking senior to the common stock, our future earnings, if any, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

The transfer agent for our Common Stock is ComputerShare Trust Company, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401. Their telephone number is (303) 262-0600.

                             EXECUTIVE COMPENSATION

The following  table sets forth  information  for each of the fiscal years ended
December 31, 2004 concerning the compensation paid and awarded to all individuals serving as (a) our chief executive officer, (b) each of our four other most highly compensated executive officers (other than our chief executive officer) at the end of our fiscal year ended December 31, 2004 whose total annual salary and bonus exceeded $100,000 for these periods, and (c) up to two additional individuals, if any, for whom disclosure would have been provided pursuant to (b) except that the individual(s) were not serving as our executive officers at the end of our fiscal year ended December 31, 2004:

SUMMARY COMPENSATION TABLE

                                                              Restricted    Securities
Name &                                         Other Annual     Stock      Underlyling     LTIP      All Other
Principal                     Salary   Bonus   Compensation     Awards     Options/SARs   Payouts   Compensation
Position             Year       ($)     ($)        ($)            ($)           (#)         ($)         ($)
---------            ----     ------   -----   ------------   ----------   ------------   -------   ------------
Magnus Gittins(1)    2004        0       0           0             0             0           0           0

Linden Boyne (2)     2004        0       0           0             0             0           0           0

Lee Cole (3)         2004        0       0           0             0             0           0           0


                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURES

                                      None.

                             FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

UNAUDITED FINANCIAL STATEMENTS:

Consolidated Balance Sheet, June 30, 2005................................   F-2

Consolidated Statement of Operations and Comprehensive Loss
    for the Three Months Ended June 30, 2005 and for the Period
    from Inception (August 17, 2004) to June 30, 2005....................   F-3

Consolidated Statement of Stockholders Deficit
    for the Three Months Ended June 30, 2005 and for the Period from
    Inception (August 17, 2004) to June 30, 2005.........................   F-4

Consolidated Statement of Cash Flows
    for the Three Months Ended June 30, 2005 and for the Period from
    Inception (August 17, 2004) to June 30, 2005.........................   F-5

Notes to Financial Statements
    for the Three Months Ended June 30, 2005.............................   F-6


Consolidated Balance Sheet, March 31, 2005...............................   F-10

Consolidated Statement of Operations and Comprehensive Loss
    for the Three Months Ended March 31, 2005 and for the Period
    from Inception (August 17, 2004) to March 31, 2005...................   F-11

Consolidated Statement of Stockholders Deficit
    for the Three Months Ended March 31, 2005 and for the Period from
    Inception (August 17, 2004) to March 31, 2005........................   F-12

Consolidated Statement of Cash Flows
    for the Three Months Ended March 31, 2005 and for the Period from
    Inception (August 17, 2004) to March 31, 2005........................   F-13

Notes to Financial Statements
    for the Three Months Ended March 31, 2005............................   F-14


AUDITED FINANCIAL STATEMENTS:

Report of Independent Registered Public Accounting Firm..................   F-18

Consolidated Balance Sheet, December 31, 2004............................   F-19

Consolidated Statement of Operations and Comprehensive Loss
    from Inception (August 17, 2004) to December 31, 2004 ...............   F-20

Consolidated Statement of Stockholders Deficit
    from Inception (August 17, 2004) to December 31, 2004................   F-21

Consolidated Statement of Cash Flows
    from Inception (August 17, 2004) to December 31, 2004................   F-22

Notes to Financial Statements for the Year Ended December 31, 2004.......   F-23

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                                  June 30, 2005

                                     ASSETS



Current assets
  Cash and cash equivalents                                        $ 13,390,250
  Prepaid licensing fees                                                106,032
  Prepayments                                                         1,590,746
  Loans receivable                                                      120,074
  Other current assets                                                  221,456
                                                                   ------------
         Total current assets                                        15,428,557

Office equipment, net                                                   229,133
                                                                   ------------

                                                                   $ 15,657,690
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                                 $    865,331
  Accrued expenses                                                      975,537
                                                                   ------------
         Total current liabilities                                    1,840,868

Other liabilities
  Common stock warrants                                              17,472,270
                                                                   ------------

         Total liabilities                                           19,313,137

Stockholders' deficit
  Common stock; $0.001 par value; shares authorized
    100,000,000; Shares issued and outstanding 33,081,428                33,083
  Additional paid in capital                                          3,141,917
  Accumulated other comprehensive income                               (135,190)
  Deficit accumulated during development stage                       (6,695,257)
                                                                   ------------

         Total stockholders' deficit                                 (3,655,447)
                                                                   ------------

                                                                   $ 15,657,690
                                                                   ============


The accompanying notes are an integral part of these financial statements.

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                                   (Unaudited)


                                                                                         From Inception
                                                   Three months         Six months     (August 17, 2004)
                                                      ending              ending               to
                                                  June 30, 2005       June 30, 2005       June 30, 2005
                                                    ------------       ------------       ------------
Costs and expenses
  Research and development                             1,718,098       $  4,652,705       $  5,388,111
  General and administrative                           1,703,851          2,985,538       $  3,837,469
                                                    ------------       ------------       ------------

         Loss from operations                         (3,421,949)        (7,638,243)        (9,225,580)

Other income/(expense)
  Interest income                                         68,919             88,373             89,852
  Accrued late registration cost                        (892,868)          (892,868)          (892,868)
  Fair value of warrant liability                      6,410,807          3,333,340          3,333,340
                                                    ------------       ------------       ------------

         Net gain/(loss)                            $  2,164,908       $ (5,109,398)      $ (6,695,256)

Foreign currency translation adjustment                 (145,805)          (155,018)          (135,190)
                                                    ------------       ------------       ------------

         Comprehensive gain/(loss)                  $ (2,019,102)      $ (5,264,417)      $ (6,830,446)
                                                    ============       ============       ============

         Net loss per share- basic and diluted      $       0.06       $      (0.17)      $         --
                                                    ============       ============       ============

         Weighted average shares outstanding-
         basic and diluted                            33,047,527         30,087,694                 --
                                                    ============       ============       ============


The accompanying notes are an integral part of these financial statements.

                              ADVANCE NANOTECH, INC
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND,INC.)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
    FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND FOR THE PERIOD FROM INCEPTION
                       (AUGUST 17, 2004) TO JUNE 30, 2005
                                   (Unaudited)

                                                                                           Deficit      Accumulated
                                                             Additional                  Accumulated       Other          Total
                                       Common Stock           Paid in        Warrant       During      Comprehensive   Stockholders'
                                   Shares        Amount       Capital         Shares     Development       Income        Deficit
                                ------------  ------------  ------------   ------------  ------------   ------------   ------------
Initial capitalization ........      200,000  $        200  $       (200)          --    $       --     $       --     $       --

Acquisition shares, net of
   financing costs ............   19,352,778        19,354      (444,354)          --            --             --         (425,000)

Shares issued at $1/sh ........    1,500,000         1,500     1,498,500           --            --             --        1,500,000

Shares issued for cash ........      112,500           113       224,887           --            --             --          225,000

Net loss to Dec. 31, 2004 .....         --            --            --             --      (1,585,859)          --       (1,585,859)

Foreign currency translation ..         --            --            --             --            --           19,828         19,828
                                ------------  ------------  ------------   ------------  ------------   ------------   ------------

Balance, Dec. 31, 2004 ........   21,165,278        21,167     1,278,833           --      (1,585,859)        19,828       (266,032)
                                ============  ============  ============   ============  ============   ============   ============

Shares issued for cash ........   11,666,150        11,666    20,568,944           --            --             --       20,580,610

Common Stock Warrants .........         --            --     (19,626,913)     5,889,326          --             --      (19,626,913)

Placement Agent Warrants ......         --            --      (4,256,164)       984,866          --             --       (4,256,164)

Fair value of warrant liability         --            --       3,077,467           --            --             --        3,077,467

Net loss for 3 months ended
   March 31, 2005 .............         --            --            --             --      (7,274,307)          --       (7,274,307)

Foreign currency translation ..         --            --            --             --            --           (9,213)        (9,213)
                                ------------  ------------  ------------   ------------  ------------   ------------   ------------

Balance as at March 31, 2005 ..   32,831,428        32,833     1,042,167      6,874,192    (8,860,166)        10,615     (7,774,552)
                                ============  ============  ============   ============  ============   ============   ============

Shares issued, net of
   financing costs ............      250,000           250     2,099,750           --            --             --        2,100,000

Net loss for 3 months ended
   June 30, 2005 ..............         --            --            --             --       2,164,908           --        2,164,908

Foreign currency translation ..         --            --            --             --            --         (145,805)      (145,805)


                                ------------  ------------  ------------   ------------  ------------   ------------   ------------

Balance as at June 30, 2005 ...   33,081,428  $     33,083  $  3,141,917      6,874,192  $ (6,695,257)  $   (135,190)  $ (3,655,448)
                                ============  ============  ============   ============  ============   ============   ============

(1) All shares issued reflect a 100 to 1 reverse split effective October 5, 2004.

The accompanying notes are an integral part of these financial statements.

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                                                      From Inception
                                                                        Six months   (August 17, 2004)
                                                                          ending            to
                                                                      June 30, 2005   June 30, 2005
                                                                       ------------    ------------
Cash flows from operating activities
    Net loss .......................................................   $ (5,109,398)   $ (6,695,256)

    Adjustments to reconcile net loss to cash flows
    used in operating activities
       Depreciation ................................................         27,903          33,418
       Accrued late registration cost ..............................        892,868         892,868
       Fair value of warrant liability .............................     (3,333,340)     (3,333,340)
       Common stock issued for services ............................      2,100,000       2,100,000

    Changes in operating assets and liabilities
       Decrease (increase) in prepaid licensing fees ...............        749,515        (106,032)
       Increase in prepayments .....................................     (1,590,746)     (1,590,746)
       Increase in other assets ....................................       (155,168)       (221,456)
       Increase in loan receivable .................................       (120,074)       (120,074)
       Increase in accounts payable ................................        680,485         865,331
       (Decrease) increase in accrued expenses .....................       (316,583)         82,669
                                                                       ------------    ------------
Net cash used in operating activities ..............................     (6,174,538)     (8,092,618)
                                                                       ------------    ------------


Cash flows from investing activities - equipment acquisition .......       (206,243)       (262,552)
                                                                       ------------    ------------

Cash flows from financing activities - proceeds from credit facility
       Proceeds from related party credit facility - Jano Holdings .           --         4,332,379
       Payments on related party credit facility - Jano Holdings ...     (1,653,395)     (2,832,379)
       Proceeds from issuance of common stock ......................     20,580,610      20,805,610
       Financing fees on merger shares issued ......................           --          (425,000)
       Advances from related party -Electronic Game Card ...........           --           110,596
       Repayments to related party - Electronic Game card ..........        (10,596)       (110,596)
                                                                       ------------    ------------
Net cash from financing activities .................................     18,916,619      21,880,610
                                                                       ------------    ------------


Effect of exchange rates on cash and  equivalents ..................       (155,018)       (135,190)
                                                                       ------------    ------------

Net increase in cash and equivalents ...............................     12,380,820      13,390,250
                                                                       ------------    ------------

Cash and equivalents
       Beginning of period .........................................      1,009,430            --
                                                                       ------------    ------------
       End of period ...............................................   $ 13,390,250    $ 13,390,250
                                                                       ============    ============

Supplemental disclosure of cash flow information:
       Cash paid for interest and income taxes .....................   $       --      $       --
                                                                       ============    ============
       Conversion of amounts due on related party credit facility
       to common stock .............................................   $       --      $  1,500,000
                                                                       ============    ============

       Non-cash accrual for late registration cost .................   $    892,868    $    892,868
                                                                       ============    ============

The accompanying notes are an integral part of these financial statements.

                              ADVANCE NANOTECH, INC
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2005
                                   (Unaudited)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

Advance Nanotech Inc. ("ANI"), a Delaware corporation formed on August 17, 2004, merged with Artwork and Beyond, Inc. ("Artwork") effective October 1, 2004 in a transaction accounted for as a reverse merger, which resulted in the operations of ANI continuing in the capital structure of Artwork and the operations of Artwork being transferred to its previous owners. ANI's shareholders exchanged all their 20,000,000 shares of common stock outstanding for 70,000,000 shares of newly issued Artwork common stock and a further 1,910,000,000, shares.

Immediately prior to the merger, Artwork had 17,344,568 shares of its common stock outstanding; accordingly, after the merger, there were 87,344,568 shares of common stock outstanding owned 80% by ANI's shareholders and 20% by Artwork's shareholders. On October 5, 2004, the new Board of Directors approved (1) the issuance of 1,910,000 shares of common stock to ANI's shareholders (2) the change of the issuer's name to Advance Nanotech, Inc. and (3) a one for 100 reverse stock split that resulted in an aggregate of 19,552,778 post split shares outstanding, owned 99% by ANI's previous shareholders and 1% by Artwork's previous shareholders. The acquisition resulted in ANI's management and Board of Directors assuming operational control of the Company. ANI owns all the issued and outstanding shares of Advance Nanotech Limited ("ANL"), a UK company, which in turn owns 60% of the outstanding shares of Owlstone Limited ("Owlstone"), a research and development company, 55% of Bio-Nano Sensium Technologies, Ltd (formerly Imperial Nanotech Ltd), 75% of Nano Solutions Limited, 90% of Advance Nanotech (Singapore) Pte Ltd., and all the outstanding shares of the following inactive UK companies: Nano Devices Limited, Intelligent Materials Limited, Biostorage Limited, Nano Electronics Limited, Nanolabs Limited, Nano Biosystems Limited, Cambridge Nanotechnology Limited, Nano Photonics Limited, NanoFED Limited, Inovus Materials Limited, Advance Proteomics Limited, Nano Diagnostics Limited, Exiguus Technologies Limited, Visus Nanotech Limited, Intelligent Biosensors Limited, Econanotech Limited, Nanocomposites Limited, Nanovindex Limited, NanoOptics Limited.

The Company specializes in the research and development of nanotechnology through acquisitions of and collaborations with others. Nanotechnology is science at the atomic or molecular level that is expected to make most products lighter, stronger, less expensive and more precise. The Company's interests are focused in three nanotechnology areas, namely: electronics, biopharma and materials. The Company's development network creates an opportunity to advance the development of University research-programs. The Company's business strategy is to develop its existing nanotechnology product candidates, acquire additional early-mid stage product candidates in the electronics, biopharma, and materials sectors, selectively license its technology and establish strategic collaborations to advance its product pipeline.

BASIS OF PRESENTATION

The accompanying consolidated financial statements were prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In management's opinion, all necessary adjustments, which consist primarily of normal recurring adjustments, to the financial statements have been made to present fairly the financial position and results of operations and cash flows. The results of operations for the three months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal period ending December 31, 2005. The Company has previously filed with the SEC an annual report on Form 10-KSB which included audited financial statements as of December 31, 2004. It is suggested that the financial statements contained in this filing be read in conjunction with the statements and notes thereto contained in the Company's 10-KSB filing.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of ANI and all its subsidiaries (the "Company"). Minority shareholders of Owlstone (40%), Nano Solutions (25%), Advance Nanotech (Singapore) Pte. Ltd. (10%) and Bio-Nano Sensium (45%) are not required to fund losses; accordingly no losses have been allocated to them. All significant inter-company accounts and transactions have been eliminated.

GOING CONCERN

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

DEPRECIATION

Fixed assets are stated at cost. Depreciation is provided at the following annual rates in order to write off each asset over the estimated useful lives, generally 3 years, as follows:

                 Asset                                 Rate
      -----------------------------        ----------------------------

      Plant and Machinery Equipment        25 % reducing balance method

      Office Equipment                     25 % reducing balance method

      Computers                            25 % reducing balance method

Maintenance and repairs are charged to operations; betterments are capitalized. Depreciation expense for the six months ended June 30, 2005 is $ 27,903.

FOREIGN CURRENCY TRANSLATION

The Company's primary functional currency is the British Pound. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Expenses are translated at the average exchange rates in effect during the year. Translation gains and losses not reflected in earnings are reported in accumulated other comprehensive losses in stockholders' deficit.

SUBSEQUENT EVENT

On July 28, 2005, Advance Nanotech acquired 10.83 percent equity stake for approximately $183,000 in Singular ID, a high technology spin-off company from the Institute of Materials Research and Engineering (IMRE) in Singapore. Under terms of the agreement, Advance Nanotech's Senior Vice President of Business Development, Stephanie Interbartolo, will assume a seat on Singular IDs Board of Directors. Singular ID provides individually tailored tagging solutions designed to combat counterfeiting and forgeries. The technology offers unique, irreproducible tags with nanoscale magnetic regions that act like fingerprints to identify each tagged item. Advance Nanotech will help Singular ID further develop and commercialize this technology.

NOTE 2 - OTHER CURRENT ASSETS

June 30, 2005, other current assets consist primarily of security deposits and miscellaneous other debtors.

NOTE 3 - COMMITMENTS

The Company signed a new five year lease on May 12, 2005 for its office facilities from Hines in New York for an aggregate monthly rent of approximately $15,168. The lease expires in September 2010. The company also has leased offices in Cambridge (UK) and Newcastle University (UK) with the leases expiring on 31 May 2006 and 15 August 2005, with monthly rents of approximately $2,700 and $475 respectively. Rents incurred through June 30, 2005 approximated $153,985.

Advance Nanotech Limited agreed to provide Owlstone $2 million over two years for the development of a chemical sensor.

On November 2, 2004, the Company announced a research collaboration agreement between Nano Solutions Limited and Imperial College, London, to provide $6.25 million for the development of bio-nanotechnologies, predominantly in the healthcare devices sector. Payments of approximately $900,000 are due quarterly through October 2007.

On December 13, 2004, NanoFED Limited entered into a $2 million development contract with the University of Bristol, to further develop the existing technologies the University has generated in the area of field emission displays. Payments are due quarterly through December 2006.

On December 24, 2004, Cambridge Nanotechnology, a wholly-owned subsidiary of the Company entered into a Collaboration agreement with the University of Cambridge to provide $5.25 million dollars for the development of nanotechnologies, predominantly in the optical sector. Payments are due quarterly through December 2008.

On December 28, 2004, Nano Electronics Limited, a wholly-owned subsidiary of the Company entered into a $3.96 million research collaboration and license agreement with Laboratory Services Limited for the development of three technologies in the fields of DNA-based sensing, a DNA-based storage technology and a project based on functional oxide nanotubes for micro fluidics and data storage. Payments are due quarterly through December 2007.

On January 14, 2005, the Company signed a strategic partnership with the new Centre for Advanced Photonics and Electronics (CAPE) at the University of Cambridge. The Company joined Alps Electric Company Limited, Dow Corning Corporation and Marconi Corporation plc with researchers in the Electrical Engineering Division of the Department of Engineering at the University of Cambridge. CAPE is intended to house the Electrical Division of the engineering department at the University, comprising over 22 academics, 70 post-doctoral researchers and over 170 researchers. Construction of the new building is underway and scheduled for completion in early 2006. The Company, as a Strategic Partner to CAPE, will provide additional and innovative commercialization opportunities for the technologies developed in the centre, with a particular emphasis on nanotechnology. In addition, the Strategic Partners, together with the University of Cambridge, nominate representatives to the Steering Committee which is responsible for the overall research objectives of CAPE, its areas of technical focus and arising intellectual property arrangements. The Company has committed $4.95 million over five years for the funding of specific projects within CAPE, which may include jointly-funded collaborations with the other Strategic Partners. Payments are due each quarter through ending October 2009.

On January 24, 2005, the Company's subsidiary, Bio-Nano Sensium Technologies Limited, entered into a collaboration agreement with Toumaz Technologies Limited. Under the terms of the agreement Bio-Nano Sensium Technologies Limited is to fund the development of an implantable blood-glucose sensor over 21 months with a total funding commitment of $3.96 million, made in quarterly payments.

Additionally, the Company transferred 45% ownership of Bio-Nano Sensium Technologies Limited to Toumaz Technologies Limited and its owner, Professor Toumaz. Bio-Nano Sensium Technologies Limited has the exclusive world-wide rights to Toumaz Technologies Limited portfolio of background patents and patent applications for the devices operating within the bio-nano world - for example, medical sensing devices, plus all arising intellectual property.

NOTE - 4 RELATED PARTY TRANSACTIONS

Jano Holdings (Jano). A shareholder of the Company, JMSCL Limited, is a subsidiary of Jano. As of June 30, 2005, the Company has no amounts outstanding under its $20 million line of credit facility agreement with Jano. If the facility is used by the Company it bears interest at an Annual Rate equal to the Applicable Federal Base Rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986) and is repayable in the event that the Company raises $25 million dollars in equity funding. In conjunction with the facility, the Company issued Jano warrants for 6,666,667 shares of common stock at an exercise price equal to the price of stock offered in the first equity fund raising by the Company. The warrants expire 5 years from the date of issue. No value has been attached to these warrants.

NOTE 5 - STOCK TRANSACTIONS

In March 2005, the Company completed its private placement of 11,778,650 shares of its common stock for aggregate gross proceeds of $23,557,300. Net proceeds from the transaction, after issuance costs and placement fees, were $20,805,610. "In connection with this transaction, the Company also issued one warrant to purchase one share of common stock to each investor for every two shares of common stock purchased in the private placement resulting in an aggregate of 5,889,325 warrants ("Investor Warrants") being issued to investor at an exercise price of $3.00 per share. The Company also issued warrants to the placement agent ("Agent Warrants") to purchase 984,866 shares of its common stock at $2.00 per share. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as Exhibit 10.5 in a Current Report on Form 8-K filed on January 26, 2005, and as Exhibit 10.10 in a Current Report on Form 8-K filed on March 4, 2005 which is specifically incorporated herein by reference.

Pursuant to the terms of the Registration Rights Agreement entered into in connection with the transaction, the failure of the Company to file a Required Registration Statement prior to the Required Filing Date, or to cause either of the Effectiveness Actions to occur prior to the Required Effectiveness Date, shall be deemed to be a "Non-Registration Event". If a Non-Registration Event should occur, then for each thirty (30) day period during the pendency of such Non-Registration Event, the Company shall deliver to each Purchaser, as liquidated damages, an amount equal to one and one-half percent (1.5%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) paid by such Purchaser for Securities (as such term is defined in the Securities Purchase Agreement). The Company, at its sole discretion, shall pay the Non-Registration Event Penalty Payment in cash or in shares of its Common Stock.

In accordance with Emerging Issues Task Force (EITF) Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock," the fair value of the warrants was accounted for as a liability, with an offsetting reduction to additional paid-in capital. The warrant liability will be reclassified to equity as additional paid-in capital on the date that the registration statement is effective, which is the date the potential for a penalty ceases.

The fair value of the Investor Warrants was estimated at $19,626,913 for the period ending March 31, 2005 using the Black-Scholes option pricing model with the following assumptions: no dividend, risk-free interest rate of 3.5%, the contractual life of 3 Years and volatility of 30%. The fair value of the Agent Warrants was estimated at $4,256,164 using the Black-Scholes option pricing model with the following assumptions: no dividend, risk-free interest rate of 3.5%, the contractual life of 5 years and volatility of 30%. The difference between the fair value of the warrants (Investor & Agent warrants) of $23,883,077 and the net proceeds from the offering of $20,805,610 was classified as a non-operating expense in the amount of $3,077,467 in the Company's statement of operations. The liability was then re-measured at June 30, 2005 and estimated to be $17,472,270, coinciding with the decrease in the market value of the company's common stock. The change in fair value of the warrants of $6,410,807 from March 31, 2005 to June 30, 2005 was recorded as non-operating income in the Company's statement of operations, and included in "fair value of warrant liability".

On June 2, 2005 the Company filed a registration statement on SEC Form SB2 to register 26,305,374 shares of common stock. This total number includes 9,960,250 shares issued in a first private placement, 5,875,902 shares underlying warrants issued in conjunction with the first private placement, 1,818,400 shares issued in a second private placement, 998,290 shares underlying warrants issued in conjunction with a second private placement, and 7,652,532 additional shares with "piggy-back" registration rights. As of June 30, 2005 the registration statement has not been declared effective and is pending review and comment by the SEC.

On June 3, 2005 Advance Nanotech issued 250,000 shares of restricted common stock to Brockington Securities as compensation for its advisory services as a non-exclusive financial advisor, investment banker and placement agent to the Company.

On June 24, 2005 the Company changed its stock transfer agent. Following board approval, the company replaced former transfer agent, Executive Registrar & Transfer, with Computershare Trust Company, Inc. of 350 Indiana Street, Suite 800, Golden, CO 80401.

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                 March 31, 2005

                                     ASSETS

Current assets
  Cash and cash equivalents ...................................    $ 14,423,335
  Prepaid licensing fees ......................................         783,778
  Prepayments .................................................         300,948
  Loans receivable from related parties .......................         356,187
  Other current assets ........................................       1,175,454
                                                                   ------------
        Total current assets ..................................      17,039,701

Office equipment, net .........................................         197,295
                                                                   ------------

                                                                   $ 17,236,996
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Accounts payable ............................................    $    723,456
  Accrued expenses ............................................         397,498
  Advances from related party .................................           7,516
  Credit facility with related party - Jano Holdings ..........            --
                                                                   ------------
        Total current liabilities
                                                                      1,128,470

Other liabilities
  Common stock warrants .......................................      23,883,077
                                                                   ------------

        Total liabilities .....................................      25,011,547

Stockholders' deficit
  Common stock; $0.001 par value; shares authorized
     100,000,000; Shares issued and outstanding 32,831,428 ....          32,833
  Additional paid in capital ..................................       1,042,167
  Accumulated other comprehensive income ......................          10,615
  Deficit accumulated during development stage ................      (8,860,166)
                                                                   ------------

        Total stockholders' deficit ...........................      (7,774,551)
                                                                   ------------

        Total liabilities and stockholders' deficit ...........    $ 17,236,996
                                                                   ============


The accompanying notes are an integral part of these financial statements.

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                                   (Unaudited)


                                                                  From inception
                                                   January 2005    (August 17,
                                                        to           2004) to
                                                  March 31, 2005  March 31, 2005
                                                   ------------    ------------

Costs and expenses
  Research and development .....................   $  2,934,606    $  3,670,013

  General and administrative ...................      1,281,687       2,133,618
                                                   ------------    ------------

         Loss from operations ..................     (4,216,293)     (5,803,632)

Other income/(expense)
  Interest income ..............................         19,453          20,934
  Fair value of warrant liability ..............     (3,077,467)     (3,077,467)
                                                   ------------    ------------

         Net loss ..............................   $ (7,274,307)   $ (8,860,165)


 Foreign currency translation adjustment .......         (9,213)         10,615
                                                   ------------    ------------

         Comprehensive loss ....................   $ (7,283,521)   $ (8,849,551)
                                                   ============    ============

         Net loss per share- basic and diluted .   $      (0.27)   $       --
                                                   ============    ============

         Weighted average shares outstanding -
            basic and diluted ..................     26,998,353            --
                                                   ============    ============


The accompanying notes are an integral part of these financial statements.

                              ADVANCE NANOTECH, INC
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 2005
                       AND FOR THE PERIOD FROM INCEPTION
                       (AUGUST 17, 2004) TO MARCH 31, 2005
                                   (Unaudited)

                                                                                        DEFICIT     ACCUMULATED
                                                           ADDITIONAL                 ACCUMULATED      OTHER         TOTAL
                                       COMMON STOCK          PAID IN       WARRANT       DURING    COMPREHENSIVE  STOCKHOLDERS'
                                    SHARES       AMOUNT      CAPITAL       SHARES     DEVELOPMENT     INCOME        DEFICIT
                                 -----------  -----------  -----------   -----------  -----------   -----------   -----------
Initial capitalization ........      200,000  $       200  $      (200)         --    $      --     $      --     $      --

Acquisition shares, net of
  financing costs .............   19,352,778       19,354     (444,354)         --           --            --        (425,000)

Shares issued at $1/sh ........    1,500,000        1,500    1,498,500          --           --            --       1,500,000

Shares issued for cash ........      112,500          113      224,887          --           --            --         225,000

Net loss to Dec. 31, 2004 .....         --           --           --            --     (1,585,859)         --      (1,585,859)

Foreign currency translation ..         --           --           --            --           --          19,828        19,828

                                 -----------  -----------  -----------   -----------  -----------   -----------   -----------

Balance, Dec. 31, 2004 ........   21,165,278       21,167    1,278,833          --     (1,585,859)       19,828      (266,032)
                                 ===========  ===========  ===========   ===========  ===========   ===========   ===========

Shares issued for cash ........   11,666,150       11,666   20,568,944          --           --            --      20,580,610

Common Stock Warrants .........         --           --    (19,626,913)    5,889,326         --            --     (19,626,913)

Placement Agent Warrants ......         --           --     (4,256,164)      984,866         --            --      (4,256,164)

Fair value of warrant liability         --           --      3,077,467          --           --            --       3,077,467

Net loss for 3 months ended
  March 31, 2005 ..............         --           --           --            --     (7,274,307)         --      (7,274,307)

Foreign currency translation ..         --           --           --            --           --          (9,213)       (9,213)

                                 -----------  -----------  -----------   -----------  -----------   -----------   -----------

Balance as at March 31, 2005 ..   32,831,428  $    32,833  $ 1,042,167     6,874,192  $(8,860,166)  $    10,615   $(7,774,552)
                                 ===========  ===========  ===========   ===========  ===========   ===========   ===========

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                                                    From inception
                                                                     Three months    (August 17,
                                                                        ending         2004) to
                                                                    March 31, 2005  March 31, 2005
                                                                     ------------    ------------
Cash flows from operating activities
    Net loss .....................................................   $ (7,274,307)   $ (8,860,166)
    Adjustments to reconcile net loss to cash flows
    from operating activities
       Depreciation ..............................................         12,437          18,927
       Fair value of warrant liability ...........................      3,077,467       3,077,467
    Changes in operating assets and liabilities
       Decrease (increase) in prepaid licensing fees .............         71,769        (783,778)
       Increase in prepaids ......................................       (300,949)       (300,949)
       Increase in other assets ..................................     (1,109,166)     (1,175,454)
       Increase in loans receivable from related parties .........       (356,187)       (356,187)
       Increase in accounts payable ..............................        538,604         723,451
       (Decrease) increase in accrued expenses ...................         (1,753)        397,498
                                                                     ------------    ------------

Net cash used in operating activities ............................     (5,342,085)     (7,259,191)
                                                                     ------------    ------------

Cash flows from investing activities - equipment acquisition .....       (158,932)       (216,215)
                                                                     ------------    ------------

Cash flows from financing activities
       Proceeds from related party credit facility - Jano Holdings           --         4,332,379
       Payments on credit facility - Jano Holdings ...............     (1,653,395)     (2,832,379)
       Proceeds from issuance of common stock and warrants .......     20,580,610      20,805,610
       Financing Fees on merger shares issued ....................           --          (425,000)
       Advances from related party -Electronic Game Card .........           --           110,596
       Repayments to related party - Electronic Game card ........         (3,080)       (103,080)
                                                                     ------------    ------------

Net cash from financing activities ...............................     18,924,135      21,888,126
                                                                     ------------    ------------

Effect of exchange rates on cash and  equivalents ................         (9,213)         10,615
                                                                     ------------    ------------

Net increase in cash and equivalents .............................     13,413,905      14,423,335
                                                                     ------------    ------------

Cash and equivalents
       Beginning of period .......................................      1,009,430            --
                                                                     ------------    ------------
       End of period .............................................   $ 14,423,335    $ 14,423,335
                                                                     ============    ============

Supplemental disclosure of cash activities
       Cash paid for interest and income taxes ...................   $       --      $       --
                                                                     ============    ============

Supplemental cash flow information - no interest or income taxes were paid in the period.

The accompanying notes are an integral part of these financial statements

                              ADVANCE NANOTECH, INC
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (Unaudited)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

Advance Nanotech Inc. ("ANI"), a Delaware corporation formed on August 17, 2004, merged with Artwork and Beyond, Inc. ("Artwork") effective October 1, 2004 in a transaction accounted for as a reverse merger, which resulted in the operations of ANI continuing in the capital structure of Artwork and the operations of Artwork being transferred to its previous owners. ANI's shareholders exchanged all their 20,000,000 shares of common stock outstanding for 70,000,000 shares of newly issued Artwork common stock and a further 1,910,000,000, shares. Immediately prior to the merger, Artwork had 17,344,568 shares of its common stock outstanding; accordingly, after the merger, there were 87,344,568 shares of common stock outstanding owned 80% by ANI's shareholders and 20% by Artwork's shareholders. On October 5, 2004, the new Board of Directors approved (1) the issuance of 1,910,000 shares of common stock to ANI's shareholders (2) the change of the issuer's name to Advance Nanotech, Inc. and (3) a one for 100 reverse stock split that resulted in an aggregate of 19,552,778 post split shares outstanding, owned 99% by ANI's previous shareholders and 1% by Artwork's previous shareholders. The acquisition resulted in ANI's management and Board of Directors assuming operational control of the Company. ANI owns all the issued and outstanding shares of Advance Nanotech Limited ("ANL"), a UK company, which in turn owns 60% of the outstanding shares of Owlstone Limited ("Owlstone"), a research and development company, 55% of Bio-Nano Sensium Technologies, Ltd (formerly Imperial Nanotech Ltd), 75% of Nano Solutions Limited, and all the outstanding shares of the following inactive UK companies: Nano Devices Limited, Intelligent Materials Limited, Biostorage Limited, Nano Electronics Limited, Nanolabs Limited, Nano Biosystems Limited, Cambridge Nanotechnology Limited, Nano Photonics Limited, NanoFED Limited, Inovus Materials Limited, Advance Proteomics Limited, Nano Diagnostics Limited, Exiguus Technologies Limited, Visus Nanotech Limited, Intelligent Biosensors Limited, Econanotech Limited, Nanocomposites Limited, Nanovindex Limited, NanoOptics Limited.

The Company specializes in the research and development of nanotechnology through acquisitions of and collaborations with others. Nanotechnology is science, at the atomic or molecular level that is expected to make most products lighter, stronger, less expensive and more precise. The Company's interests are focused in three nanotechnology areas, namely: electronics, biopharma and materials. The Company's development network creates an opportunity to advance the development of University research-programs. The Company's business strategy is to develop its existing nanotechnology product candidates, acquire additional early-mid stage product candidates in the electronics, biopharma, and materials sectors, selectively license its technology and establish strategic collaborations to advance its product pipeline.

BASIS OF PRESENTATION

The accompanying consolidated financial statements were prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In management's opinion, all necessary adjustments, which consist primarily of normal recurring adjustments, to the financial statements have been made to present fairly the financial position and results of operations and cash flows. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal period ending December 31, 2005. The Company has previously filed with the SEC an annual report on Form 10-KSB which included audited financial statements as of December 31, 2004. It is suggested that the financial statements contained in this filing be read in conjunction with the statements and notes thereto contained in the Company's 10-KSB filing.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of ANI and all its subsidiaries (the "Company"). Minority shareholders of Owlstone (40%), Nano Solutions (25%) and Bio-Nano Sensium (45%) are not required to fund losses; accordingly no losses have been allocated to them. All significant inter-company accounts and transactions have been eliminated.

GOING CONCERN

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

DEPRECIATION

Fixed assets are stated at cost. Depreciation is provided at the following annual rates in order to write off each asset over the estimated useful lives, generally 3 years, as follows:



           Asset                                     Rate
-----------------------------           ----------------------------

Plant and Machinery Equipment           25 % reducing balance method

Office Equipment                        25 % reducing balance method

Computers                               25 % reducing balance method



Maintenance and repairs are charged to operations; betterments are capitalized. Depreciation expense for the three months ended March 31, 2005 is $12,437.

FOREIGN CURRENCY TRANSLATION

The Company's primary functional currency is the British Pound. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Expenses are translated at the average exchange rates in effect during the year. Translation gains and losses not reflected in earnings are reported in accumulated other comprehensive losses in stockholders' deficit.

NOTE 2 - OTHER CURRENT ASSETS

As at March 31, 2005, other current assets consist primarily of a deposit amounting to approximately $1,057,000 being held in escrow as required by the collaboration agreement with Imperial College.

NOTE 3 - COMMITMENTS

The Company signed a new five year lease on May 12, 2005 for its office facilities from Hines in New York for an aggregate monthly rent of approximately $15,168. The lease expires in September 2010. The company also has leased offices in Cambridge (UK) and Newcastle University (UK) with the leases expiring on 31 May 2006 and 15 August 2005, with monthly rents of approximately $2,700 and $475 respectively. Rents incurred through March 31, 2005 approximated $85,180.

Advance Nanotech Limited agreed to provide Owlstone $2 million over two years for the development of a chemical sensor.

On November 2, 2004, the Company announced a research collaboration agreement between Nano Solutions Limited and Imperial College, London, to provide $6.25 million for the development of bio-nanotechnologies, predominantly in the healthcare devices sector. Payments of approximately $900,000 are due quarterly through October 2007.

On December 13, 2004, NanoFED Limited entered into a $2 million development contract with the University of Bristol, to further develop the existing technologies the University has generated in the field of field emission displays. Payments are due quarterly through December 2006.

On December 24, 2004, Cambridge Nanotechnology, a wholly-owned subsidiary of the Company entered into a Collaboration agreement with the University of Cambridge to provide $5.25 million dollars for the development of nanotechnologies, predominantly in the optical sector. Payments are due quarterly through December 2008.

On December 28, 2004, Nano Electronics Limited, a wholly-owned subsidiary of the Company entered into a $3.96 million research collaboration and license agreement with Laboratory Services Limited for the development of three technologies in the fields of DNA-based sensing, a DNA-based storage technology and a project based on functional oxide nanotubes for micro fluidics and data storage. Payments are due quarterly through December 2007.

On January 14, 2005, the Company signed a strategic partnership with the new Centre for Advanced Photonics and Electronics (CAPE) at the University of Cambridge. The Company joined Alps Electric Company Limited, Dow Corning Corporation and Marconi Corporation plc with researchers in the Electrical Engineering Division of the Department of Engineering at the University of Cambridge. CAPE is intended to house the Electrical Division of the engineering department at the University, comprising over 22 academics, 70 post-doctoral researchers and over 170 researchers. Construction of the new building is underway and scheduled for completion in early 2006. The Company, as a Strategic Partner to CAPE, will provide additional and innovative commercialization opportunities for the technologies developed in the centre, with a particular emphasis on nanotechnology. In addition, the Strategic Partners, together with the University of Cambridge, nominate representatives to the Steering Committee which is responsible for the overall research objectives of CAPE, its areas of technical focus and arising intellectual property arrangements. The Company has committed $4.95 million over five years for the funding of specific projects within CAPE, which may include jointly-funded collaborations with the other Strategic Partners. Payments are due each quarter through ending October 2009.

On January 24, 2005, the Company's subsidiary, Bio-Nano Sensium Technologies Limited, entered into a collaboration agreement with Toumaz Technologies Limited. Under the terms of the agreement Bio-Nano Sensium Technologies Limited is to fund the development of an implantable blood-glucose sensor over 21 months with a total funding commitment of $3.96 million, made in quarterly payments. Additionally, the Company transferred 45% ownership of Bio-Nano Sensium Technologies Limited to Toumaz Technologies Limited and its owner, Professor Toumaz. Bio-Nano Sensium Technologies Limited has the exclusive world-wide rights to Toumaz Technologies Limited portfolio of background patents and patent applications for the devices operating within the bio-nano world - for example, medical sensing devices, plus all arising intellectual property.

NOTE - 4 RELATED PARTY TRANSACTIONS

Electronic Game Card (EGC). Two directors of the Company are also directors of EGC. The balance due from EGC is due on demand and is non interest bearing. At March 31, 2005, the balance receivable from EGC totals $119,665.

Bioaccelerate Holdings, Inc. (Bioaccelerate) Two directors of the Company are also directors of Bioaccelerate. As at March 31, there is a balance due to Bioaccelerate of $7,516 which is due on demand and is non interest bearing.

Jano Holdings. (Jano). A shareholder of the Company, JMSCL Limited, is a subsidiary of Jano. At March 31, 2005, the Company has no amounts outstanding under its $20 million line of credit facility agreement with Jano. The Company is due $236,521 from Jano, as we repaid more funds to Jano during the quarter ending March 31. The balance as at March 31 due from Jano is due on demand and non interest bearing. If the facility is used by the Company it bears interest at an Annual Rate equal to the Applicable Federal Base Rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986) and is repayable in the event that the Company raises $25 million dollars in equity funding. In conjunction with the facility, the Company issued Jano warrants for 6,666,666 shares of common stock at an exercise price equal to the price of stock offered in the first equity fund raising by the Company. The warrants expire 5 years from the date of issue. No value has been attached to these warrants.

NOTE 5 - STOCK TRANSACTIONS

On February 2, 2005 the Company completed a final closing of the sale of an aggregate 9,960,250 shares of its common stock to investors in a private placement of securities. The Company sold the shares at a gross price of $2.00 per Share, or $19,920,500 in the aggregate. The Company also issued one warrant to purchase one share of common stock to each investor for every two shares of common stock purchased in the private placement, resulting in an aggregate of 4,980,125 warrants being issued to investors at an exercise price of $3.00 per share. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as
Exhibit 10.5 in a Current Report on Form 8-K filed on January 26, 2005, which is specifically incorporated herein by reference. In connection with the closing of the sale of shares, the Company paid a cash fee to placement agents in the aggregate amount of $2,232,835, and the Company issued to placement agents warrants to purchase, in the aggregate, 895,775 shares of common stock at $2.00 per share.

On March 24, 2005 the Company completed a final closing of the sale of, in aggregate, 1,818,400 shares of its common stock to investors in a private placement of securities. The Company sold the shares at a gross price of $2.00 per Share, or $3,636,800 in the aggregate. The Company also issued one warrant to purchase one share of the common stock to each investor for every two shares of common stock purchased in the private placement resulting in an aggregate of 909,200 warrants being issued to investors at an exercise price of $3.00 per share. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as
Exhibit 10.10 in a Current Report on Form 8-K filed on March 4, 2005, which is specifically incorporated herein by reference. In connection with the closing of the sale of shares, the Company paid a cash fee to placement agents in the amount of $417,134, and the Company issued to placement agents warrants to purchase, in aggregate, 89,090 shares of common stock at $2.00 per share.

Pursuant to the terms of the Registration Rights Agreement entered into in connection with the transaction, the failure of the Company to file a Required Registration Statement prior to the Required Filing Date, or to cause either of the Effectiveness Actions to occur prior to the Required Effectiveness Date, shall be deemed to be a "Non-Registration Event". If a Non-Registration Event should occur, then for each thirty (30) day period during the pendency of such Non-Registration Event, the Company shall deliver to each Purchaser, as liquidated damages, an amount equal to one and one-half percent (1.5%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) paid by such Purchaser for Securities (as such term is defined in the Securities Purchase Agreement). The Company, at its sole discretion, shall pay the Non-Registration Event Penalty Payment in cash or in shares of its Common Stock.

In accordance with Emerging Issues Task Force (EITF) Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock," the fair value of the warrants was accounted for as a liability, with an offsetting reduction to additional paid-in capital. The warrant liability, net of accrued late registration cost, will be reclassified to equity as additional paid-in capital on the date that the registration statement is effective, which is the date the potential for a penalty ceases.

The fair value of the Investor Warrants was estimated at $19,626,913 for the period ending March 31, 2005 using the Black-Scholes option pricing model with the following assumptions: no dividend, risk-free interest rate of 3.5%, the contractual life of 3 Years and volatility of 30%. The fair value of the Agent Warrants was estimated at $4,256,164 using the Black-Scholes option pricing model with the following assumptions: no dividend, risk-free interest rate of 3.5%, the contractual life of 5 years and volatility of 30%. The difference between the fair value of the warrants (Investor & Agent warrants) of $23,883,077 and the net proceeds from the offering of $20,805,610 was classified as a non-operating expense in the amount of $3,077,467 in the Company's statement of operations.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 2, 2005

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ADVANCE NANOTECH, INC.

We have audited the accompanying consolidated balance sheet of Advance Nanotech, Inc. (a development stage company) as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the period from August 17, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advance Nanotech, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the period from August 17, 2004 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/S/ HALL & COMPANY
---------------------
    Hall & Company

Irvine, CA

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2004

                                     ASSETS



Current assets
  Cash and cash equivalents ....................................    $ 1,009,430
  Prepaid licensing fees .......................................        855,547
  Other current assets .........................................         66,288
   Total current assets ........................................      1,931,265

Office equipment, net ..........................................         50,793

                                                                    $ 1,982,058


                      LIABILITIES AND STOCKHOLDERS' DEFICIT


Current liabilities

  Accounts payable .............................................    $   184,846
  Accrued expenses .............................................        399,251
  Advances from related party - Electronic Game Card ...........         10,596
  Credit facility with related party - Jano Holdings ...........      1,653,395
   Total current liabilities ...................................      2,248,089

Stockholders' deficit

 Common stock, $0.001 par value, Shares authorized
   100,000,000; issued 21,165,278...............................         21,167
 Additional paid in capital ....................................      1,278,833
 Accumulated other comprehensive income ........................         19,828
 Deficit accumulated during development stage ..................     (1,585,859)
   Total stockholders' deficit .................................       (266,031)

                                                                    $ 1,982,058


                             See accompanying notes

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             AND COMPREHENSIVE LOSS



                                                                From Inception
                                                               (August 17, 2004)
                                                                       to
                                                               December 31, 2004
                                                               -----------------
Costs and expenses
  Research and development ....................................    $    735,407
  General and administrative ..................................         851,931

  Loss from operations ........................................      (1,587,339)

Interest income ...............................................           1,480

  Net loss ....................................................    $ (1,585,859)

Foreign currency translation adjustment .......................          19,828

  Comprehensive loss ..........................................    $ (1,566,031)

  Net loss per share- basic and diluted .......................    $      (0.12)

  Weighted average shares outstanding - basic and diluted .....      13,190,646


                             See accompanying notes

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
              FROM INCEPTION (AUGUST 17, 2004) TO DECEMBER 31, 2004

                                                                        DEFICIT     ACCUMULATED
                                                         ADDITIONAL   ACCUMULATED      OTHER         TOTAL
                                      COMMON STOCK        PAID IN       DURING     COMPREHENSIVE  STOCKHOLDERS'
                                 SHARES       AMOUNT      CAPITAL     DEVELOPMENT      INCOME       DEFICIT
                               ----------   ----------   ----------    ----------    ----------   ----------
Initial capitalization (1) .      200,000          200         (200)         --            --           --

Merger shares issued, net of
  financing costs (1) ......   19,352,778       19,354     (444,354)         --            --       (425,000)

Shares issued for related
  party debt ...............    1,500,000        1,500    1,498,500          --            --      1,500,000

Shares issued for cash .....      112,500          113      224,887          --            --        225,000

Net loss ...................         --           --           --      (1,585,859)         --     (1,585,859)

Foreign currency translation         --           --           --            --          19,828       19,828
                               ----------   ----------   ----------    ----------    ----------   ----------
Balance, December 31, 2004 .   21,165,278       21,167    1,278,833    (1,585,859)       19,828     (266,031)
                               ==========   ==========   ==========    ==========    ==========   ==========

(1) All shares issued reflect a 100 to 1 reverse split effective October 5, 2004.

                             See accompanying notes

                             ADVANCE NANOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       (FORMERLY ARTWORK AND BEYOND, INC.)
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     From Inception
                                                                    (August 17, 2004)
                                                                            to
                                                                    December 31, 2004
                                                                    -----------------
Cash flows from operating activities
    Net loss .......................................................  $(1,585,859)
    Adjustments to reconcile net loss to cash flows
    from operating activities
       Depreciation ................................................        6,491
    Changes in operating assets and liabilities
       Increase in prepaid licensing fees ..........................     (855,547)
       Increase in other assets ....................................      (66,287)
       Increase in accounts payable ................................      184,845
       Increase in accrued expenses ................................      399,251
Net cash used in operating activities ..............................   (1,917,105)

Cash flows from investing activities - equipment acquisition .......      (57,284)

Cash flows from financing activities
       Proceeds from related party credit facility - Jano Holdings .    4,332,379
       Payments on related party credit facility - Jano  Holdings ..   (1,178,984)
       Proceeds from issuance of common stock ......................      225,000
       Financing fees on merger shares issued ......................     (425,000)
       Advances from related party - Electronic Game Card ..........      110,596
       Repayments to related party - Electronic Game Card ..........     (100,000)
Net cash from financing activities .................................    2,963,991

Effect of exchange rates on cash and equivalents ...................       19,828

Net increase in cash and equivalents ...............................    1,009,430

Cash and equivalents

       Beginning of period .........................................         --
       End of period ...............................................    1,009,430

Supplemental disclosure of cash activities
       Cash paid for interest and income taxes .....................         --
       Non cash financing activities:
       Conversion of amounts due on related party credit facility to common stock ..............................................  $ 1,500,000


                             See accompanying notes

                              ADVANCE NANOTECH, INC
                          (A DEVELOPMENT STAGE COMPANY)
                        (FORMERLY ARTWORK & BEYOND, INC)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

Advance Nanotech Inc. ("ANI"), a Delaware corporation formed on August 17, 2004, merged with Artwork and Beyond, Inc. ("Artwork") effective October 1, 2004 in a transaction accounted for as a reverse merger, which resulted in the operations of ANI continuing in the capital structure of Artwork and the operations of Artwork being transferred to its previous owners. ANI's shareholders exchanged all their 20,000,000 shares of common stock outstanding for 70,000,000 shares of newly issued Artwork common stock and a further 1,910,000,000 shares. Immediately prior to the merger, Artwork had 17,344,568 shares of its common stock outstanding; accordingly, after the merger, there were 87,344,568 shares of common stock outstanding owned 80% by ANI's shareholders and 20% by Artwork's shareholders. On October 5, 2004, the new Board of Directors approved (1) the issuance of 1,910,000 shares of common stock to ANI's shareholders (2) the change of the issuer's name to Advance Nanotech, Inc and (3) a one for 100 reverse stock split that resulted in an aggregate of 19,552,778 post split shares outstanding, owned 99% by ANI's previous shareholders and 1% by Artwork's previous shareholders. The acquisition resulted in ANI's management and Board of Directors assuming operational control of the Company. ANI owns all the issued and outstanding shares of Advance Nanotech Limited ("ANL"), a UK company, which in turn owns 60% of the outstanding shares of Owlstone Limited, a research and development company which has conducted all of the operations for the period reported on, 55% of Bio-Nano Sensium Technologies, Ltd (formerly Imperial Nanotech Ltd), 75% of Nano Solutions Limited, and all the outstanding shares of the following inactive UK companies: Nano Devices Limited, Nano Solutions Limited , Intelligent Materials Limited, Biostorage Limited, Nano Electronics Limited, Nanolabs Limited, Nano Biosystems Limited, Cambridge Nanotechnology Limited, Nano Photonics Limited, NanoFED Limited, Inovus Materials Limited, Advance Proteomics Limited, Nano Diagnostics Limited, Exiguus Technologies Limited, Visus Nanotech Limited, Intelligent Biosensors Limited, Econanotech Limited, Nanocomposites Limited, Nanovindex Limited, NanoOptics Limited.

NATURE OF BUSINESS

The Company specializes in the acquisition and commercialization of nanotechnology. Nanotechnology is science at the atomic or molecular level that is expected to make most products lighter, stronger, less expensive and more precise. The Company's interests are focused in three nanotechnology areas, namely: electronics, biopharma and materials. The Company provides investment to bridge patented innovation with the capital markets. The Company's development network creates economic and time efficiencies which can advance the development of University research-programs to marketable product lines in high-value markets. The Company's business strategy is to develop its existing nanotechnology products, acquire additional early-mid stage product candidates in the electronics, biopharma, and materials sectors, selectively license its technology and establish strategic collaborations to advance its product pipeline.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of ANI and all its subsidiaries (the "Company"). Through December 31, 2004, all research and development activities have occurred through Owlstone. Minority shareholders of Owlstone (40%), Nano Solutions (25%) and Bio-Nano Sensium (45%) are not required to fund losses; accordingly no losses have been allocated to them. All significant inter-company accounts and transactions have been eliminated.

GOING CONCERN

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company's commitments under various license and collaboration agreements exceed net cash raised from its recent equity offerings. While the Company has a line of credit, which could cover the cash shortfall needed to fund its existing commitments, the line of credit is from Jano Holdings, a private company which is also a related party, and there are no assurances that Jano Holdings will be able to provide funding under the line of credit. The Company plans to pursue other equity offerings. However, the Company's ability to do so will depend on numerous factors including, but not limited to, interested investors, continued progress in developing its product candidates, market penetration and profitable operations from the sale of its products. These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a going concern.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company maintains its cash with one bank in the U.S. and one bank in the U.K. Both banks have deposit insurance thus limiting the amount of credit exposure.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

DEPRECIATION

Fixed assets are stated at cost. Depreciation is provided at the following annual rates in order to write off each asset over the estimated useful lives, generally 3 years, as follows:

            ASSET                                       RATE
            -----                                       ----
Plant and Machinery Equipment               25% reducing balance method
Office Equipment                            25% reducing balance method
Computers                                   25% reducing balance method

Maintenance and repairs are charged to operations; betterments are capitalized. Depreciation expense for the period ended December 31, 2004 is $6,491.

RESEARCH AND DEVELOPMENT

Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB statement No. 2, "Accounting for Research and Development Costs."

FOREIGN CURRENCY TRANSLATION

The Company's primary functional currency is the British Pound. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Expenses are translated at the average exchange rates in effect during the year. Translation gains and losses not reflected in earnings are reported in accumulated other comprehensive losses in stockholders' deficit.

SIGNIFICANCE OF ESTIMATES

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts and disclosures contained in these financial statements. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

The Company has elected to adopt the disclosure only provisions of SFAS No. 148 and will continue to follow APB Opinion No. 25 and related interpretations in accounting for stock options granted to its employees and directors. Accordingly, employee and director compensation expense is recognized only for those options whose price is less than the market value at the measurement date. When the exercise price of the employee or director stock options is less then the estimated fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans, over the vesting period of the options.

Stock options and warrants issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and Emerging Issues Task
Force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction With Selling Goods or Services, and recognized over the related service period.

LOSS PER SHARE

In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (SAB) No. 98, basic net loss per common share is computed by dividing net loss for the period of $1,585,859 by the weighted average number of common shares outstanding during the period, 13,190,646. Under SFAS No. 128, diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. The Company has 6,666,667 warrants outstanding (post reverse split) which have not been included in the computation of net loss per share as their effect would be anti-dilutive; thus, basic and diluted earnings per share are equal.

INCOME TAXES

Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No.
109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company is subject to income taxes in the United States of America and the United Kingdom. As of December 31, 2004 the Company had net operating loss carry forwards for income tax reporting purposes of approximately $1,585,859 that may be offset against future taxable income through 2024. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carry-forwards will not be used. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include cash equivalents and accounts payable. Because of the short- term nature of these instruments, their fair value approximates their recorded value. The fair value of the credit facility from Jano Holdings cannot be determined due to the related party nature of the obligations. The Company does not have material financial instruments with off-balance sheet risk.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) issues various accounting standards and interpretations that could have an impact on the Company's consolidated financial statements. Recent pronouncements include:

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payments ("SFAS 123R"). SFAS 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company is required to adopt the new standard in the first interim period beginning after December 15, 2005. The Company has not yet determined the impact, if any, of the adoption of SFAS 123R on its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29 ("SFAS 153"). SFAS 153 requires that exchanges of nonmonetary assets be measured based on the fair values of the assets exchanged, and eliminates the exception to this principle under APB Opinion 29 for exchanges of similar productive assets. The Company is required to adopt the new standard in the first interim period beginning after June 15, 2005. The Company does not expect the adoption of SFAS 153 to have a material effect on its financial statements.

NOTE 2 - COMMITMENTS

The Company leases its office facilities from Bioaccelerate, a related party, in London for aggregate monthly rents of approximately $4,550. The lease expires 1 September 2005; rents incurred through December 31, 2004 approximated $32,000. The company also has leased offices in Cambridge (UK) and Newcastle University
(UK) with the lease expiring on 31 May 2006 and 15 August 2005, with monthly rents of approximately $2,700 and $475 respectively; rents incurred through December 31, 2004 approximated $23,000.

Advance Nanotech Limited agreed to provide Owlstone $2 million over two years for the development of a chemical sensor.

On November 2, 2004, the Company announced a research collaboration agreement between Nano Solutions Limited and Imperial College, London, to provide $6.25 million for the development of bio-nanotechnologies, predominantly in the healthcare devices sector. Payments of approximately $900,000 are due quarterly through October 2007.

On December 13, 2004 NanoFED Limited, wholly owned subsidiary of the Company, entered into a $2 million contract with the University of Bristol, to further develop the existing technologies the University has generated in the field of field emission displays. Payments are due quarterly through December 2006.

On December 24, 2004, Cambridge Nanotechnology, a wholly-owned subsidiary of the Company entered into a Collaboration agreement with the University of Cambridge to provide $5.25 million dollars for the development of nanotechnologies, predominantly in the optical sector. Payments are due quarterly through December 2008.

On December 28, 2004 Nano Electronics Limited, a wholly-owned subsidiary of the Company entered into a $3.96 million research collaboration and license agreement with Laboratory Services Limited for the development of three technologies in the fields of DNA-based sensing, a DNA-based storage technology and a project based on functional oxide nanotubes for micro fluidics and data storage. Payments are due quarterly through December 2007.

On January 14, 2005 the Company signed a strategic partnership with the new Centre for Advanced Photonics and Electronics (CAPE) at the University of Cambridge. The Company joined Alps Electric Company Limited, Dow Corning Corporation and Marconi Corporation plc with leading researchers in the
Electrical Engineering Division of the Department of Engineering at the University of Cambridge. CAPE is intended to house the Electrical Division of the engineering department at the University, comprising over 22 academics, 70 post-doctoral researchers and over 170 researchers. Construction of the new building is underway and scheduled for completion in early 2006. The Company, as a Strategic Partner to CAPE, will provide additional and innovative commercialization opportunities for the technologies developed in the centre, with a particular emphasis on nanotechnology. In addition, the Strategic Partners, together with the University of Cambridge, nominate representatives to the Steering Committee which is responsible for the overall research objectives of CAPE, its areas of technical focus and arising intellectual property arrangements. The Company has committed $4.95 million over five years for the funding of specific projects within CAPE, which may include jointly-funded collaborations with the other Strategic Partners. Payments of approximately $240,000 are due each quarter through October 2009.

On January 24, 2005, the Company's subsidiary, Bio-Nano Sensium Technologies Limited, entered into a collaboration agreement with Toumaz Technologies Limited. Under the terms of the agreement Bio-Nano Sensium Technologies Limited is to fund the development of an implantable blood-glucose sensor over 21 months with a total funding commitment of $3.96 million, made in quarterly payments of approximately $550,000. Additionally, the Company transferred 45% ownership of Bio-Nano Sensium Technologies Limited to Toumaz Technologies Limited and its owner, Professor Toumaz. Bio-Nano Sensium Technologies Limited has the exclusive world-wide rights to Toumaz Technologies Limited portfolio of background patents and patent applications for the devices operating within the bio-nano world - for example, medical sensing devices, plus all arising intellectual property.

NOTE 3 - RELATED PARTY TRANSACTIONS

Electronic Game Card (EGC). Two directors of the Company are also directors of EGC. The balance due to EGC is due on demand and is non interest bearing. At December 31, 2004, the balance due to EGC totals $10,596.

Bioaccelerate Holdings, Inc. (Bioaccelerate). Two directors of the Company are also directors of Bioaccelerate. On September 28, 2004, Bioaccelerate subscribed for 1,500,000 shares of common stock in Artwork and Beyond Inc at $1.00 per share. Subsequent to September 30, 2004, Bioaccelerate was issued the 1,500,000 shares of common stock. The Company also leases office space from Bioaccelerate in New York and London, as discussed in Note 2.

Jano Holdings (Jano). A shareholder of the Company, JMSCL Limited, is a wholly owned subsidiary of Jano. At December 31, 2004, the Company has drawn $4,332,379 under its $20 million line of credit facility agreement with Jano, and during the period ending 31 December 2004 $2,678,984 of the loan drawn has been repaid back to Jano. The facility bears interest at an Annual Rate equal to the Applicable Federal Base Rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986) and is repayable in the event that the Company raises $25 million dollars in equity funding. Because the funding was at the end of the period, no interest was accrued. In conjunction with the facility, the Company issued Jano warrants for 6,666,666 shares of common stock at an exercise price equal to the price of stock offered in the first equity fund raising by the Company. The warrants expire 5 years from the date of issue. No value has been attached to these warrants.

NOTE 4 - EQUITY TRANSACTIONS

Prior to the acquisition 17,344,568 shares of the Company's common stock were outstanding (no more than 20,000,000 on a fully diluted basis). Upon closing of the transaction, 70,000,000 shares of stock were issued to the former shareholders of Advance Nanotech in exchange for their shares of Advance Nanotech, together with a further 1,910,000,000 of shares of the Artwork & Beyond Inc. As a result, the former shareholders of Advance Nanotech, in the aggregate, then owned shares with the right to vote approximately 80% of the votes for directors of the Company, which percentage increased to 99% on a fully diluted basis following board action to issue the additional shares along with a 1-to-100 reverse stock split.

Pursuant to a separate spin-off agreement, the Company disposed of its entire interest in Artwork & Beyond Inc., a Delaware corporation ("Sub"), its only subsidiary prior to the acquisition of Advance Nanotech, to its former President, Howard Blum in exchange for his assumption of all of the liabilities of the Company and Artwork & Beyond Inc. prior to the closing of the acquisition of Advance Nanotech. In accordance with that spin-off agreement, at closing the former shareholders of Advance Nanotech agreed to pay Sub $ 425,000.The whole sum has been paid by shareholders surrendering 425,000 shares of common stock to the Company.

On December 28, 2004, the Company issued 1,500,000 shares of common stock at $1.00 per share as a payment on its credit facility with Jano Holdings.

On February 2, 2005 the Company completed a final closing of the sale of an aggregate 9,960,250 shares of its common stock to investors in a private placement of securities. The Company sold the shares at a gross price of $2.00 per Share, or $19,920,500 in the aggregate, of which $225,000 had been received at December 31, 2004. The Company also issued one warrant to purchase one share of common stock to each investor for every two shares of common stock purchased in the private placement, resulting in an aggregate of 4,980,125 warrants being issued to investors at an exercise price of $3.00 per share. The February 2, 2005 private placement closed in three steps: the first step on January 20, 2005, at which closing 4,698,750 shares were sold, the second step on January 26, 2005, at which closing 2,390,000 shares were sold and finally on February 2, 2005 when the remaining 2,871,500 were sold. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as Exhibit 10.5 in a Current Report on Form 8-K filed on January 26, 2005, which is specifically incorporated herein by reference. In connection with the closing of the sale of shares, the Company paid a cash fee to placement agents in the aggregate amount of $2,232,835, and the Company issued to placement agents warrants to purchase, in the aggregate, 895,775 shares of common stock at $2.00 per share.

On March 24, 2005 the Company completed a final closing of the sale of, in aggregate, 1,818,400 shares of its common stock to investors in a private placement of securities. The Company sold the shares at a gross price of $2.00 per Share, or $3,636,800 in the aggregate. The Company also issued one warrant to purchase one share of the common stock to each investor for every two shares of common stock purchased in the private placement resulting in an aggregate of 909,200 warrants being issued to investors at an exercise price of $3.00 per share. The March 24, 2005 private placement closed in two steps: the first step on February 28, 2005, at which closing 1,768,400 shares were sold and finally on March 24, 2005, at which closing the remaining 50,000 shares were sold. The shares and the warrants were sold by the Company to the investors on the terms and conditions set forth in the Securities Purchase Agreement filed as Exhibit
10.10 in a Current Report on Form 8-K filed on March 4, 2005, which is specifically incorporated herein by reference. In connection with the closing of the sale of shares, the Company paid a cash fee to placement agents in the amount of $417,134, and the Company issued to placement agents warrants to purchase, in aggregate, 89,090 shares of common stock at $2.00 per share.

                            BACK COVER OF PROSPECTUS

                      DEALER PROSPECTUS DELIVERY OBLIGATION



UNTIL _______2007 (TWO YEAR ANNIVERSARY OF EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide that the Company may indemnify any officer, director or other person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to be believe his conduct was unlawful. The Company may also indemnify any such person made a party to such actions and suits, by or in the right of the Company to procure a judgment in its favor, against expenses (including attorney fees) actually in connection with the defense or settlement of such action or suit if he so acted, but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court determines, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

The Company's Bylaws provide that the Company shall indemnify any and all of its directors or officers, or former directors or officers, or any person who may have served at the Company's request as a director or officer of another corporation in which the Company owns capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

The Colorado Business Corporation Act provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, (b) the person reasonably believed (1) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (2) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted in connection with a proceeding by or in the right of the corporation only to the extent of reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

The Colorado Business Corporation Act further provides that a corporation, unless limited by its articles of incorporation, shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

Advance Nanotech does not maintain any director's and officers' liability insurance.

Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Advance Nanotech pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We estimate the following expenses in connection with this registration.

SEC registration fee                         $   18,515
Printing costs                                    1,485
Blue sky fees                                        --
Accounting fees and expenses                      5,000
Legal fees and expenses                          25,000
Miscellaneous                                    50,000
                                             ----------
Total                                        $  101,015
                                             ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On January 20, January 26, and February 2, 2005, we sold an aggregate total of 9,960,250 shares of Common Stock in a first private placement and issued warrants to purchase an aggregate of 5,875,902 shares of common stock, 4,980,126 of which have an exercise price of $3.00 per share and 895,776 of which have an exercise price of $2.00 per share.

On February 28 and March 24, 2005, we sold an aggregate total of 1,818,400 shares of Common Stock in a second private placement and issued warrants to purchase an aggregate of 998,290 shares of Common Stock, 909,200 of which have an exercise price of $3.00 per share and 89,090 of which have an exercise price of $2.00 per share.

The exemption and facts supporting such exemption described in the above paragraph also apply to the warrants described in paragraphs 1 through 6 listed at the end of this Item 26.

As a result of our sale of 11,778,650 shares of Common Stock in a private placement, we received $23,557,300 in proceeds. The following is an analysis of our use of those proceeds.

Gross proceeds                                        $ 23,557,300
Offering expenses (e.g.; printing and
    mailing costs, legal and accounting fees,
    SEC registration fee, and blue sky fees)          $    100,000
                                                      ------------
Net proceeds                                          $ 23,457,300

Anticipated uses of proceeds
    Cost of fund raising                              $  2,751,934
    Working capital                                   $ 20,705,366

Unless otherwise stated, each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that hey were knowledgeable about our operations and financial condition;
(ii) no underwriter participated in, nor did we pay any commission or fees to any underwrite in connection with the transactions; (iii) the transactions did not involve a public offering; and, (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

ITEM 27. EXHIBITS.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(3)      ARTICLES OF INCORPORATION AND BYLAWS

         3.1 The Company's Articles of Incorporation are incorporated by reference to Exhibit 3.1 to Form 8K filed August 25, 1999. Amendments to the Articles are incorporated by reference to
                  Exhibit 3 of Form 8K filed October 22, 1999;  and reference to
                  Schedule 14C filed with the Commission on October 13, 2004.

         3.2 The Company's Bylaws are incorporated by reference to Incorporated by Reference to Exhibit 3.2 of the Company's Annual Report filed July 21, 2000. The Company's Bylaws have not changed since that time despite the various corporate changes of the Company.

(4)      INSTRUMENTS   DEFINING  THE  RIGHTS  OF  SECURITY  HOLDERS,   INCLUDING
         INDENTURES

         None.

(5)      OPINION ON LEGALITY

         5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered (filed herewith)

(10)     MATERIAL CONTRACTS (incorporated by reference)

         10.10 Form of Securities Purchase Agreement (incorporated by reference from the Company's Form 8-K dated February 28, 2005 and filed March 4, 2005. Please note that the Securities Purchase Agreements for all offerings described in this Form SB-2 are virtually identical. Only the names of investors, number of shares, and the dedicated use of proceeds change from investor to investor.)

         10.11 Registration Rights Agreement (incorporated by reference from the Company's Form 8-K dated February 28, 2005 and filed March 4, 2005. Please note that the Registration Rights Agreements for all offerings described in this Form SB-2 are virtually identical. Only the names of investors, number of shares, and the dedicated use of proceeds change from investor to investor.)

         10.12 Form of Investor Warrant (incorporated by reference from the Company's Form 8-K dated February 28, 2005 and filed March 4, 2005. Please note that the Formsof Investor Warrant for all offerings described in this Form SB-2 are virtually identical. Only the names of investors, number of shares, and the dedicated use of proceeds change from investor to investor.)

         10.13 Form of Placement Agent Warrant (incorporated by reference from the Company's Form 8-K dated February 28, 2005 and filed March 4, 2005. Please note that the Forms of Placement Agent Warrant for all offerings described in this Form SB-2 are virtually identical. Only the names of investors, number of shares, and the dedicated use of proceeds change from investor to investor.)

(21)     SUBSIDIARIES OF THE REGISTRANT

         21.1 Advance Nanotech Limited, Bio-Nano Sensium Technologies Limited, Owlstone Nanotech, Inc., NanoFED Limited, Nano Electronics Limited, BioStorage Limited, Cambridge Nanotechnology Limited, NanoOptics Limited, NanoLabs Limited, Advanced Proteomics Limited, Intelligent Biosensors Limited, NanoVindex Limited, Nano Diagnostics Limited, Visus Nanotech Limited, Econanotech Limited, Nanocomposites Limited, Intelligent Materials Limited, Inovus Materials Limited, Exiguus Technologies Limited, Nano Solutions Limited, Nano Biosystems Limited, Nano Photonics Limited, Nano Devices Limited, Advance Nanotech (Singapore) Pte Ltd

(23)     CONSENTS OF EXPERTS AND COUNSEL

         23.1     Consent of Accountants (filed herewith)

         23.2 Consent of L. Stephen Albright, see Item 5.1 above filed herewith

ITEM 28. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii)    To  include  any   additional  or  changed   material
                           information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the New York City, State of New York, on October 28, 2005.

                             ADVANCE NANOTECH, INC.,
                             A Delaware corporation, Registrant


                             BY:  /S/ MAGNUS GITTINS
                                  --------------------------------------------
                                  MAGNUS GITTINS, CHIEF EXECUTIVE OFFICER AND
                                  PRESIDENT

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




        NAME                          TITLE                          DATE
        ----                          -----                          ----

/S/ MAGNUS GITTINS         Chief Executive Officer,           October 28, 2005
----------------------     President and Director
MAGNUS GITTINS             (Principal Executive Officer)


/S/ THOMAS FINN            Chief Financial Officer,           October 28, 2005
----------------------     Secretary
THOMAS FINN


/S/ LEE COLE               Chairman, Director                 October 28, 2005
----------------------
LEE COLE

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                     DESCRIPTION
-------           --------------------------------------------------------------

3.1 The Company's Articles of Incorporation are incorporated by reference to Exhibit 3.1 to Form 8K filed August 25, 1999. Amendments to the Articles are incorporated by reference to
                  Exhibit 3 of Form 8K filed October 22, 1999;  and reference to
                  Schedule 14C filed with the Commission on October 13, 2004.

3.2 The Company's Bylaws are incorporated by reference to Incorporated by Reference to Exhibit 3.2 of the Company's Annual Report filed July 21, 2000. The Company's Bylaws have not changed since that time despite the various corporate changes of the Company.

5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered (filed herewith)

10.10 Form of Securities Purchase Agreement (incorporated by reference from the Company's Form 8-K dated February 28, 2005 and filed March 4, 2005. Please note that the Securities Purchase Agreements for all offerings described in this Form SB-2 are virtually identical. Only the names of investors, number of shares, and the dedicated use of proceeds change from investor to investor.)

10.11 Registration Rights Agreement (incorporated by reference from the Company's Form 8-K dated February 28, 2005 and filed March 4, 2005. Please note that the Registration Rights Agreements for all offerings described in this Form SB-2 are virtually identical. Only the names of investors, number of shares, and the dedicated use of proceeds change from investor to investor.)

10.12 Form of Investor Warrant (incorporated by reference from the Company's Form 8-K dated February 28, 2005 and filed March 4, 2005. Please note that the Forms of Investor Warrant for all offerings described in this Form SB-2 are virtually identical. Only the names of investors, number of shares, and the dedicated use of proceeds change from investor to investor.)

10.13 Form of Placement Agent Warrant (incorporated by reference from the Company's Form 8-K dated February 28, 2005 and filed March 4, 2005. Please note that the Forms of Placement Agent Warrant for all offerings described in this Form SB-2 are virtually identical. Only the names of investors, number of shares, and the dedicated use of proceeds change from investor to investor.)

21.1              Subsidiaries of the Registrant:
                               Advance Nanotech Limited
                               Bio-Nano Sensium Technologies Limited
                               Owlstone Nanotech, Inc.
                               NanoFED Limited
                               Nano Electronics Limited
                               BioStorage Limited
                               Cambridge Nanotechnology Limited


                                      EX-1

                               NanoOptics Limited
                               NanoLabs Limited
                               Advanced Proteomics Limited
                               Intelligent Biosensors Limited
                               NanoVindex Limited
                               Nano Diagnostics Limited
                               Visus Nanotech Limited
                               Econanotech Limited
                               Nanocomposites Limited
                               Intelligent Materials Limited
                               Inovus Materials Limited
                               Exiguus Technologies Limited
                               Nano Solutions Limited
                               Nano Biosystems Limited
                               Nano Photonics Limited
                               Nano Devices Limited
                               Advance Nanotech (Singapore) Pte Ltd.

23.1              Consent of Accountants (filed herewith)

23.2 Consent of L. Stephen Albright, see Item 5.1 above filed herewith


                                      EX-2